                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Emmons Transportation Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                       Emmons Transportation Group, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required*

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:
* The filing fee of $427.13 was paid upon the initial filing of the preliminary proxy materials on March 9, 1999.

                       EMONS TRANSPORTATION GROUP, INC.
                            96 SOUTH GEORGE STREET
                           YORK, PENNSYLVANIA  17401



Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Stockholders of Emons Transportation Group, Inc. (the "Company") to be held at 9:00 a.m., local time, on June 23, 1999 at The Yorktowne Hotel, 48 East Market Street, York, Pennsylvania 17401 (the "Special Meeting").

     I look forward to greeting you personally. The accompanying Proxy Statement describes the matter to be acted upon at the Special Meeting, and I urge you to read it carefully.

     At the Special Meeting, your Board of Directors is recommending the merger of ETG Merger Corporation ("Newco"), a newly-formed, wholly-owned subsidiary of the Company, with and into the Company. Your Board of Directors believes that the merger of Newco with and into the Company is in the best interests of the Company and all of its stockholders and recommends that you vote FOR approval of the proposal.

     At the Special Meeting you will also be asked to vote in favor of an amendment to the Company's charter increasing the number of authorized shares of Common Stock and to vote in favor of an amendment to the Company's charter increasing the number of authorized shares of preferred stock. Your Board of Directors believes that each of these amendments to the Company's charter is in the best interests of the Company and all of its stockholders and recommends that you vote FOR approval of each of these proposals.

     It is important that your shares be represented at the Special Meeting regardless of the number of shares you may hold. In order for your vote to be counted, you must sign, date and return the enclosed proxy card or attend the meeting in person. I urge you to sign and return the enclosed proxy card promptly.

                                    Sincerely,



                                    Robert Grossman
                                    Chairman, President
                                    and Chief Executive Officer



York, Pennsylvania
May __, 1999

                        EMONS TRANSPORTATION GROUP, INC.
                             96 SOUTH GEORGE STREET
                           YORK, PENNSYLVANIA  17401

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 1999

TO THE STOCKHOLDERS OF EMONS TRANSPORTATION GROUP, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of the holders (the "Stockholders") of Emons Transportation Group, Inc. (the "Company") will be held on Wednesday, June 23, 1999, at 9:00 a.m. local time, at The Yorktowne Hotel, 48 East Market Street, York, Pennsylvania 17401, for the following purpose:

     1. To approve the merger of ETG Merger Corporation, a newly-formed, wholly-owned subsidiary of the Company, with and into the Company (the "Merger"). As a result of the Merger (i) each outstanding share of $.14 Series A Cumulative Convertible Preferred Stock ("Convertible Preferred Stock"), par value $.01 per share (other than shares owned by holders exercising appraisal rights under the Delaware General Corporation Law, as amended) will be exchanged for 1.1 shares of Common Stock, par value $.01 per share ("Common Stock") (except that cash shall be paid in lieu of any fractional shares) and (ii) all shares of Common Stock will remain outstanding, unaffected by the Merger;

     2. To approve an amendment to the Company's charter increasing the number of authorized shares of Common Stock from 15,000,000 shares to 30,000,000 shares; and

     3. To approve an amendment to the Company's charter increasing the number of authorized shares of preferred stock, par value $.01 per share, from 3,000,000 shares to 10,000,000 shares.

     Provision is made on the enclosed proxy card(s) for your direction as to the matters set forth above.

     Only holders of the Company's Common Stock and Convertible Preferred Stock of record at the close of business on May 10, 1999 are entitled to receive notice of and to vote at the Special Meeting and at all adjournments thereof.

     A copy of the Company's Proxy Statement is enclosed herewith.

     You are cordially invited to attend the Special Meeting in person. If you would like to attend the Special Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Special Meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of your shares. You must also bring a form of personal identification. Whether you plan to attend the Special Meeting or not, please sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope. No postage is required if mailed in the United States. If you attend the Special Meeting, you may vote either in person or by proxy.

                              By Order of the Board of Directors


                              Scott F. Ziegler
                              Secretary

York, Pennsylvania
May __, 1999

                                PROXY STATEMENT
                                       OF
                        EMONS TRANSPORTATION GROUP, INC.
                                    FOR THE
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 23, 1999

                                  INTRODUCTION
                                  ------------

Solicitation
------------

          This Solicitation Statement is furnished in connection with the solicitation by the Board of Directors (sometimes hereinafter referred to as the "Board") of Emons Transportation Group, Inc., a Delaware corporation (the "Company"), of proxies to be voted at a special meeting (the "Special Meeting") of holders ("Stockholders") of the Company's Common Stock, par value $.01 per share ("Common Stock") and $.14 Series A Cumulative Convertible Preferred Stock, par value $.01 per share ("Convertible Preferred Stock"), to be held on June 23, 1999, at 9:00 a.m., local time, at The Yorktowne Hotel, 48 East Market Street, York, Pennsylvania 17401 and any postponement or adjournments thereof.

          This Solicitation Statement and the enclosed proxy forms are being sent to holders of the Company's Common Stock and Convertible Preferred Stock commencing on or about [May 20], 1999. The principal executive offices of the Company are located at 96 South George Street, York, Pennsylvania 17401, telephone (717) 771-1700.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATIONS TO THE CONTRARY ARE UNLAWFUL.

          Solicitation will be primarily by mail but may also be made by personal interview, by telephone, or by facsimile transmission, in each case by officers and employees of the Company who will not be additionally compensated therefor. The Company will request persons such as brokers, nominees and fiduciaries, holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward solicitation material to their principals and request authority for the execution of the proxy or consent, as the case may be. The total cost of this solicitation will be borne by the Company. The Company will not engage a proxy solicitation firm to assist it in this solicitation.

Purpose of this Solicitation
----------------------------

          The Stockholders are being asked to consider and to vote upon the proposals described below, which have been approved by the Company's Board of
Directors:

               Merger Proposal.  The Board is soliciting proxies from the
               ---------------
          holders of the outstanding shares of Common Stock and Convertible Preferred Stock to approve an Agreement of Merger dated as of April 25, 1999 (the "Merger Agreement") between the Company and ETG Merger Corporation, a Delaware corporation which is a newly-formed, wholly-owned subsidiary of the Company ("Newco") (the "Merger Proposal").
          The Merger Agreement provides for the merger of Newco into the Company, with the Company being the surviving corporation in the merger (the "Merger"). As a result of the Merger (i) each outstanding share of Convertible Preferred Stock (other than shares owned by holders exercising appraisal rights under the Delaware General Corporation Law, as amended (the "DGCL")) will be exchanged for 1.1 shares of Common Stock (except that cash will be paid in lieu of any fractional shares) and (ii) all shares of Common Stock will remain outstanding, unaffected by the Merger. See "MERGER PROPOSAL". The Company anticipates that the Merger will be consummated as promptly as possible after the Special Meeting, provided all conditions to the Merger have been satisfied or waived. Approval of (i) the holders of a majority of the outstanding Common Stock and Convertible Preferred Stock, voting together as a single class and (ii) the holders of a majority of the outstanding Convertible Preferred Stock, voting as a separate class, is required to approve the Merger Proposal. The Company may withdraw the Merger Proposal if the holders of more than 5% of the outstanding Convertible Preferred Stock have properly exercised appraisal rights in accordance with Section 262 of the DGCL. See "MERGER PROPOSAL". The Merger Agreement is attached to this Solicitation Statement as Annex A.

               Common Stock Charter Amendment.  At the Special Meeting,
               ------------------------------
          Stockholders also will be asked to consider, independently of the vote on the Merger Proposal, an amendment to the Company's Certificate of Incorporation (as previously amended, the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock of the Company from 15,000,000 shares to 30,000,000 shares (the "Common Stock Charter Amendment"). Approval of the holders of a majority of the outstanding Common Stock and Convertible Preferred Stock, voting together as a single class, is required to approve the Common Stock Charter Amendment. The approval of the Common Stock Charter Amendment is not a condition to the consummation of the Merger and is being submitted to the Stockholders independently of the Merger Proposal. See "PROPOSED CHARTER AMENDMENTS - The Common Stock Charter Amendment".

               Preferred Stock Charter Amendment.  At the Special Meeting,
               ---------------------------------
          Stockholders also will be asked to consider, independently of the vote on the Merger Proposal and the vote on the Common Stock Charter Amendment, an amendment to the Certificate of Incorporation to increase the number of authorized shares of preferred stock, par value $.01 per share ("Preferred Stock") of the Company from 3,000,000 shares to 10,000,000 shares (the "Preferred Stock Charter Amendment", and together with the Common Stock Charter Amendment, the "Proposed Charter Amendments"). Approval of the holders of a majority of the outstanding Common Stock and Convertible Preferred Stock, voting together as a single class, is required to approve the Preferred Stock Charter Amendment. The approval of the Preferred Stock Charter Amendment is not a condition to the consummation of the Merger and is being submitted to the Stockholders independently of the Merger Proposal. See "PROPOSED CHARTER AMENDMENTS - The Preferred Stock Charter Amendment".


                                SPECIAL FACTORS
                                ---------------

Rationale for the Merger Proposal
---------------------------------

          As of May 10, 1999, the Company had 1,485,543 shares of Convertible Preferred Stock outstanding with a total liquidation preference of $4,738,882, including accumulated undeclared dividends as of May 10, 1999 of $1,767,796.
The existence of the Convertible Preferred Stock and its accumulated undeclared dividends creates a claim on the Company's assets, and any future dividends, ahead of any claims by Common Stock holders or holders of any new issues of preferred stock. Accordingly, the Company believes such Convertible Preferred Stock and accumulated undeclared dividends pose a significant obstacle to the Company's ability to raise the additional equity capital that will be needed for it to achieve its strategic business plan. A primary goal of the Company's current business plan is the development, by acquisition and otherwise, of new businesses which will provide operational, geographical or managerial synergies related to its existing business of rail freight transportation and distribution services. See "BUSINESS OF THE COMPANY" and "SPECIAL FACTORS - The Company's Strategic Business Plan". For this reason, the Company has had to fund recent acquisitions with internally generated funds and debt. The resulting current debt level of the Company may make it difficult for the Company to raise additional debt on favorable terms.

Alternatives Considered
-----------------------

          The Company examined possible ways to eliminate the burden that the Convertible Preferred Stock and its accumulated undeclared dividends have placed on the Company's capital structure. The Company considered ways to redeem the Convertible Preferred Stock in accordance with the redemption provisions of the Convertible Preferred Stock Terms. Under the redemption provisions of the Convertible Preferred Stock Terms the Company has the right, at its sole option, to redeem all outstanding shares of Convertible

Preferred Stock for an aggregate price, as of May 10, 1999, of $4,738,882 (or $2.00 per share plus $1.19 per share in accumulated undeclared dividends) (the "Redemption Price"). See "DESCRIPTION OF SECURITIES - Convertible Preferred Stock" for additional information regarding the Convertible Preferred Stock Terms. Based upon its assessment of the Company's ability to raise new capital and the amount of internally-generated funds which the Company could apply to this purpose, the Company concluded that at this time, and in the foreseeable future, the Company would most likely not be able to fund a total redemption of the Convertible Preferred Stock at the Redemption Price without seriously jeopardizing the Company's ability to continue as a going concern or without materially diluting existing holders of Common Stock.

          The Company also believes that the payment of cash consideration to the holders of Convertible Preferred Stock, instead of the proposed exchange of shares of Common Stock for the shares of Convertible Preferred Stock, would significantly limit the Company's ability to invest internally generated funds for the continued growth of the Company and would prevent the Company from being able to fully pursue its strategic goals. Accordingly, the Company did not consider that conducting a full cash redemption of the Convertible Preferred Stock would be in the best interests of the Company and its Stockholders.

Reasons for Proposed Structure
------------------------------

          The Company believes that although there may be other structures and kinds of transactions which, individually or in combination, could be used to achieve some or all of the goals of the Merger Proposal, the Merger Proposal is the most attractive way for the Company to achieve all such goals. Specifically, the Merger Proposal, if adopted, would assure the Company that no shares of Convertible Preferred Stock would remain outstanding after the consummation of the Merger.

          The Company initially examined possible ways to repurchase the outstanding shares of Convertible Preferred Stock, either pursuant to the redemption provisions of the Convertible Preferred Stock Terms or pursuant to a voluntary exchange offer made by the Company to all holders of Convertible Preferred Stock. The Company chose not to attempt a redemption pursuant to the Convertible Preferred Stock Terms since the Redemption Price exceeded the amount that the Company could apply to that purpose at this time. An offer by the Company to repurchase the Convertible Preferred Stock outside the redemption provisions of the Convertible Preferred Stock Terms was also considered but was rejected because, in the Board's view, such an offer would be likely to be less advantageous to the Company than the Merger Proposal and because, whatever the price offered by the Company, the Company could not be assured that it would be able to repurchase all outstanding shares in such a transaction. If adopted, the Merger Proposal assures the Company that no shares of Convertible Preferred Stock will remain outstanding after the consummation of the Merger. See "SPECIAL FACTORS - Background of the Merger Proposal and Alternatives Considered".

          After considering the alternatives referred to above, the Board has concluded that a transaction structured as a recapitalization through a statutory merger would be beneficial to the Company and, assuming the necessary approvals are obtained, would be achievable by the Company both as a financial and mechanical matter.


Timing of Transaction
---------------------

          The existence of accumulated undeclared dividends has limited the Company's ability to raise new equity. The Company financed four acquisitions in the period from November 1997 to December 1998 with internally generated funds and debt because the Company was not able to raise equity capital on what it believed to be favorable terms. The Company's current debt level may make it difficult for the Company to obtain additional debt on favorable terms. The Company therefore believes it may be necessary to finance future growth and profit enhancing projects with additional equity, but the Company believes it will not be possible to raise such equity on terms acceptable to the Company as long as the accumulated undeclared dividends on the Convertible Preferred Stock remains in existence.


Background of the Merger Proposal
---------------------------------

          At a regular meeting of the Board held on September 18, 1997, management discussed with the Board the possible recapitalization of the Company involving an exchange of shares of Common Stock for the shares of Convertible Preferred Stock. The Board authorized management to engage the investment firm of Ferris, Baker Watts, Incorporated ("FBW") to evaluate the fairness of a possible recapitalization proposal. Subsequent to the September 1997 meeting, the Board authorized management to initiate discussions with a limited number of institutional holders of the Convertible Preferred Stock to determine whether those holders would consider favorably a recapitalization of the Convertible Preferred Stock at a ratio of 1 share of Convertible Preferred Stock for 1 share of Common Stock. The Company had such discussions with six of the institutional holders of significant amounts of the Convertible Preferred Stock, including Chase Manhattan Bank, Bank of America, Bankers Trust Company, Reliance Insurance Company, State of Michigan Retirement Systems and First Union National Bank. However, the Company did not receive assurances from a substantial number of such institutional holders that they would favorably consider a recapitalization of the Company as discussed. Accordingly, management was uncertain as to whether a recapitalization transaction would be successful at that time.

          In numerous subsequent Board meetings and telephone conferences during late 1997 and early 1998, management discussed the general structure and terms of a possible recapitalization of the Convertible Preferred Stock, and at the November 19, 1998 Board meeting, the Board requested the Company's management to evaluate a recapitalization transaction with an exchange ratio of up to 1.1 shares of Common Stock for each share of Convertible Preferred Stock or 1 share of Common Stock plus $0.14 in cash (the amount of the accumulated undeclared dividends for one year) for each share of Convertible Preferred Stock. Management did not conduct any in-depth financial analysis to arrive at such an exchange ratio other than considering that the ratio must be greater than .9 to 1 in order to entice the holders of Convertible Preferred Stock to exchange their shares but should not be so much greater so as to provide holders of Convertible Preferred Stock with consideration with an aggregate value in excess of the value of the Convertible Preferred Stock and the accumulated undeclared dividends thereon of $1.19 per share. The ratio of 1.1 to 1 falls within that range. FBW was asked by the Company to evaluate the fairness of a recapitalization proposal based on such an exchange ratio. At a meeting on February 22, 1999, the Company's management reported to the Board that it would be in the Company's best interest to propose an exchange transaction at a ratio of 1.1 shares of Common Stock for each share of Convertible Preferred Stock, and the terms of the Merger Proposal were presented to, and unanimously approved by, the Board. See "SPECIAL FACTORS -Recommendation of the Board of Directors; Fairness". Accordingly, the Merger Proposal is now being submitted to the Company's Stockholders for approval.

1989 Merger Transaction
-----------------------

          In 1989, the Company engaged in a merger transaction (the "1989 Merger") that was similar in structure and purpose to the proposed Merger. In the 1989 Merger, the Stockholders approved an agreement of merger dated as of May 8, 1989 between the Company and its wholly-owned subsidiary, Emons Merger Corporation. The 1989 Merger was consummated on September 27, 1989 and resulted in the issuance of the existing Convertible Preferred Stock to holders of the Company's Senior Preferred Stock, par value $.01 per share, in exchange for such shares of Senior Preferred Stock. The purpose of the 1989 Merger was to relieve the Company of the Senior Preferred Stock's uncommon and burdensome terms, including variable dividend requirements and highly restrictive financial and operational covenants. The Company had determined that such Senior Preferred Stock had a negative influence on the Company's ability to conduct its business, and it restricted the Company's ability to access new capital sources. At the time of the 1989 Merger, the Company believed it would be able to pay the dividends on the Convertible Preferred Stock from internally generated funds without hampering the Company's ability to pursue its strategic goals. However, due to an unforeseen economic downturn in New England, where a large part of the Company's business has been focused, and a downturn in the paper industry which constituted a large part of the Company's business, the Company has not declared dividends on the Convertible Preferred Stock since July 1990. Although such economic conditions have improved and the Company's business base has expanded, the Company's ability to continue growing and investing in profit-enhancing projects would be hampered if the Company were to pay the undeclared dividends that have accumulated on the Convertible Preferred Stock since July 1990 or any dividends that would accrue in the foreseeable future.

Effects of Merger Proposal
--------------------------

          The principal effects of the adoption of the Merger Proposal will be the exchange of all outstanding shares of Convertible Preferred Stock into shares of Common Stock and the elimination of the burden that the accumulated undeclared dividends on the Convertible Preferred Stock are placing on the Company's capital structure. This will allow the Company to continue investing internally generated funds in the Company's growth. The Company believes, for the reasons stated below, that the consummation of the Merger Proposal will benefit the holders of Common Stock, the holders of Convertible Preferred Stock and the Company as a whole.

          Benefits to the Company as a Whole.  The Board believes that the
          ----------------------------------
Convertible Preferred Stock Terms and the existence of the accumulated undeclared dividends significantly limit the Company's ability to raise additional capital on favorable terms. The adoption of the Merger Proposal will benefit the Company financially and will give the Company needed flexibility in attempting to raise capital in the future.

          Benefits to Holders of Convertible Preferred Stock.  Since the
          --------------------------------------------------
Company's Common Stock has historically traded significantly more actively than the Company's Convertible Preferred Stock, holders of the Convertible Preferred Stock may get the benefit of increased liquidity in their investment in the Company as a direct result of the adoption of the Merger Proposal. The Common Stock is listed on the NASDAQ SmallCap Market, and the Company intends to continue that listing subsequent to the adoption of the Merger Proposal.
Holders of Convertible Preferred Stock may also benefit by exchanging their shares at a ratio of 1.1 shares of Common Stock for each share of Convertible Preferred Stock, since this ratio exceeds the conversion ratio provided for by the Convertible Preferred Stock Terms of .9 shares of Common Stock for each share of Convertible Preferred Stock. Additionally, the Board believes that the strategic and organizational benefits which are expected to accrue to the Company as a result of adoption of the Merger Proposal will benefit the holders of Convertible Preferred Stock as holders, after the Merger, of the Company's Common Stock.

          Benefits to Holders of Common Stock.  The Board believes that holders
          -----------------------------------
of Common Stock, like the holders of Convertible Preferred Stock, will directly experience the benefits accruing to the Company as a whole from adoption of the Merger Proposal. Adoption of the Merger Proposal will give the Company needed flexibility in attempting to raise capital in the future.

Pro Forma Financial Information
-------------------------------

          The following pro forma financial information demonstrates the impact of the proposed Merger between the Company and Newco on the earnings applicable to holders of Common Stock and earnings per share of the Company, and the impact of the proposed Merger on the consolidated balance sheets of the Company for the periods presented. The pro forma adjustments include the impact of the conversion of each share of Convertible Preferred Stock into 1.1 shares of Common Stock, the inducement premium of .2 shares of Common Stock for each share of Convertible Preferred Stock, and the anticipated costs to complete the Merger. The conversion of Convertible Preferred Stock into shares of Common Stock under the proposed Merger has the impact of diluting pro forma basic and diluted earnings per common share for the year ended June 30, 1998 by $0.15 and $0.02 per share, respectively, and diluting pro forma basic and diluted earnings per common share for the nine months ended March 31, 1999 by $0.01. The .2 share inducement premium under the proposed Merger in the amount of $764,116 for the year ended June 30, 1998 and $742,772 for the nine months ended March 31, 1999 has the impact of diluting pro forma basic and diluted earnings per common share for the year ended June 30, 1998 by $0.10, and diluting pro forma basic and diluted earnings per common share for the nine months ended March 31, 1999 by $0.09. The anticipated costs to complete the proposed Merger are estimated to approximate $250,000, and are included as a reduction of additional paid-in capital in the pro forma consolidated balance sheets.

                                              FOR THE NINE MONTHS ENDED
                                                   MARCH 31, 1999
                           ------------------------------------------------------------
                                                PRO FORMA ADJUSTMENTS
                                                     (UNAUDITED)
                                                ---------------------
                                             CONVERSION
                              HISTORICAL    OF PREFERRED      PREFERRED      PRO FORMA
                              (UNAUDITED)    STOCK/(1)/    DIVIDENDS/(2)/   (UNAUDITED)
                           --------------  -------------   --------------   -----------
Net income                      $1,093,208    $        -        $       -    $1,093,208
Convertible Preferred
 Stock dividend
 requirements                      157,042      (157,042)         742,772       742,772
                                ----------    ----------        ---------    ----------

Income applicable to
Common Stockholders             $  936,166    $  157,042        $(742,772)   $ (350,436)
                                ==========    ==========        =========    ==========

Weighted average number of
Common Stock shares

  Basic                          6,083,485     1,634,097                -     7,717,582
                                ==========    ==========        =========    ==========

  Diluted                        7,841,517       288,019                -     8,129,536
                                ==========    ==========        =========    ==========
Earnings per Common Stock
 share

  Basic                         $     0.15    $    (0.01)       $   (0.09)   $     0.05
                                ==========    ==========        =========    ==========
  Diluted                       $     0.14    $    (0.01)       $   (0.09)   $     0.04
                                ==========    ==========        =========    ==========


                                               FOR THE FISCAL YEAR ENDED
                                                     JUNE 30, 1998
                                ----------------------------------------------------------
                                                PRO FORMA ADJUSTMENTS
                                                     (UNAUDITED)
                                                ---------------------
                                              CONVERSION
                                             OF PREFERRED     PREFERRED         PRO FORMA
                                 HISTORICAL   STOCK/(1)/     DIVIDENDS/(2)/    (UNAUDITED)
                                -----------  ------------    --------------    -----------
Net income                      $4,917,622   $        -        $       -        $4,917,622
Convertible Preferred
 Stock dividend
 requirements                      218,275     (218,275)         764,116           764,116
                                ----------   ----------        ---------        ----------

Income applicable to
                                $4,699,347   $  218,275        $(764,116)       $4,153,506
Common Stockholders             ==========   ==========        =========        ==========


Weighted average number of
 Common Stock shares

  Basic                          5,953,586    1,681,054                -         7,634,640
                                ==========   ==========        =========        ==========
  Diluted                        7,829,379      277,860                -         8,107,239
                                ==========   ==========        =========        ==========
Earnings per Common Stock
 share

  Basic                         $     0.79   $    (0.15)       $   (0.10)       $     0.54
                                ==========   ==========        =========        ==========
  Diluted                       $     0.63   $    (0.02)       $   (0.10)       $     0.51
                                ==========   ==========        =========        ==========


(1) Adjustment assumes that the Convertible Preferred Stock outstanding at the end of the period was converted into Common Stock at the beginning of the period at a rate of 1.1 shares of Common Stock for each share of Convertible Preferred Stock. This represents a .2 share, or 22%, inducement premium in excess of the .9 conversion rate offered under the current terms of the Convertible Preferred Stock.

(2) Adjustment represents the inducement premium of .2 shares of Common Stock times the number of Convertible Preferred Stock shares outstanding at the end of the period times $2.50 (assumed fair market value of the Common Stock on the conversion date for purposes of this pro forma computation). The dollar impact of the inducement premium is charged to income applicable to Common Stockholders for purposes of computing earnings per share.

               EMONS TRANSPORTATION GROUP, INC. AND SUBSIDIARIES
                     PRO FORMA CONSOLIDATED BALANCE SHEETS
                                MARCH 31, 1999

                                                                        PRO FORMA
                                                       HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                       (UNAUDITED)     (UNAUDITED)      (UNAUDITED)
                                                      -------------  ----------------  -------------
ASSETS
  Current Assets:
     Cash and cash equivalents                        $  2,673,406   $(250,000)/(1)/   $  2,423,406
     Accounts receivable, materials and
      supplies, and prepaid expenses                     3,641,603                        3,641,603
     Deferred income taxes                                 476,000                          476,000
                                                      ------------   ---------         ------------
          Total current assets                           6,791,009    (250,000)           6,541,009
  Property, plant and equipment, net                    26,388,969                       26,388,969
  Deferred expenses and other assets                       770,085                          770,085
  Deferred income taxes                                    718,000                          718,000
                                                      ------------                     ------------
TOTAL ASSETS                                          $ 34,668,063   $(250,000)        $ 34,418,063
                                                      ============   =========         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current Liabilities:
     Current portion of long-term debt                $    500,335   $                 $    500,335
     Accounts payable and accrued expenses               5,201,517                        5,201,517
                                                      ------------   ---------         ------------
          Total current liabilities                      5,701,852                        5,701,852
  Long-term debt                                        15,367,715                       15,367,715
  Other liabilities                                        807,925                          807,925
                                                      ------------   ---------         ------------
          Total Liabilities                             21,877,492                       21,877,492
                                                      ------------   ---------         ------------
  Stockholders' Equity:
     Cumulative convertible preferred stock                 14,855     (14,855)/(2)/              -
     Common stock                                           61,140       16,341/(2)/         77,481
     Additional paid-in capital                         23,835,553    (251,486)/(3)/     23,584,067
     Deficit                                           (10,778,291)                     (10,778,291)
                                                      ------------   ---------         ------------
                                                        13,133,257    (250,000)          12,883,257
     Comprehensive income                                   10,992                           10,992
     Unearned compensation-restricted stock awards        (353,678)                        (353,678)
                                                      ------------   ---------         ------------
          Total Stockholders' Equity                    12,790,571    (250,000)          12,540,571
                                                      ------------   ---------         ------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                                $ 34,668,063   $(250,000)        $ 34,418,063
                                                      ============   =========         ============

(1)  Adjustment represents the anticipated costs to complete the Merger
     Proposal.
(2) Adjustment represents the conversion of Convertible Preferred Stock into Common Stock at a rate of 1.1 shares of Common Stock for each share of Convertible Preferred Stock.
(3) Adjustment represents the anticipated costs to complete the proposed Merger transaction and the difference between the par value of the Convertible Preferred Stock exchanged and the par value of the Common Stock received.


Possible Detrimental Effects of the Merger Proposal
---------------------------------------------------

          Although the Board believes that the adoption of the Merger Proposal would be in the best interests of the Company and all of its Stockholders, the Board recognizes that under some circumstances the adoption of the Merger Proposal could turn out to be disadvantageous for some of its Stockholders.

          Dilution of Existing Common Stockholders.  The Merger Proposal will
          ----------------------------------------
have the effect of diluting the interests of holders of Common Stock. At March 31, 1999, the Company's Common Stockholders' Equity (or "book value" attributable to Common Stock) was $10,654,909, or $1.74 per share of Common Stock outstanding on such date (without giving effect to shares issuable upon exercise of outstanding options). At June 30, 1998, the Company's book value attributable to Common Stock was $9,436,929 or $1.56 per share of Common Stock outstanding on such date (without giving effect to shares issuable upon exercise of outstanding options). Assuming consummation of the Merger Proposal and the issuance of shares of Common Stock to holders of Convertible Preferred Stock at a rate of 1.1 shares of Common Stock for each share of Convertible Preferred Stock in the Merger and assuming a charge of $250,000 to equity for expenses associated with this transaction, the Company's Common Stockholders' Equity would have been $12,540,571, or $1.62 per share of Common Stock outstanding, at March 31, 1999 and $11,383,960, or $1.47 per share of Common Stock outstanding, at June 30, 1998. See "SPECIAL FACTORS - Pro Forma Financial Information" for pro forma earnings per share information.

              Convertible Preferred Stockholders.  The adoption of the Merger
              ----------------------------------
Proposal will deprive holders of Convertible Preferred Stock of their right to receive a fixed dividend, if declared, and of their right to receive a liquidation preference in the amount of $2 per share in any liquidation of the Company. Additionally, the holders of Convertible Preferred Stock will forego accumulated undeclared dividends in the amount of $1.19 per share, as of May 10, 1999.

          Future Issuances of Preferred Stock.  Under the Convertible Preferred
          -----------------------------------
Stock Terms, so long as any shares of Convertible Preferred Stock are outstanding, the Company may not create any class or series of stock ranking prior to the Convertible Preferred Stock as to payment of dividends or as to liquidation preferences. Although the Company does not have a present intention of reissuing the Convertible Preferred Stock or of issuing additional series or classes of preferred stock, the Company will have the ability to do so after the adoption of the Merger Proposal. The holders of any shares of preferred stock that may be issued in the future may have the right to receive a liquidation preference and an accumulated dividend preference prior to any rights of the holders of Common Stock.


Recommendation of the Board of Directors; Fairness
--------------------------------------------------

          The Board of Directors, by unanimous vote of the directors, including all directors who are not employees of the Company, at a meeting held on February 22, 1999, has approved the Merger Proposal and believes that the Merger Proposal and the process by which the proposal was determined, are fair to affiliated and unaffiliated holders of Common Stock and holders of Convertible Preferred Stock, all of whom are unaffiliated with the Company. Each member of the Board and each executive officer of the Company has advised the Company that he or she intends to vote all Common Stock over which he or she exercises voting power in favor of the Merger Proposal. See "VOTING - Voting Rights and Proxy Information".

          The Board considered the matters described in this Solicitation Statement at the Board meeting held on February 22, 1999, at which time a presentation was made by FBW and certain officers of the Company and FBW delivered its fairness opinion.

          The Board's recommendation of the Merger Proposal to Stockholders, and its belief that the proposal is fair to Stockholders, are based upon the following considerations.

          (i) The Board's evaluation of the relative values of the Convertible Preferred Stock. In this respect, the Board considered the historical market value of the Convertible Preferred Stock, which had a range from a low bid of $1.50 to a high bid of $2.875 during the period since the Company's first fiscal quarter of 1997, and of the Common Stock, which had a range from a low bid of $1.5625 to a high bid of $5.375 during this period. The Board also considered the current market value of the Convertible Preferred Stock, which was $2.1875 (based on the average of closing bid and ask prices) as of April 30, 1999 (the last day of trading prior to May 10, 1999), and of the Common Stock, which was $2.21875 (based on the average of closing bid and ask prices) as of May 10, 1999. The Board considered the current market value of the Company to be approximately equivalent to the going concern value of the Company since the public markets value companies as going concerns. In all such considerations, the value of the inducement being offered to holders of Convertible Preferred Stock is less than the value of the accumulated undeclared dividends. Thus, the amount of consideration to be paid to holders of Convertible Preferred Stock is beneficial to holders of Common Stock. At the same time, the payment of consideration in an amount less than the amount of the accumulated undeclared dividends is considered fair to the Convertible Preferred Stock holders in light of the low probability that such amounts will ever be paid. Because the Board believes the Company is most valuable as a going concern, the Board did not consider valuations of the Company that beared little or no relation to the Company's going concern value. Specifically, because the net book value of the Company is based on the historical cost of its assets, the Board did not consider the Company's net book value. Similarly, because the Company's liquidation value is only based on the value the Company's assets on an individual basis, without any consideration for the Company's goodwill, the Board did not consider the Company's liquidation value. The price paid for Convertible Preferred Stock in any prior transaction which was required to be reported by the Company as a "going-private" transaction on Form 13E-3 was not considered since the Company did not engage in any such transactions with respect to the Convertible Preferred Stock.

          (ii) The Board's assessment of the impact of the Merger Proposal upon holders of Common Stock. In this respect, the Board considered the fact that the Merger would eliminate senior claims on the Company's assets, which reduce the value of the Common Stock. The Board also considered the fairness of the transaction to the holder's of Common Stock in light of the low probability that the accumulated undeclared dividends would ever be paid.

          (iii) The oral advice and written opinion of FBW that, based upon the matters described in such opinion, as of the date of such opinion, the consideration to be received by holders of Convertible Preferred Stock pursuant to the Merger and the effect on holders of Common Stock is, in each case, fair.

          Each of the foregoing factors favored the Board's conclusion that the Merger is fair. The Board did consider several factors that detracted from its conclusion that the Merger is fair. These factors include the dilutive affect that the transaction would have on holders of Common Stock. The conversion of Convertible Preferred Stock into shares of Common Stock under the proposed Merger has the impact of diluting pro forma basic and diluted earnings per common share for the year ended June 30, 1998 by $0.15 and $0.02 per share, respectively, and diluting pro forma basic and diluted earnings per common share for the nine months ended March 31, 1999 by $0.01. The .2 share inducement premium under the proposed Merger in the amount of $764,116 for the year ended June 30, 1998 and $742,772 for the nine months ended March 31, 1999 has the impact of diluting pro forma basic and diluted earnings per common share for the year ended June 30, 1998 by $0.10, and diluting pro forma basic and diluted earnings per common share for the nine months ended March 31, 1999 by $0.09. Detracting factors also include the costs that the Company would incur to consummate the Merger, which is anticipated to be approximately $250,000. Additionally, the fact that there is some possibility that the accumulated undeclared dividends would be paid, albeit small, also detracted from the Board's conclusion that the transaction was fair. However, the Board determined that these factors were outweighed by the factors that favored its conclusion that the Merger was fair to the Stockholders.

          Neither the Company nor Newco has received any other firm offers of any unaffiliated person during the preceding 18 months for the merger or consolidation of the Company with or into any other person, the sale or other transfer of all or any substantial part of the assets of the Company or the purchase of securities of the issuer which would entitle the holder thereof to exercise control over the Company. The Board did not assign relative weights to the various factors considered by it, and individual directors may have weighed each factor differently.

          The Board's belief that the Merger Proposal is fair to holders of Common Stock in light of the inducement of .2 shares of Common Stock being offered to holders of Convertible Preferred Stock is based upon the above factors, which specifically include consideration of the fact that the accumulated undeclared dividends on the Convertible Preferred Stock would be eliminated. The Board's belief that the proposal is fair to holders of Common Stock in light of the dilution such shares would suffer if the Merger Proposal is approved is based upon the above factors, which specifically included consideration of the fact that the Merger would not, on a diluted basis, be significantly dilutive to the Common Stock. The Board did not consider the dilution on earnings per share caused by the inducement premium in the preceding analysis (other than considering the dilutive effect, if any, caused by the issuance of 1.1 shares of Convertible Preferred Stock in exchange for each share of Common Stock) because the recognition of any charge related to such inducement is a non-recurring charge that does not affect any future periods. Similarly, such a charge would not reduce the net asset value of the Company or have any impact on its cash flow. The impact of the inducement is detailed in the SPECIAL FACTORS - Pro Forma Financial Information section. The Board's belief that the proposal is fair to holders of Convertible Preferred Stock in light of the fact that such holders will forego the right to potentially receive the accumulated undeclared dividends is based on the above factors, which specifically include consideration of the facts that the holders of Convertible Preferred Stock would receive in the Merger Common Stock with a value in excess of the value of Common Stock that they would receive if such holders converted their shares of Convertible Preferred Stock to Common Stock in accordance with the terms of the Convertible Preferred Stock, the Company is not obligated to pay such accumulated undeclared dividends and the Common Stock offers holders more liquidity than does the Convertible Preferred Stock. For instance, the total volume of Common Stock shares traded in the first three quarters fiscal of 1999 was 1,175,515, as compared to a total volume of Convertible Preferred Stock traded in such quarters of 38,000. See "MARKET FOR COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS".

          The Board did not ask FBW, in evaluating the fairness of the Merger Proposal, to consider whether any transactions other than the Merger Proposal would also be fair to the holders of Common Stock and Convertible Preferred Stock and achieve the Company's objectives.

          The Merger Proposal is not specifically structured to require that unaffiliated holders of at least a majority of the outstanding Common Stock approve the proposal. However, the Merger will not be consummated unless the holders of at least a majority of the outstanding Convertible Preferred Stock, voting as a separate class, vote to approve the Merger Proposal. Since no director or executive officer of the Company or Newco owns shares of Convertible Preferred Stock, the Merger cannot be consummated without the approval of the unaffiliated holders of at least a majority of the outstanding Convertible Preferred Stock. No representative has been engaged by members of the Board who are not officers of the Company to act solely on behalf of unaffiliated Stockholders for purposes of negotiating the terms of the Merger Proposal.

          The Board believes the Merger Proposal is procedurally fair because:
(i) the Board retained FBW to evaluate the fairness of the Merger Proposal to all Stockholders, including affiliated and unaffiliated holders of Common Stock and Convertible Preferred Stock, (ii) as set forth above, the Merger cannot be consummated without the approval of the unaffiliated holders of at least a majority of the outstanding Convertible Preferred Stock, and (iii) appraisal rights are available to the holders of Convertible Preferred Stock under the DGCL.

Opinion of Financial Advisor
----------------------------

          FBW, a Washington, DC-based investment banking firm, was retained by the Company to act as its financial advisor generally in May 1998, and was specifically engaged by the Company in connection with the Merger in December 1998 pursuant to an engagement letter dated December 7, 1998 (the "FBW Engagement Letter"). Specifically, FBW was asked to advise the Board of Directors of the Company as to the fairness to holders of Convertible Preferred Stock and holders of Common Stock, from a financial point of view, of the consideration to be received by the holders of Convertible Preferred Stock in connection with the Merger. The Board did not ask FBW to, and FBW did not, consider the fairness of any form of transaction other than the Merger Proposal or the fairness of conducting the proposed exchange on any terms other than the terms of the Proposed Merger, including any transaction involving partial or full cash consideration.

          At a meeting of the Company's Board of Directors on February 22, 1999, FBW rendered its oral opinion and delivered a written copy of its opinion dated as of such date. FBW subsequently delivered an opinion in writing to the Board dated as of [May __,] 1999, based upon and subject to the various assumptions, qualifications and limitations set forth in the opinion, that the consideration to be received by the holders of Convertible Preferred Stock is fair to the holders of Common Stock and Convertible Preferred Stock. At a telephonic Board meeting held on April 23, 1999, the Board set the record date for the vote by Stockholders of the Merger Proposal and set the date for the Special Meeting.

          The full text of the written opinions of FBW dated as of February 22, 1999 and [May __], 1999 and the supporting analysis, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by FBW in rendering its opinions, are attached as Annexes B-1, B-2 and B-3 hereto. Additionally, such opinions and supporting analysis shall be made available for inspection and copying at the Company's principal executive offices located at 96 South George Street, York, PA 17401 during the Company's regular business hours by any interested Stockholder or his representative who has been so designated in writing. A copy thereof will be transmitted by the Company to any interested Stockholder or his representative who has been so designated in writing upon written request and at the expense of the requesting Stockholder. Stockholders are urged to, and should, read the opinions and the supporting analysis therefor, carefully and in their entirety in conjunction with this Solicitation Statement. FBW'S OPINIONS WERE PREPARED AT THE REQUEST OF THE COMPANY'S BOARD OF DIRECTORS AND DO NOT CONSTITUTE A RECOMMENDATION AS TO HOW A STOCKHOLDER SHOULD VOTE ON MATTERS ASSOCIATED WITH THE MERGER. The following summarizes all of the material provisions of the opinions of FBW that are attached hereto in their entirety.

          In connection with the opinions, FBW reviewed, among other things, (i) the proposed Merger Agreement, (ii) Annual Reports and Form 10-K's for fiscal years ended June 30, 1996, 1997, 1998, (iii) Quarterly Reports on Form 10-Q for the periods ended September 30, 1998, December 31, 1998 and March 31, 1999, (iv) internal, non-public budgets and projections for fiscal years 1999, 2000 and 2001, (v) publicly available financial data of regional railroad companies which FBW deemed comparable to the Company, and (vi) Notice of Special Meeting of Stockholders and Proxy Statement, dated August 23, 1989. FBW also held discussions with management of the Company regarding its past and current business operations, financial condition and future prospects. FBW also held discussions with the Company's accountants and counsel and performed such other investigations as it deemed necessary.

          FBW assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for the purposes of the opinions whether publicly available or provided to FBW by the Company, and FBW has not assumed, and does not assume, any responsibility for independent verification of such information. FBW has further assumed that the financial budgets and projections provided to FBW by the Company have been reasonably determined reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. FBW expressed no view as to such budgets or projections or the assumptions on which they were based.

          FBW's final opinions are based on economic, market and other considerations as in effect on, and other information made available to FBW as of, February 22, 1999, and up-dated information as of [May __,] 1999.
Subsequent events may affect the conclusions reached in the opinions, and FBW neither has, nor does it assume any obligation to update, revise or reaffirm the opinions which speak solely as of February 22, 1999 and [May __,] 1999, respectively, with respect to matters contained therein.

          As consideration for the Merger, the holders of Convertible Preferred Stock shall exchange their shares for shares of Common Stock at a ratio of 1.1 shares of Common Stock for each share of Convertible Preferred Stock (except that cash shall be paid in lieu of any fractional shares). Since there is no current mechanism for the holders of Convertible Preferred Stock to force the Company to pay dividends or redeem the Convertible Preferred Stock and accumulated undeclared dividends for cash, it is not likely that the holders of Convertible Preferred Stock will receive such cash payments. In light of this fact, and in light of the other analyses more fully described below, FBW determined that the exchange of shares at the aforementioned ratio is fair to the holders of Convertible Preferred Stock. Additionally, FBW determined that any ratio that results in consideration equal to or less than $4,946,854, the expected present value of the Convertible Preferred Stock, is fair to the holders of Common Stock. The expected present value of the Convertible Preferred Stock is calculated as (i) the existing redemption value of the Convertible Preferred Stock plus (ii) the present value of future dividends, discounted at a rate of 10% (the preferred dividend rate on comparable securities) and further multiplied by 10% to provide for the low likelihood of payment. The following is a brief summary of all material analyses performed by FBW in connection with the preparation of the opinion letters dated February 22, 1999 and [May __,] 1999.

       Discounted Free Cash Flow Analysis
       ----------------------------------

          FBW performed a discounted free cash flow analysis based on the Company's internal projections for fiscal years 1999 through 2001. The analysis aggregated: (i) the present value of the projected free cash flows (defined as net operating profit after tax less investment in fixed assets and working capital) and (ii) the present value of a terminal value (the hypothetical value of selling the enterprise in its entirety) in the year 2002. The Company's free cash flow and terminal value were discounted to present values using a weighted average cost of capital range of 9.80% and 10.73%. The weighted average cost of capital is based upon a number of factors, including the cost of equity and debt capital, the capitalization of the Company, the required rate of return to investors and risks attributable to the uncertainty of achieving the projected cash flows.

          When using a weighted average cost of capital of 10.73%, the fully-diluted per share value for the Company is $2.35 after giving effect to the proposed Merger. This per share price implies that, in the proposed Merger, the holders of Convertible Preferred Stock would receive Common Stock with an intrinsic value of $3,840,000. While less than the expected present value of $4,946,854, the aggregate consideration to be received by the holders of Convertible Preferred Stock in the proposed Merger is $578,000 more than what would be received if the Convertible Preferred Stock were converted in accordance with its stated terms into 0.9 shares of Common Stock.

          When using a weighted average cost of capital of 9.80%, the fully-diluted per share value for the Company is $2.78 after giving effect to the proposed Merger. This per share price implies that, in the proposed Merger, the holders of Convertible Preferred Stock would receive Common Stock with an intrinsic value of $4,543,000. While less than the expected present value of $4,946,854, the aggregate consideration to be received by the holders of Convertible Preferred Stock in the proposed Merger is $692,000 more than what would be received if the Convertible Preferred Stock were converted in accordance with its stated terms into 0.9 shares of Common Stock.

          To determine if the proposed Merger is accretive or dilutive to existing holders of Common Stock, FBW compared the implied value per share assuming no conversion of the Convertible Preferred Stock to the implied per share value after giving effect to the proposed Merger. As a result of the proposed Merger, the intrinsic value per share available to holders of Common Stock increases from $2.18 to $2.35 when using a weighted average cost of capital of 10.73% and increases from $2.72 to $2.78 when using the lower weighted average cost of capital of 9.80%. In addition to the proposed Merger being accretive to the holders of Common Stock, they also benefit from the removal of a senior claim from the Company's capital structure and the preservation of cash, which may be used to fund the growth of the business and generate higher earnings per share in the future. Based on the foregoing, and on the facts that the holders of Convertible Preferred Stock do not have the right to force the Company to pay the accumulated undeclared dividends on the Convertible Preferred Stock and that the Common Stock offers holders thereof more liquidity than does the Convertible Preferred Stock, FBW determined that the transaction was fair to holders of Convertible Preferred Stock in light of the fact that such holders will forego any accumulated undeclared dividends. Also, based on the foregoing, the Proposed Merger is fair from a financial point of view to holders of Common Stock.

       Comparable Public Company Analysis
       ----------------------------------

          FBW performed a comparable analysis applying the average and median multiples of similar publicly traded companies to the Company's last twelve month and estimated future financial results. FBW selected comparable micro-cap companies (with public market capitalizations of under $250 million) that generally own and operate short-line railroads. Companies reviewed by FBW include Providence and Worcester Railroad Company, RailTex, Inc., Genesee & Wyoming, Inc., RailAmerica, Inc. and Pioneer Railcorp (collectively, the "Selected Public Companies").

          The average and median multiples are derived from ratios commonly used by the securities industry to determine valuation such as: (i) net market capital to revenue, (ii) net market capital to earnings before interest and taxes ("EBIT"), (iii) price to earnings and (iv) price to forward earnings.

          Net Market Capital to Revenue

          The net market capital to revenue average and median multiples result in a fully-diluted per share value for the Company of $1.87 and $1.92, respectively, after giving effect to the proposed Merger. These per share values imply that, in the proposed Merger, the holders of Convertible Preferred Stock would receive Common Stock with an intrinsic value of $3,056,000 based on the average multiple and $3,137,000 based on the median multiple. While less than the expected present value of $4,946,854, the aggregate consideration to be received by the holders of Convertible Preferred Stock in the proposed Merger is $462,000 more when using the average multiple and $477,000 more when using the median multiple than what would be received if the Convertible Preferred Stock were converted in accordance with its stated terms into 0.9 shares of Common Stock.

          Net Market Capital to Earnings Before Interest and Taxes

          The net market capital to earnings before interest and taxes average and median multiples result in a fully-diluted per share value for the Company of $1.51 and $1.10, respectively, after giving effect to the proposed Merger. These per share values imply that, in the proposed Merger, the holders of Convertible Preferred Stock would receive Common Stock with an intrinsic value of $2,467,000 based on the average multiple and $1,797,000 based on the median multiple. While less than the expected present value of $4,946,854, the aggregate consideration to be received by the holders of Convertible Preferred Stock in the proposed Merger is $368,000 more when using the average multiple and $260,000 more when using the median multiple than what would be received if the Convertible Preferred Stock were converted in accordance with its stated terms into 0.9 shares of Common Stock.

          Price to Earnings

          The price to forward earnings average and median multiples result in a fully-diluted per share value for the Company of $1.73 and $1.75, respectively, after giving effect to the proposed Merger. These per share values imply that, in the proposed Merger, the holders of Convertible Preferred Stock would receive Common Stock with an intrinsic value of $2,827,000 based on the average multiple and $2,860,000 based on the median multiple. While less than the expected present value of $4,946,854, the aggregate consideration to be received by the holders of Convertible Preferred Stock in the proposed merger is $420,000 more when using the average multiple and $440,000 more when using the median multiple than what would be received if the Convertible Preferred Stock were converted in accordance with its stated terms into 0.9 shares of Common Stock.

          Price to Forward Earnings

          The price to forward earnings average and median multiples result in a fully-diluted per share value for the Company of $1.67 and $1.82, respectively, after giving effect to the proposed Merger. These per share values imply that, in the proposed Merger, the holders of Convertible Preferred Stock would receive Common Stock with an intrinsic value of $2,729,000 based on the average multiple and $2,974,000 based on the median multiple. While less than the expected present value of $4,946,854, the aggregate consideration to be received by the holders of Convertible Preferred Stock in the proposed Merger is $416,000 more when using the average multiple and $447,000 more when using the median multiple than what would be received if the Convertible Preferred Stock were converted in accordance with its stated terms into 0.9 shares of Common Stock.

          To determine if the proposed Merger is accretive or dilutive to existing holders of Common Stock, FBW compared the implied value per share assuming no conversion of the Convertible Preferred Stock to the implied per share value after giving effect to the proposed Merger. The multiple analysis implies that the proposed Merger is accretive to holders of Common Stock when using (i) the average net market capital to revenue multiple (increasing from $1.61 to $1.87); (ii) the median net market capital to revenue multiple (increasing from $1.67 to $1.92); (iii) the average net market capital to earnings before interest and taxes multiple (increasing from $1.17 to $1.51);
(iv) the median net market capital to earnings before interest and taxes multiple (increasing from $0.66 to $1.10); (v) the average price to earnings multiple (increasing from $1.70 to $1.73); and (vi) the median price to earnings multiple (increasing from $1.72 to $1.75). The multiple analysis implies that the proposed Merger is dilutive to holders of Common Stock when using (i) the average price to forward earnings multiple (decreasing from $1.81 to $1.67) and
(ii) the median price to forward earnings multiple (decreasing from $1.97 to $1.82). While the holders of Common Stock experience some dilution when using the forward earnings multiple, they benefit from the removal of a senior claim from the Company's capital structure and the preservation of cash, which may be used to fund the growth of the business and generate higher earnings per share in the future. Additionally, the consideration to be received by holders of Convertible Preferred Stock is less than the expected present value of the Convertible Preferred Stock of $4,946,854. Based on the foregoing, and on the facts that the holders of Convertible Preferred Stock do not have the right to force the Company to pay the accumulated undeclared dividends on the Convertible Preferred Stock and that the Common Stock offers holders thereof more liquidity than does the Convertible Preferred Stock, FBW determined that the transaction was fair to holders of Convertible Preferred Stock in light of the fact that such holders will forego any accumulated undeclared dividends. Also based on the foregoing, FBW determined that the proposed Merger was fair from a financial point of view to the holders of Common Stock.

          None of the Selected Public Companies are identical to the Company. Accordingly, a complete analysis of the results of the foregoing multiples cannot be limited to a quantitative review of such results and involves considerations and judgments concerning differences in characteristics of the Selected Public Companies as well as that of the Company.

          FBW performed a variety of financial and comparative analyses for purposes of determining the fairness of the exchange ratio. In performing its analysis, FBW made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of FBW's analysis of the fairness of the consideration to be received by the holders of Convertible Preferred Stock and were conducted in connection with the delivery of FBW's opinion.

          The Board of Directors of the Company retained FBW based upon FBW's qualifications, experience and expertise. FBW, as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, public offerings and private placements and valuations for corporate and other purposes.

          Pursuant to the FBW Engagement Letter, FBW provided advisory services and a financial opinion in connection with the consideration to be received by the holders of Convertible Preferred Stock. The Company has paid FBW $40,000 for the advisory services and financial opinion and has agreed to reimburse FBW for reasonable out-of-pocket expenses incurred. The Company has also paid FBW $10,000 for determining the value of the Convertible Preferred Stock as of the date of its initial issuance in 1989 for purposes of determining the tax treatment of the Merger Proposal. See "MERGER PROPOSAL -Consequences to Holders of Convertible Preferred Stock." In addition, the Company has agreed to indemnify FBW, its directors, officers, agents and employees against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to FBW's engagement.

The Company's Strategic Business Plan
-------------------------------------

          One of the Company's primary strategic business goals is the development, by acquisition or otherwise, of new businesses which will provide operational, geographical or managerial synergies relating to its existing business of rail freight transportation and distribution services. The Company intends, in particular, to continue to pursue acquisition opportunities in the regional and short-line railroad industry and to expand its rail/truck transload capabilities. The Company hopes that, by developing those businesses, it will be able to utilize its existing managerial and administrative capabilities and realize the benefits of some of its favorable tax attributes (which consist of approximately $44 million of federal income tax net operating loss carryforwards). The Company's ability to achieve its goal of developing related businesses will be dependent upon a number of factors, including the Company's ability to find attractive acquisition or business development prospects and to structure and finance the acquisition or development of the prospects which it finds.

Federal Income Tax Consequences of Merger
-----------------------------------------

          The following discussion considers material Federal income tax consequences of the Merger to the Company and to Stockholders of the Company, based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and rulings promulgated thereunder and existing judicial decisions, all of which are subject to change, possibly with retroactive effect. The discussion does not consider all of the Federal income tax issues that may be relevant to a particular Stockholder (including potential application of the alternative minimum tax), to holders of options to acquire stock of the Company, or to certain types of Stockholders which are subject to special tax treatment (for example, life insurance companies, tax-exempt organizations, foreign taxpayers, trusts and the beneficiaries thereof), and does not discuss any aspects of state, local or foreign tax laws. Uncertainties exist with respect to certain tax consequences of the Merger. Since no ruling has been or will be requested from the Internal Revenue Service (the "Service") on any matter relating to the Merger, no assurances can be given as to the Federal income tax consequences of the Merger. IN ANY EVENT, THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER ARE COMPLEX AND, IN SOME RESPECTS, UNCERTAIN. EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS.

     Tax Consequences to Holders of Convertible Preferred Stock
     ----------------------------------------------------------

          Reorganization Treatment.  The Company believes that the Merger should
          ------------------------
be treated for Federal income tax purposes as a tax-free "recapitalization" pursuant to section 368(a)(1)(E) of the Code. Accordingly, subject to discussion of section 305 of the Code below, the Company believes that, in general: (i) no gain or loss will be recognized to a Stockholder upon the exchange of Convertible Preferred Stock for Common Stock (except with respect to cash received in lieu of any fractional shares), (ii) the basis of the Common Stock received by an exchanging Stockholder will be the same as the Stockholder's basis in the Convertible Preferred Stock surrendered in exchange therefor, and (iii) the holding period of the Common Stock received by an exchanging Stockholder will include such Stockholder's holding period for the Convertible Preferred Stock surrendered in exchange therefor, provided that each share of the Convertible Preferred Stock held on the date of the exchange is a capital asset as defined in section 1221 of the Code.

          Code Section 305 Considerations.  Pursuant to Treasury regulations
          -------------------------------
issued under section 305 of the Code, where a Stockholder owning preferred stock (such as the Convertible Preferred Stock) with dividends in arrears exchanges his stock for other stock (such as the Common Stock) and the fair market value of the stock received in the exchange exceeds the "issue price" of the preferred stock, then a distribution treated as a dividend pursuant to sections 305(c) and 301 of the Code (to the extent of current or accumulated earnings and profits of the corporate issuer) will result in an amount equal to the lesser of (i) the amount by which the fair market value of the stock received in the exchange exceeds the "issue price" of the preferred stock exchanged or (ii) the amount of the dividends in arrears. The Company intends to take the position that the exchange of shares of Common Stock for shares of the Convertible Preferred Stock will not result in a deemed distribution to Stockholders under sections 301 and 305(c) of the Code. This position is based on the Company's belief that the "issue price" of the Convertible Preferred Stock should equal or exceed the fair market value of the Common Stock exchanged therefor. The "issue price" of the Convertible Preferred Stock should be based on its fair market value determined at the date of its issuance in 1989. The Company has received a valuation of the Convertible Preferred Stock as of such date from FBW supporting the Company's belief about the "issue price". A copy of such valuation is attached hereto as Annex D. However, any such valuation is not binding on the Service or the courts and, as a result, no assurance can be given that the Service would not ultimately be successful if it challenged the Company's valuation. If successful, an amount not exceeding an exchanging Stockholder's dividends in arrears could be treated as a dividend taxed as ordinary income, as described above. In such a case, a corporate Stockholder would ordinarily be entitled to the 70% dividends received deduction provided by section 243 of the Code (subject, in the case of a corporate Stockholder which has not held its Convertible Preferred Stock for at least two years prior to any dividend announcement date, to possible application of the basis-reduction rules of section 1059 of the Code). If any gain or other income were required to be recognized as a result of the application of sections 301 and 305, the tax basis of the Common Stock and the holding period thereof would also be affected.

     Tax Consequences to Holders of Existing Common Stock
     ----------------------------------------------------

          The Company believes that in connection with the Merger, in general:
(i) no gain or loss will be recognized by a Stockholder as a result of its ownership of Common Stock, and (ii) such Stockholder's basis and holding period for the Common Stock will not be affected.

     Tax Consequences of Exercising Appraisal Rights
     -----------------------------------------------

          A Stockholder who exercises appraisal rights with respect to all of the stock owned by such Stockholder (and who is not considered to continue to own stock of the Company under the constructive ownership rules of section 318 of the Code) will recognize gain or loss to the extent the amount of cash received in exchange for the shares held by such Stockholder exceeds or is less than, respectively, the basis of such Stockholder in the shares of Convertible Preferred Stock. A Stockholder who exercises appraisal rights with respect to some but not all of the shares of stock in the Company owned by such Stockholder (directly or constructively) may recognize gain or loss or ordinary income, depending upon the facts and circumstances of the particular case.

     Tax Consequences to the Company
     -------------------------------

          The Company believes that no gain or loss will be recognized to it in connection with the Merger and the transactions contemplated thereby.


                                     VOTING
                                     ------

Voting Rights and Proxy and Written Consent Information
-------------------------------------------------------

          Record Date.  Holders of record of Common Stock and holders of record
          -----------
of Convertible Preferred Stock at the close of business on May 10, 1999 (the "Record Date"), will be entitled to vote at the Special Meeting. On the Record Date, there were 6,218,986 shares of Common Stock and 1,485,543 shares of Convertible Preferred Stock outstanding. Each of such shares will be entitled to one vote at the meeting on the Merger Proposal, on the proposals to approve each of the Proposed Charter Amendments and any other proposal considered at the meeting on which they are entitled to vote. Stockholders are not entitled to cumulate their votes on any matter to be considered at the meeting.

          Quorum.  The presence at the Special Meeting, in person or by proxy,
          ------
of the holders of a majority of the total number of shares of Common Stock and Convertible Preferred Stock, taken together as a single class, outstanding on the Record Date is required for the transaction of any business requiring the approval of both such classes at the Special Meeting. At the Special Meeting, abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum.

          Vote Required.  Approval of the Merger Proposal requires the
          -------------
affirmative vote of the holders of at least a majority of the outstanding Common Stock and Convertible Preferred Stock, voting together as a single class. Additionally, although there is no statutory requirement for the holders of Convertible Preferred Stock voting as a separate class to approve the Merger Proposal, the Board has determined that the Company will not consummate the Merger unless the holders of at least a majority of the outstanding Convertible Preferred Stock, voting as a separate class, vote to approve the Merger Proposal. Approval of the holders of a majority of the outstanding Common Stock and Convertible Preferred Stock, voting together as a single class, is required to approve each of the Proposed Charter Amendments. For the purpose of computing the vote required for approval of matters to be voted on at the Special Meeting, shares held by Stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. Similarly, a broker non-vote will have the same effect as a vote against the Merger Proposal and against the proposals to approve each of the Proposed Charter Amendments. A "broker non-vote" refers to shares represented at the Special Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on such matter. The Company may withdraw the Merger Proposal if the holders of more than 5% of the outstanding Convertible Preferred Stock have properly exercised appraisal rights in accordance with Section 262 of the DGCL.

          Vote of Directors and Officers.  The Company's directors and executive
          ------------------------------
officers, and their affiliates, all of whom have informed the Company that they intend to vote for approval of the Merger Proposal and for approval of each of the Proposed Charter Amendments, had, as of the Record Date, sole or shared voting power with respect to approximately 861,914 shares (or 14%) of the total outstanding Common Stock. None of the directors or executive officers of the Company, or any of their affiliates, owns any Convertible Preferred Stock.

          Vote of Escrow Agent.  The holder of 1,295,484 shares of Common Stock
          --------------------
(or approximately 21% of the outstanding Common Stock) and of 572,199 shares of Convertible Preferred Stock (or approximately 39% of the outstanding Convertible Preferred Stock) has advised the Company that it intends to vote such shares, in person or by proxy, proportionally in accordance with the votes cast on each matter by the other holders of the outstanding Common Stock and Convertible Preferred Stock. The holder holds such shares as escrow agent ("Escrow Agent") for and on behalf of (i) holders of claims against and interests in Emons Industries, Inc. ("Industries") pursuant to the Second Amended and Restated Joint Plan of Reorganization of Industries and ET Railcar Corporation dated November 10, 1986 (the "Industries Reorganization Plan") and (ii) holders of claims against The Maryland and Pennsylvania Railroad Company, a wholly-owned subsidiary of the Company ("MPA"), pursuant to a Settlement Agreement dated as of December 19, 1986 among MPA and certain secured creditors of MPA. In such capacity the Escrow Agent has the right to vote such shares. See "PRINCIPAL STOCKHOLDERS".

          Required Vote of Unaffiliated Stockholders.  The Company will not
          ------------------------------------------
consummate the Merger unless the holders of at least a majority of the outstanding Convertible Preferred Stock, voting as a separate class, vote to approve the Merger Proposal. As of May 10, 1999 the outstanding Convertible Preferred Stock was held by 641 Stockholders of record. Since no director or executive officer of the Company or Newco owns shares of Convertible Preferred Stock, the Merger cannot be consummated without the approval of the unaffiliated holders of at least a majority of the outstanding Convertible Preferred Stock.

Neither the Merger Proposal nor either of the Proposed Charter Amendments is specifically structured to require that unaffiliated holders of at least a majority of the outstanding Common Stock approve any such proposal. Neither of the Proposed Charter Amendments is specifically structured to require that unaffiliated holders of at least a majority of the outstanding Convertible Preferred Stock approve such Proposed Charter Amendment.

          Right to Adjourn Special Meeting.  If at any time prior to the date of
          --------------------------------
the Special Meeting the Company has not obtained a sufficient number of votes to approve the proposal to be presented at the Special Meeting, the Company may postpone the Special Meeting to provide the Company with additional time to solicit proxies. Additionally, in the event that a quorum is not present at the time the Special Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Chairman of the meeting may adjourn the Special Meeting, but only upon a vote of the majority of Stockholders of Common Stock and Convertible Preferred Stock present at the meeting, voting together as a single class. In addition to the other matters specifically enumerated in the proxy, the enclosed form of proxy includes, as a separate item with respect to which Stockholders may grant or withhold authority, a request that the persons named in the proxy be granted the authority to vote on "any adjournment of the Special Meeting".
Consequently, if the Company proposes to adjourn the Special Meeting by a vote of the Stockholders and if authority to vote in their discretion on such matter has been granted to the persons named in the proxy, the persons named in the enclosed form of proxy will have the discretion to vote all shares of Common Stock and all shares of Convertible Preferred Stock for which they have voting authority in favor of such adjournment.

          Proxies.  Proxies in the enclosed form are solicited by the Board of
          -------
Directors of the Company in order to provide every Stockholder an opportunity to vote on all matters scheduled to come before the Special Meeting, whether or not the Stockholder attends in person. If proxies in the enclosed form are properly executed and returned, the shares represented thereby will be voted at the meeting in accordance with the Stockholder's directions. IN THE ABSENCE OF SPECIFIC DIRECTIONS, PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" THE MERGER PROPOSAL AND "FOR" EACH OF THE PROPOSED CHARTER AMENDMENTS. A STOCKHOLDER WHO SUBMITS A PROXY MAY REVOKE IT AT ANY TIME PRIOR TO THE VOTING OF THE PROXY BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY ATTENDING THE MEETING AND VOTING SUCH STOCKHOLDER'S SHARES IN PERSON OR BY EXECUTING AND DELIVERING A LATER-DATED PROXY PRIOR TO THE SPECIAL MEETING.

                        SECURITY OWNERSHIP OF MANAGEMENT
                        --------------------------------

          The following table sets forth information concerning beneficial ownership of the Company's Common Stock as of May 10, 1999 by (a) each director individually, (b) each executive officer required to be named in the Summary Compensation Table contained in the Company's Annual Report on Form 10-K, and
(c) all nine directors and executive officers as a group. No director or executive officer of the Company owns any Convertible Preferred Stock. Each non-employee director and all executive officers of the Company have been granted options to purchase Common Stock.

                                                     AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS          NAME OF BENEFICIAL OWNER/+/  BENEFICIAL OWNERSHIP  OF CLASS
----------------------  ---------------------------  --------------------  ---------

Common Stock            Robert Grossman                        596,814/1/      9.06%

Common Stock            Michael J. Blake                       416,100/2/      6.69%

Common Stock            Scott F. Ziegler                       106,500/3/      1.69%

Common Stock            Phillip A. DuPont                       71,000/4/      1.14%

Common Stock            Robert J. Smallacombe                   65,000/5/      1.04%

Common Stock            Matthew C. Jacobson                     56,000/6/        *

Common Stock            Alfred P. Smith                         51,500/7/        *

Common Stock            Dean H. Wise                            41,666/8/        *

Common Stock            Kimberly A. Madigan                     26,000/9/        *

Common Stock            All directors and officers          1,430,580/10/     21.08%
                        as a group, (9 persons)


     None of the officers and directors of the Company engaged in securities transactions for which they have failed to file, or failed to file on a timely basis, Forms 4 or 5 with the Securities and Exchange Commission.

     None of the current officers and directors of the Company failed to file, or failed to file on a timely basis, a Form 3 with the Securities and Exchange Commission stating that they have assumed the responsibilities of such respective office.

___________________

* Percentage of shares beneficially owned does not exceed one percent of Common Stock outstanding.

/+/ The address for all directors and executive officers is c/o Emons Transportation Group, Inc., 96 South George Street, York, Pennsylvania 17401-1436.

/1/ Includes (i) 1,000 shares owned by Mr. Grossman's wife, as to which Mr. Grossman disclaims beneficial ownership; (ii) 37,500 shares of Restricted Common Stock which have not vested as of May 10, 1999 and are subject to risk of forfeiture; and (iii) options to purchase 50,000 shares of Common Stock at a price of $.906 per share, 300,000 shares of Common Stock at a price of $1.0625 per share and 20,000 shares of Common Stock at a price of $3.25 per share which are currently exercisable or will become exercisable within 60 days. Does not include unvested options to purchase 30,000 shares of Common Stock at a price of $3.25 per share.

/2/ Includes options to purchase 5,000 shares of Common Stock at a price of $3.2188 per share which are currently exercisable. Does not include unvested options to purchase 10,000 shares of Common Stock at a price of $3.2188 per share and 10,000 shares of Common Stock at a price of $2.5005 per share.

/3/ Includes (i) 17,500 shares of Restricted Common Stock which have not vested as of May 10, 1999 and are subject to risk of forfeiture; and (ii) options to purchase 25,000 shares of Common Stock at a price of $.8125 per share, 20,000 shares of Common Stock at a price of $1.0625 per share, 20,000 shares of Common Stock at a price of $3.25 per share and 3,000 shares of Common Stock at a price of $2.875 per share which are currently exercisable or will become exercisable within 60 days. Does not include unvested options to purchase 5,000 shares of Common Stock at a price of $1.0625 per share, 30,000 shares of Common Stock at a price of $3.25 per share, 12,000 shares of Common Stock at a price of $2.875 per share and 25,000 shares of Common Stock at a price of $2.5005 per share.

/4/ Includes (i) 27,000 shares of Restricted Common Stock which have not vested as of May 10, 1999 and are subject to risk of forfeiture; and (ii) options to purchase 2,000 shares of Common Stock at a price of $2.5625 per share, 3,000 shares of Common Stock at a price of $1.875 per share, 3,000 shares of Common Stock at a price of $3.1563 per share, 5,000 shares of common stock at a price of $3.9063 per share and 5,000 shares of Common Stock at a price of $2.875 per share which are currently exercisable or will become exercisable within 60 days. Does not include unvested options to purchase 3,000 shares of Common Stock at a price of $2.5625 per share, 12,000 shares of Common Stock at a price of $1.875 per share, 12,000 shares of Common Stock at a price of $3.1563 per share, 10,000 shares of Common Stock at a price of $3.9063 per share, 10,000 shares of Common Stock at a price of $2.875 per share and 25,000 shares of Common Stock at a price of $2.5005 per share.

/5/ Includes options to purchase 10,000 shares of Common Stock at a price of $.906 per share, 15,000 shares of Common Stock at a price of $1.0625 per share and 10,000 shares of Common Stock at a price of $2.2813 per share which are currently exercisable or will become exercisable within 60 days. Does not include unvested options to purchase 5,000 shares of Common Stock at a price of $2.2813 per share and 7,500 shares of Common Stock at a price of $2.5005 per share.

/6/ Includes (i) 28,000 shares of Restricted Common Stock which have not vested as of May 10, 1999 and are subject to risk of forfeiture, and (ii) options to purchase 9,000 shares of Common Stock at a price of $1.25 per share, 4,000 shares of Common Stock at a price of $3.25 per share, 5,000 shares of Common Stock at a price of $1.875 per share and 3,000 shares of Common Stock at a price of $2.875 per share which are currently exercisable or will become exercisable within 60 days. Does not include unvested options to purchase 6,000 shares of Common Stock at a price of $1.25 per share, 6,000 shares of Common Stock at a price of $3.25 per share, 20,000 shares of Common Stock at a price of $1.875 per share, 12,000 shares of Common Stock at a price of $2.875 per share and 25,000 shares of Common Stock at a price of $2.5005 per share.


/7/ Includes options to purchase 5,000 shares of Common Stock at a price of $3.2188 per share which are currently exercisable. Does not include unvested options to purchase 10,000 shares of Common Stock at a price of $3.2188 per share and 10,000 shares of Common Stock at a price of $2.5005 per share.

/8/ Includes options to purchase 15,000 shares of Common Stock at a price of $1.6875 per share and 6,666 shares of Common Stock at a price of $3.25 per share which are currently exercisable. Does not include unvested options to purchase 3,334 shares of Common Stock at a price of $3.25 per share and 7,500 shares of Common Stock at a price of $2.5005 per share.

/9/ Includes options to purchase 15,000 shares of Common Stock at a price of $2.4375 per share and 10,000 shares of Common Stock at a price of $1.375 per share which are currently exercisable or will become exercisable within 60 days. Does not include unvested options to purchase 7,500 shares of Common Stock at a price of $2.5005 per share.

/10/  See notes 1 through 9 above.

                             PRINCIPAL STOCKHOLDERS
                             ----------------------

          The following table sets forth certain information regarding ownership of (i) the Company's equity securities as of April 9, 1999 by each person who is known to the Company to own beneficially more than 5% of its equity securities and (ii) equity securities of the surviving corporation projected to be owned beneficially assuming consummation of the Merger:

                                                       Pre-Merger               Post-Merger
                                                 ---------------------    ---------------------
                                                 AMOUNT AND               AMOUNT AND
                                                 NATURE OF                NATURE OF
                       NAME AND ADDRESS OF      BENEFICIAL     PERCENT    BENEFICIAL    PERCENT
TITLE OF CLASS          BENEFICIAL OWNER         OWNERSHIP    OF CLASS    OWNERSHIP    OF CLASS
------------------  ----------------------      ----------    ---------   ----------   --------
Common Stock        IBJ Whitehall Bank &        1,295,484/1/      20.83%    1,924,902      24.51%
                    Trust Company
                    One State Street
                    New York, New York
                    10004

Convertible         IBJ Whitehall Bank &          572,199/1/      38.52%            -          -
 Preferred Stock    Trust Company
                    One State Street
                    New York, New York
                    10004

Common Stock        Robert Grossman                  596,814       9.06%      596,814       7.26%
                    96 South George Street
                    York, Pennsylvania 17401

Common Stock        Chase Manhattan Bank             382,063       6.14%      554,868       7.07%
                    One Chase Manhattan Plaza
                    10th Floor
                    New York, New York
                    10051

Convertible         Chase Manhattan Bank             157,096      10.57%            -          -
 Preferred Stock    One Chase Manhattan Plaza
                    10th Floor
                    New York, New York
                    10051

Common Stock        First Union National Bank        270,312       4.35%      358,697       4.57%
                    123 Broad Street
                    Philadelphia, PA  19109

Convertible         First Union National Bank         80,350       5.41%           --         --
 Preferred Stock    123 Broad Street
                    Philadelphia, PA  19109


                                                       Pre-Merger               Post-Merger
                                                 ---------------------    ---------------------
                                                 AMOUNT AND               AMOUNT AND
                                                 NATURE OF                NATURE OF
                       NAME AND ADDRESS OF      BENEFICIAL     PERCENT    BENEFICIAL    PERCENT
TITLE OF CLASS          BENEFICIAL OWNER         OWNERSHIP    OF CLASS    OWNERSHIP    OF CLASS
------------------  ----------------------      ----------    ---------   ----------   --------
Common Stock        Michael J. Blake                 416,100       6.69%      416,100       5.30%
                    412 South Fourth Street
                    Suite 1200
                    Minneapolis, Minnesota
                    55415

Common Stock        Reliance Insurance Company       255,567       4.11%      371,321       4.73%
                    55 East 52nd Street
                    Park Avenue Plaza
                    New York, New York
                    10055

Convertible         Reliance Insurance Company       105,231       7.08%            -          -
 Preferred Stock    55 East 52nd Street
                    Park Avenue Plaza
                    New York, New York
                    10055

Common Stock        State of Michigan                235,954       3.79%      385,448       4.91%
                    Retirement Systems
                    P.O. Box 30117
                    Treasury Building
                    Lansing, Michigan  48909

Convertible         State of Michigan                135,904       9.15%            -          -
 Preferred Stock    Retirement Systems
                    P.O. Box 30117
                    Treasury Building
                    Lansing, Michigan 48909


______________

/1/ The Shares owned of record by IBJ Whitehall Bank & Trust Company are owned by it in its capacity as escrow agent (the "Escrow Agent") acting for and on behalf of certain holders of claims and interests in Emons Industries, Inc., a direct wholly-owned subsidiary of the Company ("Industries") pursuant to the Second Amended and Restated Joint Plan of Reorganization of Industries and ET Railcar Corporation dated November 10, 1986, which shares shall be distributed from time to time pro rata to holders of certain allowed claims under the Plan. The Escrow Agent, as record owner of those shares, has the power to vote those shares and has expressed its intention to vote such shares, in person or by proxy, proportionally in accordance with the votes cast on each matter by the other holders of the outstanding Common Stock and Convertible Preferred Stock. The number of shares of Common Stock or Convertible Preferred Stock to be distributed to any one holder of claims depends upon the resolution of certain contingent liabilities of Industries. It is not possible to determine at this time either the manner in which those contingent liabilities will be resolved or the resulting disposition of the shares of Common Stock or Convertible Preferred Stock currently held by the Escrow Agent. The Company knows of no individual holder, other than the Escrow Agent, Robert Grossman, Chase Manhattan Bank, First Union National Bank, Michael J. Blake, Reliance Insurance Company and State of Michigan Retirement Systems who beneficially owns more than 5% of the Common Stock or Convertible Preferred Stock.

To the knowledge of the Company, none of the beneficial owners of more than 10% of the Company's equity securities engaged in securities transactions for which they have failed to file, or failed to file on a timely basis, Forms 4 or 5 with the Securities and Exchange Commission.


                                MERGER PROPOSAL

          The following discussion summarizes the material aspects of the Merger Proposal. Stockholders should carefully read the Merger Agreement which is attached hereto as Annex A.

          The Company's Board of Directors has unanimously approved, and recommends that the Stockholders approve, the Merger Proposal. For information regarding the basis for the Board's approval of the Merger Proposal and the reasons why the Board believes the Merger Proposal to be in the best interests of the Stockholders, see "SPECIAL FACTORS".

The Merger Proposal
-------------------

          The Merger Agreement provides for the merger of Newco into the Company, with the Company being the surviving corporation in the Merger. As a result of the Merger, each share of the Common Stock outstanding immediately prior to the Merger will remain outstanding, unaffected by the Merger, and each share of the Convertible Preferred Stock (other than Convertible Preferred Stock as to which dissenters' rights of appraisal have been perfected under the DGCL), will be exchanged for 1.1 fully-paid and nonassessable shares of Common Stock (except that cash will be paid in lieu of any fractional shares). On the Record Date, there were 6,218,986 shares of Common Stock outstanding and 1,485,543 shares of Convertible Preferred Stock outstanding. If the Merger Proposal is approved, the Company shall issue approximately 1,634,097 shares of Common Stock to holders of Convertible Preferred Stock, assuming no holders of Convertible Preferred Stock exercise appraisal rights.

          Consummation of the Merger is subject to certain conditions, including approval by (i) the holders of at least a majority of the outstanding Common Stock and Convertible Preferred Stock voting together as a single class and (ii) the holders of at least a majority of the outstanding Convertible Preferred Stock, voting as a separate class. As a further condition to the consummation of the Merger, the Company will require that Stockholders holding more than 5% of the outstanding Convertible Preferred Stock shall not have exercised appraisal rights granted under applicable Delaware law. See "MERGER PROPOSAL - Conditions".


The Merger Agreement
--------------------

          The Merger Agreement provides that as soon as practicable following the satisfaction or waiver of certain conditions to closing under the Merger Agreement, Newco will be merged into the Company, with the Company being the surviving corporation. In the Merger, among other things, each share of Common Stock outstanding immediately prior to the Merger will remain outstanding, and each share of Convertible Preferred Stock outstanding immediately prior to the Merger (other than Convertible Preferred Stock as to which dissenters' rights of appraisal have been perfected under the DGCL) will be exchanged for 1.1 fully-paid and nonassessable shares of Common Stock (except that cash will be paid in lieu of any fractional shares).

Material Differences Between Old and New Securities
---------------------------------------------------

          If the Merger Proposal is approved, approximately 7,853,083 shares of Common Stock will be outstanding after the 1-for-1.1 exchange to be effected pursuant to the Merger. The material differences between the Convertible Preferred Stock and the Common Stock are set forth below. References to section numbers in this paragraph are to the relevant sections in the terms of the Convertible Preferred Stock. The brief summaries set forth in this paragraph do not purport to be complete and are qualified in their entirety by reference to the full text of the Convertible Preferred Stock Terms (which is attached hereto as Annex C).


                                   CONVERTIBLE
                                 PREFERRED STOCK                           COMMON STOCK
                          ------------------------------  -----------------------------------------------
a.  Liquidation:          Liquidation value is $2.00      in the event of liquidation of the Company,
    -----------           per share (Section (c))         holders of Common Stock will share
                                                          equally in the balance of the corporate
                                                          assets available for distribution to them
                                                          after the payment in full of all creditors and
                                                          the payment of any liquidation preferences
                                                          to the holders of any preferred stock issued
                                                          after the date hereof, if any

b.  Dividends:            cumulative at a rate of $.14    holders of Common Stock are entitled to
    ---------             per share, per annum,           receive dividends as and when declared by
                          payable semi-annually           the Board out of funds legally available
                          (Section (b))                   therefor

c.  Redemption:           may be redeemed, in whole       not redeemable
    ----------            or in part, at the option of
                          the Company for a
                          redemption price per share
                          equal to $2.00 plus the value
                          of all undeclared
                          accumulated dividends
                          (Section (e))

d.  Voting:               right to vote (on a one vote    one vote per share; no cumulative voting
    ------                per share basis) as a class     rights
                          with holders of Common
                          Stock on all matters,
                          including elections to the
                          Board of Directors of the
                          Company (Section (d))

e.  Conversation Rate:    each share will be              no conversion rights
    -----------------     convertible into .9 shares of
                          Common Stock at any time
                          after issuance (Section (f))

f.  Transferability:      shares are freely tradeable     shares are freely tradeable and are listed on
    ---------------       and quoted on the OTC           the Nasdaq/SmallCap Market under the
                          Bulletin Board under the        symbol "EMON"
                          symbol "EMONP"

          See "SPECIAL FACTORS - Possible Detrimental Effects of the Merger Proposal" for a discussion of potential detrimental effects of the proposed Merger.

          Dividends on Convertible Preferred Stock.  As of May 10, 1999 the
          ----------------------------------------
amount of accumulated undeclared dividends on the Convertible Preferred Stock was $1.19 per share or $1,767,796 in the aggregate.

Effective Time
--------------

          The Merger Agreement will become effective at the time of filing of a certificate of merger by the Company with the Secretary of State of the State of Delaware (the "Effective Time"). It is currently anticipated that the filing of a certificate of merger will be made as promptly as practicable after the Special Meeting. Such filing will be made, however, only upon satisfaction or, where permissible, the waiver of all conditions contained in the Merger Agreement and provided that the Merger Agreement has not been terminated. See "MERGER PROPOSAL-Conditions".


Exchange of Certificates Representing Convertible Preferred Stock
-----------------------------------------------------------------

          As soon as practicable after the Effective Time, an exchange agent which will be selected by the Company (the "Exchange Agent") will mail a notice and letter of transmittal to each record holder of Convertible Preferred Stock as of the Effective Time to be used to transmit certificates that immediately prior to the Effective Time represented Convertible Preferred Stock (the "Convertible Preferred Certificates") to the Exchange Agent. It is also expected that letters of transmittal will be available at the office of the Exchange Agent no later than the first business day following the Effective Time. Holders of Convertible Preferred Stock should surrender Convertible Preferred Certificates only with a letter of transmittal. HOLDERS OF CONVERTIBLE PREFERRED STOCK SHOULD NOT SEND ANY CONVERTIBLE PREFERRED CERTIFICATES WITH THE PROXY CARD.

          Upon receipt of such a Convertible Preferred Certificate or Certificates with a duly executed and completed letter of transmittal and any other required documents, the Exchange Agent will, as soon as practicable after the Effective Time, arrange for issuance and delivery of a certificate or certificates representing Common Stock to the persons entitled thereto.

Accounting Treatment of Merger
------------------------------

          The Merger is between a wholly-owned subsidiary and its parent and is therefore not accounted for as a business combination under generally accepted accounting principles. The assets and liabilities of Newco will be transferred at historical cost in a manner similar to that in pooling of interest accounting. The existing conversion terms of the Convertible Preferred Stock are .9 shares of Common Stock for each share of Convertible Preferred Stock converted. The consideration for the Merger Proposal of 1.1 shares of Common Stock for each share of Convertible Preferred Stock represents an inducement of
 .2 shares of Common Stock. Accordingly, if the Merger Proposal is approved, at the time of the Merger, an amount equal to .2 multiplied by the fair market value of the Common Stock will be charged to Convertible Preferred Stock dividend requirements in the calculation of earnings per share available to Stockholders of Common Stock.

Conditions
----------

          The consummation of the Merger is dependent upon the satisfaction of certain conditions in the Merger Agreement, including approval of the Merger Proposal by the affirmative vote of (i) holders of a majority of Common Stock and Convertible Preferred Stock, voting together as single class and (ii) holders of a majority of the outstanding Convertible Preferred Stock, voting as a separate class. As a further condition to the consummation of the Merger, the Company will require that Stockholders holding more than 5% of the outstanding Convertible Preferred Stock shall not have exercised appraisal rights granted under applicable Delaware law.

THE BOARD OF DIRECTORS HAS APPROVED THE MERGER PROPOSAL AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THE PROPOSAL IF NO VOTE IS INDICATED. A VOTE TO "ABSTAIN" OR FAILURE TO SUBMIT A PROXY WILL HAVE THE EFFECT OF VOTING "AGAINST" THE PROPOSAL.

                          PROPOSED CHARTER AMENDMENTS
                          ---------------------------

          The following discussion summarizes the material aspects of the Proposed Charter Amendments. The Board of Directors has approved, and for the reasons described below, recommends that the Stockholders approve, each of the Proposed Charter Amendments. Each Proposed Charter Amendment is being proposed independently of one another and independently of the Merger Proposal. Neither approval of one or both the Proposed Charter Amendments is a condition to completion of the Merger.

The Common Stock Charter Amendment
----------------------------------

          The Board of Directors has unanimously adopted a resolution approving and recommending to the Stockholders for their adoption an amendment to Section I ARTICLE FOURTH of the Company's Certificate of Incorporation, which amendment would increase the number of the Company's authorized Common Stock from 15,000,000 shares to 30,000,000 shares. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock, and, if and when issued by the Board of Directors in its discretion for any proper corporate purpose, would have the same rights and privileges as the shares of Common Stock currently outstanding. These additional shares could be issued without further action by Stockholders, unless required by applicable law or NASDAQ rules. Holders of shares of Common Stock do not have any preemptive rights.

          The Board of Directors believes that the increase in the number of shares of authorized Common Stock will be advantageous to the Company and its stockholders because it will provide the Company with added flexibility in executing financings, acquisitions, stock dividends and distributions, issuances under employee stock plans and other transactions involving the use of stock, including, without limitation, any issuances which may be required under the Company's Shareholder Rights Plan, without the expense and delay of a special stockholders' meeting for each such issuance. The Board of Directors has no present intention or commitment to issue any of the proposed additional shares of Common Stock.

          As of the Record Date, 6,218,986 of the 15,000,000 shares of Common Stock currently authorized were issued and outstanding, and 2,829,838 shares of Common Stock were reserved for issuance (including shares reserved for issuance upon conversion of the Convertible Preferred Stock, shares reserved for issuance pursuant to the Company's Restricted Stock Plan, shares reserved for issuance pursuant to the Company's 1986 and 1996 Stock Option Plans, shares reserved for issuance pursuant to certain stock options granted to certain directors of the Company and shares reserved for issuance pursuant to certain outstanding warrants). Following the consummation of the Merger, approximately 7,853,083 of the 15,000,000 shares of Common Stock currently authorized would be issued and outstanding and 1,492,850 shares of Common Stock would be reserved for issuance.

          Although the Board has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions, including, without limitation, pursuant to the Company's Shareholder Rights Plan, that would make more difficult or costly, and less likely, a takeover of the Company. The Company is not aware of any pending effort to obtain control of the Company.

     Vote Required
     -------------

          The vote of the holders of a majority of the Common Stock and Convertible Preferred Stock, voting together as a single class, will be required to approve the Common Stock Charter Amendment. There is no requirement for the Common Stock Charter Amendment to be adopted in order to enable the Company to consummate the Merger or to adopt the Preferred Stock Charter Amendment. Accordingly, neither the consummation of the Merger nor the adoption of the Common Stock Charter Amendment is conditioned upon the approval of the Common Stock Charter Amendment, and the Common Stock Charter Amendment is being submitted for Stockholder approval separately from the submission of the Merger Proposal and the Preferred Stock Charter Amendment. This means that, assuming the necessary approvals are obtained, the Merger Proposal or the Preferred Stock Charter Amendment could be approved and consummated even though the Common Stock Charter Amendment is not approved. Conversely, the Common Stock Charter Amendment could be approved and adopted even though Stockholders fail to approve either or both of the Merger Proposal or the Preferred Stock Charter Amendment.

THE BOARD OF DIRECTORS HAS APPROVED THE COMMON STOCK CHARTER AMENDMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE COMMON STOCK CHARTER AMENDMENT. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THE COMMON STOCK CHARTER AMENDMENT IF NO VOTE IS INDICATED. A VOTE TO "ABSTAIN" OR FAILURE

TO SUBMIT A PROXY WILL HAVE THE EFFECT OF VOTING "AGAINST" THE AMENDMENT.

The Preferred Stock Charter Amendment
-------------------------------------

          The Board of Directors has also unanimously adopted a resolution approving and recommending to the Stockholders for their adoption and approval an amendment to Section I ARTICLE FOURTH of the Company's Certificate of Incorporation, which amendment would increase the number of the Company's authorized Preferred Stock from 3,000,000 shares to 10,000,000 shares. The additional shares of Preferred Stock for which authorization is sought would be part of the existing class of Preferred Stock and would be issuable upon the authorization of the Board of Directors in one or more series, each having such designations, powers, preferences and rights, including, without limitation, dividend rates, conversion prices, voting rights, redemption prices and maturity dates and such qualifications, restrictions and limitations as may be fixed by the Board of Directors in accordance with the provisions of the Company's Certificate of Incorporation and as permitted by Delaware law. These additional shares could be issued without further action by Stockholders unless required by applicable law or the rules of any stock exchange on which such shares may be listed.

          The Board of Directors believes that the increase in the number of shares of authorized Preferred Stock will be advantageous to the Company and its stockholders because it will provide the Company with added flexibility in executing financings, acquisitions, stock dividends and distributions and other transactions involving the use of stock, including, without limitation, any issuances which may be required under the Company's Shareholder Rights Plan, without the expense and delay of a special Stockholders' meeting for each such issuance. The Board of Directors has no present intention or commitment to issue any of the proposed additional shares of Preferred Stock.

          As of the Record Date, 1,485,543 of the 3,000,000 shares of Preferred Stock (the Convertible Preferred Stock) currently authorized were issued and outstanding and no shares were reserved for issuance. Following the consummation of the Merger, none of the 3,000,000 shares of Preferred Stock currently authorized would be issued and outstanding and no shares would be reserved for issuance. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Preferred Stock could be issued in one or more transactions, including, without limitation, pursuant to the Company's Shareholder Rights Plan, that would make more difficult or costly, and less likely, a takeover of the Company. The Company is not aware of any pending effort to obtain control of the Company.

     Vote Required
     -------------

          The vote of the holders of a majority of the Convertible Preferred Stock and Common Stock, voting together as a single class, will be required to approve the Preferred Stock Charter Amendment. There is no requirement for the Preferred Stock Charter Amendment to be adopted in order to enable the Company to consummate the Merger or to adopt the Common Stock Charter Amendment. Accordingly, neither the consummation of the Merger nor the adoption of the Common Stock Charter Amendment is conditioned upon the approval of the Preferred Stock Charter Amendment, and the Preferred Stock Charter Amendment is being submitted for Stockholder approval separately from the submission of the Merger Proposal and the Common Stock Charter Amendment. This means that, assuming the necessary approvals are obtained, the Merger Proposal or the Common Stock Charter Amendment could be approved and consummated even though the Preferred Stock Charter Amendment is not approved. Conversely, the Preferred Stock Charter Amendment could be approved and adopted even though Stockholders fail to approve either or both the Merger Proposal or the Common Stock Charter Amendment.

THE BOARD OF DIRECTORS HAS APPROVED THE PREFERRED STOCK CHARTER AMENDMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE PREFERRED STOCK CHARTER AMENDMENT. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THE PREFERRED STOCK CHARTER AMENDMENT IF NO VOTE IS INDICATED. A VOTE TO "ABSTAIN" OR FAILURE TO SUBMIT A PROXY WILL HAVE THE EFFECT OF VOTING "AGAINST" THE AMENDMENT.

                           DESCRIPTION OF SECURITIES
                           -------------------------

Common Stock
------------

          The Company is currently authorized to issue 15,000,000 shares of Common Stock, of which 6,218,986 were outstanding as of the Record Date. The holders of Common Stock are entitled to one vote per share. There are no cumulative voting rights. Shares of Common Stock are not redeemable, have no conversion or preemptive rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. In the event of a liquidation of the Company, the holders of Common Stock will share equally in the balance of the corporate assets available for distribution to them after the payment in full of all creditors, if any. The holders of Common Stock are entitled to receive dividends as and when declared by the Board of Directors out of funds legally available therefor.

          Shareholder Rights Plan.  On April 23, 1999, the Company adopted a
          -----------------------
Shareholder Rights Plan under the terms of which each holder of Common Stock of record at the close of business on May 10, 1999, will receive a dividend distribution of one right ("Right") for each share of Common Stock held. If the Merger Proposal is adopted, current holders of Convertible Preferred Stock will receive one Right with each share of Common Stock they receive upon consummation of the Merger.

          Each Right will entitle holders thereof to purchase from the Company one or more shares of Common Stock in accordance with the terms of the Shareholder's Rights Plan. The Rights will become exercisable only if a person or group (other than the Company, any subsidiary or employee benefit plan of the Company or IBJ Whitehall Bank & Trust Company as escrow agent acting for and on behalf of certain holders of claims and interests in Industries) acquires 15% or more of the Company's Common Stock, or commences a tender or exchange offer which, if consummated, would result in that person or group owning at least 15% of the Common Stock. Prior to that time, the Rights will not trade separately from the Common Stock.

          If a person or group (other than those described above) acquires 15% or more of the Company's Common Stock, all other holders of Rights will then be entitled to purchase, by payment of the $10 exercise price, upon the exercise of a Right, the Company's Common Stock (or a "common stock equivalent" which may, at the option of the Board of Directors be a share or fractional share of Preferred Stock) with a value of twice the exercise price. In addition, at any time after a 15% position is acquired, the Company's Board of Directors may, at its option, require each outstanding Right (other than Rights held by the acquiring person or group) to be exchanged for one share of Common Stock (or one "common stock equivalent").

          If, following an acquisition of 15% or more of the Company's Common Stock, the Company is acquired by any person in a merger or other business combination transaction or sells more than 50% of its assets or earning power to any person, all other holders of Rights will then be entitled to purchase, by payment of the $10 exercise price upon the exercise of a Right, common stock of the acquiring company with a value of twice the exercise price.

          The Company may redeem the Rights at $.001 per Right at any time prior to the time that a person or group has acquired 15% or more of its Common Stock. The Rights, which expire on May 10, 2009, do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings per share of the Company.


Convertible Preferred Stock
---------------------------

          The Company is authorized to issue 3,000,000 shares of Convertible Preferred Stock, of which 1,485,543 shares were outstanding as of the Record Date. The principal terms of the Convertible Preferred Stock are as follows:

          a.   Liquidation value is $2.00 per share.

          b. Dividends, when and as declared by the Board of Directors, are cumulative and payable semi-annually on January 1 and July 1 each year at a rate of $.14 per share per annum.

          c. The Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Company at any time for $2.00 per share plus the amount of undeclared accrued dividends.

          d. Holders of the Convertible Preferred Stock have the right to vote (on a one vote per share basis) as a class together with the holders of Common Stock on all matters.

          e. Each share of Convertible Preferred Stock is convertible, at any time, into .9 shares of Common Stock.


Warrants/Options
----------------

          As of May 10, 1999, the Company had options outstanding to purchase up to 1,041,500 shares of Common Stock at prices ranging from $.8125 to $3.9063 per share, and had warrants outstanding to purchase up to 110,000 shares of Common Stock at prices ranging from $1.125 to $2.75 per share.

                      CERTAIN INFORMATION REGARDING NEWCO
                      -----------------------------------


          Newco is a newly-formed Delaware corporation and a wholly-owned subsidiary of the Company organized for the purpose of effecting the Merger. It is anticipated that Newco will not have any significant assets or liabilities (other than its rights and obligations under the Merger Agreement) or engage in any activities other than those incidental to its formation and the Merger. Because Newco is newly incorporated and has minimal assets, no meaningful financial information is available.

          As of the date hereof, the authorized capital stock of Newco consists of 1,000 shares of common stock, par value $.01 per share, 100 shares of which have been issued to the Company.

          Robert Grossman and Scott F. Ziegler are the directors of Newco and serve as President, and Vice President, Secretary and Treasurer, respectively. None of the directors and officers owns any equity securities of Newco.

          The principal executive offices of Newco are located at 96 South George Street, York, Pennsylvania 17401.

          The Board of Directors of Newco has unanimously approved and adopted the Merger Agreement, and the Company as the sole Stockholder of Newco has approved and adopted the Merger Agreement.

                        DISSENTERS' RIGHTS OF APPRAISAL
                        -------------------------------

          If the Merger is consummated, holders of shares of Convertible Preferred Stock are entitled to dissenters' rights of appraisal under Section 262 of the Delaware General Corporation Law ("Section 262"), provided that they comply with the conditions established by Section 262. If the holders of more than 5% of the outstanding shares of Convertible Preferred Stock have properly exercised dissenters' rights of appraisal in accordance with Section 262 of the DGCL, then the Company may withdraw the Merger Proposal.

          Section 262 is reprinted in its entirety as Annex E to this Solicitation Statement. The following discussion is not a complete statement of the law relating to dissenters' rights of appraisal and is qualified in its entirety by reference to Annex E. This discussion and Annex E should be reviewed carefully by any holder who wishes to exercise statutory dissenters' rights of appraisal or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of dissenters' rights of appraisal.

          A record holder of shares of Convertible Preferred Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the Merger (the "Effective Time"), who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Convertible Preferred Stock. All references in this summary of appraisal rights to a "Stockholder" or "holders of shares of Convertible Preferred Stock" are to the record holder or holders of shares of Convertible Preferred Stock. Except as set forth herein, Stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

          Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Solicitation Statement shall constitute such notice to the record holders of Convertible Preferred Stock.

          Holders of shares of Convertible Preferred Stock who desire to exercise their appraisal rights must not vote in favor the Merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the Stockholders of the Company on the Merger. A demand for appraisal must be executed by or on behalf of the Stockholder of record and must reasonably inform the Company of the identity of the Stockholder of record and that such Stockholder intends thereby to demand appraisal of the Convertible Preferred Stock. A proxy or vote against the Merger will not by itself constitute such a demand. Within ten days after the Effective Time the Company must provide notice of the Effective Time to all Stockholders who have complied with Section 262.

          A Stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to:

               Emons Transportation Group, Inc.
               96 South George Street
               York, PA  17401
               Attn:  Scott F. Ziegler

          A person having a beneficial interest in shares of Convertible Preferred Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Convertible Preferred Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Convertible Preferred Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Stockholder holds shares of Convertible Preferred

Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

          A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of Convertible Preferred Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Convertible Preferred Stock outstanding in the name of such record owner.

          Within 120 days after the Effective Time, either the Company or any Stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a Stockholder, demanding a determination of the fair value of the shares of all dissenting Stockholders. There is no present intent on the part of the Company to file an appraisal petition and Stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Convertible Preferred Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any Stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Convertible Preferred Stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

          If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which Stockholders are entitled to appraisal rights. The Delaware Court may require the Stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such Stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Convertible Preferred Stock owned by such Stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

          Although the Company believes that the consideration to be paid pursuant to the terms of the Merger (the "Merger Consideration") is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and Stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, such Merger Consideration. Moreover, the Company does not anticipate offering more than the Merger Consideration to any Stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Convertible Preferred Stock is less than the Merger Consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court
                          -----------------------
discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor,
                                                  --------------------------
Inc., the Delaware Supreme Court stated that such exclusion is a "narrow
----
exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court
                                   ----------
construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with transactions such as the merger.

          Holders of shares of Convertible Preferred Stock considering seeking appraisal should recognize that the fair value of their shares determined under
Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting Stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting Stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

          Any holder of shares of Convertible Preferred Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Stockholders of record at a date prior to the Effective Time.

          At any time within 60 days after the Effective Time, any Stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the Stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, Stockholders' rights to appraisal shall cease, and all holders of shares of Convertible Preferred Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Convertible Preferred Stock who desires such a petition to be filed is advised to file it on a timely basis.
Any Stockholder may withdraw such Stockholder's demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger Consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any Stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

                            BUSINESS OF THE COMPANY
                            -----------------------

          The Company is a rail freight transportation and distribution services company serving the Mid-Atlantic and Northeast regions of the United States and Quebec, Canada. The Company owns five short line railroads, operates rail/truck transload facilities and a rail intermodal terminal, and provides customers with logistics services for the movement and storage of freight. Emons Transportation Group, Inc. was organized in December 1986, and is the owner of all of the outstanding capital stock of Emons Industries, Inc. ("Industries"), Emons Finance Corp. ("EFC"), the Maryland and Pennsylvania Railroad Company ("MPA"), Emons Logistics Services, Inc. ("Logistics"), Maine Intermodal Transportation, Inc. ("MIT") and Emons Railroad Group, Inc. ("Railroad Group"), which owns all of the outstanding capital stock of Yorkrail, Inc. ("YKR"), Penn Eastern Rail Lines, Inc. ("PRL"), the St. Lawrence & Atlantic Railroad Company ("SLR") and the St. Lawrence & Atlantic Railroad (Quebec) Inc. ("SLQ"). SLR owns all of the outstanding capital stock of SLR Leasing Corp. ("SLRL"). Prior to the formation of Emons Transportation Group, Inc. in December 1986, Industries, which was formed in 1955, was the parent company. For information regarding the formation of Emons Transportation Group, see "Industries' Reorganization" below.

Description of Operations
-------------------------

          The Company owns and operates five short line railroads, MPA, YKR, PRL, SLR and SLQ. The combined revenues from these railroad operations, excluding SLQ which was acquired in the second quarter of fiscal 1999, accounted for 91%, 87% and 86% of the Company's total operating revenues in fiscal 1998, 1997 and 1996, respectively. The Company also owns and operates a logistics services business in York, Pennsylvania and operates a rail intermodal terminal in Auburn, Maine. These operations are intended to increase the Company's rail traffic by providing a wide variety of value added services, including rail/truck transfer, warehousing and other distribution services, and options to businesses located both on and off of the Company's rail lines.

          The Company operates in two geographic regions, Pennsylvania, and New England/Quebec. Pennsylvania operations consist of MPA, YKR, PRL and Logistics, located in south-central and south-eastern Pennsylvania. New England/Quebec operations consist of SLR and SLQ, which extend from Portland, Maine, through New Hampshire and Vermont to Ste. Rosalie, Quebec, and MIT, which commenced rail intermodal operations on SLR in Auburn, Maine, in September 1994. Local management teams are responsible for the operations in each region.

          The Company's four largest rail operations, MPA, YKR, SLR and SLQ, all have connections, directly or indirectly, with multiple Class I railroads, which are classified by the U.S. Code of Federal Regulations as railroad carriers having annual revenues of approximately $250 million or more ("Class I railroads"). The Company's right to interchange rail traffic with Class I railroads is based upon applicable federal regulations. Multiple Class I railroad connections make these railroads ideal places for industry to locate and build new facilities because of competitive service and pricing from the competing Class I railroad connecting carriers. In addition, as discussed further below, two Class I railroad mergers that are currently in progress, the split up and acquisition of Consolidated Rail Corporation ("Conrail") by the Norfolk Southern Railroad ("NS") and CSX Corporation ("CSX"), and the acquisition of Illinois Central Railroad ("IC") by the Canadian National Railway ("CN"), provide the Company's railroad operations with additional long term opportunities. The merger of these railroads will open up new markets for the Company's customers as a result of single line rail service to more regions by these merged Class I railroads.

          In July 1998, CSX and NS received formal written approval from the Surface Transportation Board ("STB") to divide Conrail's assets between the two Class I railroads. Based upon management's review of publicly available information regarding the division of Conrail, all of the Company's railroads that have dual connections with Class I railroads will continue to maintain their dual connections. In addition, YKR and MPA will obtain access to a third Class I railroad carrier, Canadian Pacific Railway. Furthermore, one of PRL's rail lines in Bristol, Pennsylvania will obtain dual access, which it does not currently have, with CSX and NS. NS and CSX intend to commence operating their respective portions of Conrail on June 1, 1999, but NS and CSX may change such commencement date. While the impact of the merger on future traffic patterns and the resultant effect on the Company's railroad operations are uncertain at this time, the Company does not anticipate any significant negative impact as a result of the merger, and believes that the merger may create additional rail business for the Company's Pennsylvania rail operations as a result of longer Class I railroad single line rail service on competitive routes.

          In February 1998, CN announced plans to acquire IC, and in July 1998 filed a formal application with the STB seeking regulatory approval for the acquisition and integration of rail operations, and on March 25, 1999 the STB provided verbal approval of the transaction. The STB is scheduled to issue its written merger decision on May 25, 1999, and the merger is expected to become effective June 24, 1999, after which time CN will be permitted to consummate the acquisition. The merger would provide CN with a single "Y" shaped network connecting the Pacific and Atlantic Coasts in Canada, and the U.S. Gulf coast in New Orleans, with the joining of the railroads in Chicago. Prior to the merger, SLR could only access most markets in the midwest and south through multiple carriers. Single line access is generally more competitive than access through multiple carriers for two primary reasons. First, single line access generally provides for shorter transit times since railcars do not have to be interchanged with other rail carriers. Second, single line access is generally more cost effective since only one railroad handles the traffic and receives revenues for providing rail services. In addition, in April 1998, CN and IC entered into a 15 year marketing agreement with the Kansas City Southern Railway ("KCSR") which provides access to key southern and southwestern markets, and access to Mexico's largest rail system through KCSR's affiliate, the Texas Mexican Railway. While the impact of the proposed merger on future traffic patterns and the resultant effect on the Company's railroad operations are uncertain at this time, the Company believes that CN's acquisition of IC will provide SLR with single line access to many points in the midwest and south, and that the combination of single line access to KCSR (and its affiliates) and the marketing agreement between CN and IC, and KCSR may provide SLR with more cost competitive and shorter transit time access to Mexico which may open up commercial opportunities for SLR in Mexico.

Significant Customers
---------------------

          Crown Paper Co. and New England Public Warehouse each accounted for approximately 10% of the Company's fiscal 1998 consolidated operating revenues.

Employees
---------

          At March 31, 1999 the Company employed a total of 164 active persons, 112 of which were represented by various labor organizations. The Company has labor agreements with unions which represent certain MPA and all SLR and SLQ non-management employees. Currently, all MPA, SLR and SLQ unionized employees are covered by collective bargaining agreements which expire in December 2000, May 2000, and November and December 2002, respectively. Additionally, on March 2, 1999, nine employees of YKR elected to join with the International Brotherhood of Teamsters. The Company is currently in the process of negotiating an agreement with these YKR employees and the union. Employees of the remainder of the Company's operations are not represented by labor organizations. The Company has not experienced any work stoppages and considers its employee relations to be satisfactory.

Regulation
----------

          The Company's U.S. rail subsidiaries are subject to the regulatory jurisdiction of the Surface Transportation Board ("STB"), a federal agency that is the successor to the Interstate Commerce Commission. The STB has jurisdiction over, among other things, the rates charged, the issuance of securities and the extension or abandonment of rail lines, routes or service by common carriers, and the consolidation, merger and acquisition of control of and by such carriers. The Company's U.S. rail subsidiaries are also subject to regulation by the United States Federal Railroad Administration as to safety requirements and operating practices, and are subject to regulations by the governmental authorities of the United States, Pennsylvania, Maine, New Hampshire and Vermont.

          The Company's Canadian rail subsidiary is subject to the regulatory jurisdiction of the Canadian Transportation Agency ("CTA"), a Canadian federal agency. The CTA is responsible for the economic regulation of transportation under federal jurisdiction and for the protection of consumers and carriers through the administration of, among other things, rail certificates of fitness. The Company's Canadian rail subsidiary is also subject to regulation by Transport Canada as to safety requirements.

          The Company does not believe that compliance with U.S. or Canadian, federal, state, provincial and local environmental regulations has or will have a material effect upon capital expenditures, competitive position, or earnings of the Company. The Company did not make any material investment in capital expenditures for environmental control facilities during fiscal 1998 and does not anticipate making any such expenditures in fiscal 1999.

Competition
-----------

          For customers located directly on line, which constitute the majority of the Company's freight business, the Company's railroads are the only rail carriers directly serving their respective customers. The Company's rail operations in New England and Quebec also include a significant portion of overhead traffic which is subject to competition from alternative rail routes. All of the Company's railroads experience significant competition from other modes of freight transportation, particularly highway motor carriers. Factors such as the nature of the commodity transported, freight rates, distance, transit time, quality and reliability of service, and market conditions are considered in determining the mode of transportation utilized. The Company's ability to compete in these areas is, to a large extent, dependent upon the performance of its connecting rail carriers.

Industries' Reorganization
--------------------------

          Prior to 1986, the Company provided management, leasing and brokerage services for rail transportation equipment. In response to a severe decline in the boxcar leasing business, in March 1984 Industries filed a petition for reorganization under chapter 11 of the United States Bankruptcy Code. In December 1986, the Bankruptcy Court of the Southern District of New York (the "Bankruptcy Court") confirmed Industries' Reorganization Plan (the "Plan") and Emons Transportation Group became the parent of Industries and MPA.

          Under the Plan, each unsecured creditor received an initial distribution of cash, Common Stock and Senior Preferred Stock, par value $.01 per share ("Senior Preferred Stock") for its claim. In 1989, the Company's Senior Preferred Stock was exchanged for the Convertible Preferred Stock in connection with the merger into the Company of its wholly-owned subsidiary, Emons Merger Corporation. Since numerous disputed claims remained at the time of consummation of the Plan, an escrow agent, appointed in connection with the Plan, was instructed to distribute additional amounts of cash and securities to holders of allowed claims on a quarterly basis in each quarter that disputed claims are reduced by litigation or settlement. The Bankruptcy Court postponed the distribution of any cash and securities in 1989 until it could determine whether certain other potential unsecured claims should be included in the bankruptcy proceeding. In July and August 1997, upon approval from the Bankruptcy Court for a partial distribution, the escrow agent distributed 1,434,922 shares of the Company's Common Stock and 589,461 shares of the Company's Convertible Preferred Stock.
In November 1997, the Bankruptcy Court also approved a motion to allow distributions to be made to new claimants. The escrow agent currently holds 1,295,484 shares of Common Stock and 572,199 shares of Convertible Preferred Stock. The escrow agent has the right to vote the shares held by it and has expressed its intention generally to vote such shares proportionally in accordance with the vote cast by the other holders of the outstanding Common Stock and Convertible Preferred Stock.

Selected Financial Data
-----------------------

               EMONS TRANSPORTATION GROUP, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA
                    FOR THE FIVE YEARS ENDED JUNE 30, 1998


                                                  1998         1997         1996         1995          1994
--------------------------------------------------------------------------------------------------------------
Operating revenues                             $17,445,037  $16,058,252  $14,917,077  $13,996,608  $11,994,286
                                               ===========  ===========  ===========  ===========  ===========
Income from operations                         $ 2,197,070  $ 1,926,419  $ 1,627,339  $ 2,073,724  $   811,164
                                               ===========  ===========  ===========  ===========  ===========
Income (loss) before cumulative effect
  of change in accounting principle            $ 4,917,622  $   733,793  $   469,501  $   766,077  $  (184,325)
Cumulative effect of change in
                                                         -  -----------  -----------  -----------     (750,000)
  accounting principle for income taxes        -----------            -            -            -  -----------
                                                            -----------  -----------  -----------
Net income (loss)                              $ 4,917,622  $   773,793  $   469,501  $   766,077  $  (934,325)
                                               ===========  ===========  ===========  ===========  ===========
Earnings (loss) per common share (1):

    Earnings before cumulative effect of
     change in accounting principle:
         Basic                                 $      0.79  $      0.09  $      0.04  $      0.09  $     (0.08)
         Diluted                               $      0.63  $      0.09  $      0.04  $      0.09  $     (0.03)
    Cumulative effect of change in
     accounting principle for income taxes:
         Basic                                           -            -            -            -        (0.13)
                                               -----------  -----------  -----------  -----------  -----------
         Diluted                                         -            -            -            -        (0.10)
                                               -----------  -----------  -----------  -----------  -----------
    Net income (loss):
         Basic                                 $      0.79  $      0.09  $      0.04  $      0.09  $     (0.21)
                                               ===========  ===========  ===========  ===========  ===========
         Diluted                               $      0.63  $      0.09  $      0.04  $      0.09  $     (0.13)
                                               ===========  ===========  ===========  ===========  ===========
Total assets                                   $28,673,277  $24,301,875  $22,789,914  $20,745,575  $19,844,423
                                               ===========  ===========  ===========  ===========  ===========
Debt                                           $12,342,175  $11,864,130  $11,086,009  $10,862,098  $11,047,433
                                               ===========  ===========  ===========  ===========  ===========


(1) In fiscal 1998, the Company adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share." The adoption of this statement did not have an impact on previously reported earnings per share for the fiscal years ended June 30, 1997, 1996, 1995 and 1994.

                            PROPERTY OF THE COMPANY
                            -----------------------

                          Approximate
                          Square Feet
        Address            of Space                    Use
----------------------  -------------  -----------------------------------
96 South George Street          5,900  Executive and administrative
York, PA (1)                           offices and Pennsylvania
                                       administrative offices

Princess Street                15,000  Locomotive repair facility
York, PA

Queen and Hay Streets          80,000  Rail/truck transfer and 15,000
York, PA                               square foot warehouse facility for
                                       canned goods and various building
                                       products

East Princess Street           70,000  Rail/truck transfer and storage
York, PA                               facility

North George Street            85,000  Agricultural bulk products
York, PA (2)                           transfer facility

Arch Street                     7,500  Rail/truck transfer facility for
York, PA                               aggregates and fertilizer

Lewiston Junction Road          4,000  New England administrative
Auburn, ME (1)                         offices

Lewiston Junction Road        106,700  Locomotive repair facility
Auburn, ME (3)

Island Pond, VT (2)           295,000  Rail/truck transfer, storage and
                                       distribution facility for lumber

Richmond, Quebec                2,500  Operating headquarters

(1)  Leased from a third party.
(2)  Leased to a third party.
(3)  Land portion leased from a third party.

                            Acreage or
                            Approximate
         Address            Distance                    Use
------------------------  ---------------  ---------------------------------
York, PA to Hanover, PA    26 miles        Main line railroad track plus rail
                                           yards and related facilities

York, PA to Porters        16 miles        Main line railroad track plus rail
Sideling, PA                               yards and related facilities

Emmaus, PA to East         15.8 miles      Main line railroad track plus rail
Greenville, PA (1)                         yards

Boyertown, PA to           8.5 miles       Main line railroad track plus rail
Pottstown, PA (1)                          yards

Kutztown, PA to Topton,    4.4 miles       Main line railroad track
PA (1)

Manheim, PA (1)            .6 miles        Main line railroad track

Denver, PA to Sinking      12 miles        Main line railroad track plus rail
Springs, PA                                yards

Bridgeport, PA             2.1 miles       Main line railroad track

Bristol, PA (1)            1 mile          Main line railroad track

Lincoln Yard               25 acres        Rail/truck transfer and storage
West Market Street                         facility for bulk food grade
West York, PA                              products, chemicals and non-food bulk
                                           products, and steel, aggregates and
                                           other products

Portland, ME to            165 miles       Main line railroad track plus
Stanhope, Quebec                           rail yards and related facilities

Norway to South Paris,     .5 miles        Branch railroad track
ME (1)

Auburn, ME (1)             4 miles         Branch railroad track

Berlin, NH (1)             11 miles        Branch railroad track and
                                           customer sidings

Lewiston Junction Road     42 acres        Rail intermodal terminal
Auburn, ME (1)

Stanhope, Quebec to Ste.   94 miles        Main line railroad track plus
Rosalie, Quebec                            rail yards and related facilities

(1)  Leased from a third party.
(2)  Leased to a third party.
(3)  Land portion leased from a third party.

          The Company's primary lender, LaSalle National Bank, holds a security interest in all of the Company's assets, including, without limitation, all of the owned properties identified above.


                               LEGAL PROCEEDINGS
                               -----------------

          Certain subsidiaries of the Company are currently subject to a number of claims and legal actions that arise in the ordinary course of business, including claims under the Federal Employers' Liability Act, a fault based system under which injuries to and deaths of railroad employees are settled by negotiations or litigation based upon comparative negligence. The Company believes that it has adequate insurance coverage and has provided adequate reserves for any liabilities which may arise as a result of these claims, and that such claims will not have a material impact on the Company's results of operations or financial position.

Product Liability Actions
-------------------------

          Prior to March 1971, under previous management, Emons Industries, Inc. ("Industries") (then known as Amfre-Grant, Inc.) was engaged in the business of distributing (but not manufacturing) various generic and prescription drugs. Industries sold and discontinued these business activities in March 1971 and commenced its railcar leasing and railroad operations in October 1971. One of the drugs which had been distributed was diethylstilbestrol ("DES"), which was taken by women during pregnancy to prevent miscarriage.

          As of March 31, 1999, Industries was one of numerous defendants (including many of the largest pharmaceutical manufacturers) in 665 lawsuits in which the plaintiffs allege that DES caused adenosis, infertility, cancer or birth defects in the offspring or grandchildren of women who ingested DES during pregnancy. In these actions, liability is premised on the defendant's participation in the market for DES, and liability is several and limited to the defendant's share of the market. Of these lawsuits, 660 were commenced after the confirmation by the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") of Industries' Reorganization Plan in December 1986 (the "Plan"), while the remaining five lawsuits are claims which will be treated under the Plan. These actions are currently in various stages of litigation.

          On April 16, 1998, the Bankruptcy Court granted Industries' motion for summary judgment declaring that the post-confirmation lawsuits represent claims which should be asserted against Industries' Chapter 11 estate and are not post-reorganization liabilities. A formal judgment was entered by the court on May 6, 1998. In September 1998, one counsel representing multiple DES claimants appealed the Bankruptcy Court's judgment to the United States District Court. This appeal is currently pending.

          Industries has product liability insurance and defense coverage for nearly all the claims which fall within the policy period 1948 to 1970 up to varying limits by individual and in the aggregate for each policy year. To date, Industries has not exhausted insurance coverage in any policy year.
During the period July 1, 1998 to March 31, 1999, 13 new actions were commenced in which Industries was named as a defendant and 28 lawsuits were settled or dismissed at no liability to Industries. As of March 31, 1999 there were 289 cases pending in the state court in Ohio. On June 29, 1998, the Ohio Supreme Court ruled that Ohio law would not permit DES cases in which the plaintiff could not identify the manufacturer of DES allegedly ingested by mothers of DES plaintiffs. As a result, all 289 Ohio DES cases against the Company are subject to dismissal. Counsel for these plaintiffs filed motions, which remain pending, for reargument and to stay implementation of the decision.

          The following table sets forth the states and courts in which DES cases were pending, and the number of DES cases pending against the Company in each jurisdiction as of March 31, 1999:

========================================================
    State                Court           Number of Cases
--------------  -----------------------  ---------------
--------------------------------------------------------
California      Los Angeles County                     1
                San Francisco County                   4
--------------------------------------------------------
New York        New York County                      360
--------------------------------------------------------
Ohio            Cuyahoga County                      114
                Summit County                         80
                Federal Court, Northern
                District of Ohio                      95
--------------------------------------------------------
Pennsylvania    Philadelphia County                   10
--------------------------------------------------------
Texas           Travis County                          1
========================================================

          These cases seek, as relief, compensation for injuries that plaintiffs allegedly have sustained as a result of in utero DES exposure, and punitive damages. The amounts sought are not specified.

          Management intends to vigorously defend all of these actions. In the event that the Bankruptcy Court's decision referred to above is reversed by the appellate court, it is possible that Industries could ultimately have liability in these actions in excess of its product liability insurance coverage described above. However, based upon Industries' experience in prior DES litigation, including the proceedings before the Bankruptcy Court, and its current knowledge of pending cases, the Company believes that it is unlikely that Industries' ultimate liability in the pending cases, if any, in excess of insurance coverage and existing reserves, will be in an amount sufficient to have a material adverse effect upon the Company's consolidated financial position or results of operations.

Environmental Liability
-----------------------

          During fiscal 1994, the Company's Maryland and Pennsylvania Railroad ("MPA") discovered a diesel fuel oil spill at its locomotive maintenance facility in York, Pennsylvania, resulting from the fueling of its locomotives. MPA is currently performing additional testing and is working with the Pennsylvania Department of Environmental Protection ("PADEP") to investigate and, to the extent necessary, remediate the contaminated area. In January 1997, as a result of these testing activities, MPA discovered free product in some of its monitoring wells. The Company estimates that the cost to remediate the free product could potentially range from $100,000 to $200,000, although the final costs have not yet been determined. The Company has provided sufficient reserves for the anticipated remediation costs. PADEP could also potentially require further investigation and, to the extent necessary, remediation of ground water and/or soils at this facility at some point in the future.
However, the Company cannot determine at this time whether PADEP will require further investigation and remediation, or what the ultimate costs of addressing this matter may be or what effect, if any, they could have upon the Company's consolidated financial position or results of operations.


                          YEAR 2000 COMPLIANCE ISSUES
                          ---------------------------

          The Company has evaluated its risks with respect to year 2000 compliance issues and the impact on its information systems and operations. The significant risk areas identified include third party software utilized in house by the Company on its own information systems, value added networks, outside service providers and information systems utilized by the Company's primary connecting rail carriers. The Company does not utilize any internally developed software that is significant to its operations. The Company has investigated the potential impact of the year 2000 with respect to each significant risk area identified, and has determined that all significant software either is year
2000 compliant, is in the process of being modified by the respective parties to accommodate the year 2000, or is replaceable by alternative software options at a reasonable cost.

          Company's State of Readiness
          ----------------------------

          As discussed in the "Risk of the Company's Year 2000 Issues" section below, the Company has determined that its successful transition into the year 2000 is heavily dependent upon its third party vendors, value added networks, outside service providers and connecting rail carriers becoming year 2000 complaint. Since this portion of the Company's year 2000 compliance plan is largely outside of the Company's control, the Company has been and will continue to closely monitor the year 2000 compliance status of these parties. Based upon the Company's review of information publicly disseminated and direct discussions with such parties to date, all applicable third party vendors, value added networks, outside service providers and connecting rail carriers have represented that all software significant to the Company's operations either is or will be year 2000 compliant by the year 2000. However, there can be no assurance that these parties will be successful in meeting their year 2000 commitments. The remaining portion of the Company's year 2000 compliance plan is summarized below.

          Phase I - Development of a Year 2000 Compliance Plan
          ----------------------------------------------------

          The Company engaged the services of a year 2000 compliance consultant to assist in the preparation of a year 2000 compliance plan, to identify all hardware and third party software that is significant to the operations of the Company, to test hardware identified for year 2000 compliance, and to research the year 2000 compliance status of third party software identified. The Company received the completed report from its year 2000 compliance consultant in December 1998 and has completed the planning phase of its year 2000 compliance plan.

          Phase II - Identification of hardware and third party software
          --------------------------------------------------------------
               applications significant to the operations of the Company and
               -------------------------------------------------------------
               preliminary identification of hardware and third party software
               ---------------------------------------------------------------
               that is not year 2000 complaint.
               -------------------------------

          In December 1998, the Company received a report from its year 2000 compliance consultant which included an inventory and year 2000 compliance status report of significant hardware and third party software utilized by the Company. The Company has completed the identification phase of its year 2000 compliance plan.

          Phase III - Upgrade/replacement and testing of significant hardware
          -------------------------------------------------------------------
               and third party software.
               ------------------------

          The Company's year 2000 compliance consultant performed year 2000 compliance testing of significant hardware and delivered a report to the Company in December 1998 which included a detail listing of all non-compliant hardware. The Company has identified upgrades for all significant hardware and plans to install and test such upgrades by September 30, 1999.

          Where applicable, the Company is in the process of replacing or installing year 2000 compliant upgrades for third party software, and will install similar upgrades for other third party software as they become available. The Company intends to complete the replacement or installation of such upgrades and perform testing of third party software for year 2000 compliance by September 30, 1999. In addition, the Company will perform year 2000 compliance testing of software utilized by value added networks, outside service providers and connecting rail carriers as such software is made year 2000 complaint by these parties.

          Risk of the Company's Year 2000 Issues
          --------------------------------------

          The Company's most significant risk with respect to the year 2000 is its reliance upon third party vendors, value added networks, outside service providers and connecting rail carriers to become year 2000 compliant. Since year 2000 compliance by these parties is outside of the Company's control, there can be no assurance that the systems critical to the Company's operations will be compliant by the year 2000. If any of these parties do not successfully achieve year 2000 compliance, the Company's operations may be adversely affected. The status of the Company's significant risk areas is as follows:

     1.   Third Party Software - The Company's critical third party software
          --------------------
          utilized in house consists of its railcar accounting, interline settlement and general ledger systems. The Company's vendor for its railcar accounting system has indicated that the year 2000 compliant version is currently scheduled for release during the spring of 1999. The vendor contracted by the Association of American Railroads to develop and maintain the PC-based interline settlement system utilized by the Company has indicated that the year 2000 compliant version has been substantially completed and is scheduled for release during the spring of 1999. The Company's general ledger accounting software vendor has indicated that its general ledger system is year 2000 compliant.

     2.   Value Added Networks - The Company's primary value added network
          --------------------
          utilized in EDI communications with other rail carriers has indicated that its software is already year 2000 compliant.

     3.   Outside Service Providers - The Company utilizes outside service
          -------------------------
          providers for certain critical railroad accounting functions including car hire accounting and rail communications through Railinc. The provider of car hire accounting services has indicated that it is in the process of modifying its system to be year 2000 compliant and that the year 2000 compliant version is scheduled to be completed by early summer 1999. Railinc provides a variety of central system services for the North American rail industry, including railroads, rail equipment owners, other rail suppliers, rail customers and others, and has indicated that some of its system services are already year 2000 compliant and that all remaining system services are scheduled to be year 2000 compliant by June 30, 1999.

     4.   Connecting Rail Carriers - Each of the Company's primary connecting
          ------------------------
          rail carriers has indicated that it is in the process of modifying its systems to be year 2000 compliant, and will be completed in time for the year 2000.

          Costs to Address Year 2000 Issues
          ---------------------------------

          The Company does not anticipate that the cost of becoming year 2000 compliant will be material to its results of operations.

          Contingency Plans
          -----------------

          The Company's contingency plans are segregated into two groups of software, including industry specific software and all other software. With respect to industry specific software, which includes third party software utilized in house by the Company, software provided by outside service providers, and software utilized by the Company's primary connecting rail carriers, the Company does not have a variety of alternatives available. As a result, the Company is heavily reliant upon these vendors, service providers and
connecting rail carriers to meet their year 2000 compliance commitments.   The
Company does not currently have any contingency plans with respect to this software, and will closely monitor the progress of these vendors, service providers and connecting rail carriers. With respect to all other software, the Company believes there are sufficient alternatives available at a reasonable cost should existing software not be made year 2000 compliant. The Company believes that it will receive year 2000 compliance upgrades for most, if not all, other software. Should upgrades not be available, the Company will acquire year 2000 compliant software with sufficient lead time for implementation.

                     MARKET FOR COMPANY'S COMMON STOCK AND
                        RELATED SECURITY HOLDER MATTERS
                        -------------------------------

          The Company's Common Stock is traded on the Nasdaq/SmallCap Market under the symbol "EMON". The table below sets forth, for the periods indicated, the high and low bids for the Common Stock as reported on the Nasdaq/SmallCap Market. As of April 23, 1999, the first business date preceding the date that the Merger Agreement was executed, the high and low sales prices of the Common Stock were each $2.125. As of May 10, 1999, the high bid, low bid and closing bid for the Common Stock was $2.25, $2.00 and $2.125, respectively.

                                   COMMON STOCK PRICE RANGE

Fiscal Year   Fiscal Quarter     High Bid     Low Bid     Total Volume
-----------  ----------------  ------------  ---------  ----------------
       1999        First           $3.4375    $ 2.125       618,303
                   Second           2.8125       2.25       240,040
                   Third            2.5625     1.5625       317,172
       1998        First           $ 3.875    $ 1.375       402,647
                   Second            3.625      2.375       235,488
                   Third            4.0625      2.625       449,658
                   Fourth             3.25      2.625       228,857
       1997        First           $3.1875    $1.5625     1,292,871
                   Second            5.375       2.75       980,965
                   Third            3.5625       2.75       210,989
                   Fourth             2.75      1.875       118,870

          As of May 10, 1999, the Company had 6,218,986 shares of Common Stock issued and outstanding which were held by approximately 1,737 Stockholders of record. No cash dividends have been paid on the Common Stock and no cash dividends are expected to be paid on the Common Stock in the foreseeable future. The Company's Loan and Security Agreement with its primary lender prohibits the payment of cash dividends and certain other distributions without the prior consent of the lender.

          The Convertible Preferred Stock is quoted on the OTC Bulletin Board. The table below sets forth, for the periods indicated, the high and low bids for the Convertible Preferred Stock as quoted on the OTC Bulletin Board. As of April 19, 1999, the last date of trading preceding the date that the Merger Agreement was executed, the high and low sales prices of the Convertible Preferred Stock were each $2.375. As of April 30, 1999, the last date on which bid prices were quoted prior to May 10, 1999, the high bid, low bid and closing bid for the Convertible Preferred Stock were each $2.125.


                                   CONVERTIBLE PREFERRED
                                     STOCK PRICE RANGE

Fiscal Year   Fiscal Quarter    High Bid    Low Bid    Total Volume
-----------  ----------------  ----------  ---------  --------------
    1999       First              $2.875    $2.25          8,500
               Second              2.625     2.625        17,100
               Third               2.625     2.375        12,400

    1998       First              $1.75     $1.50         33,952
               Second                 *         *         27,683
               Third               2.875     2.75         22,700
               Fourth              2.875     2.3125       44,700

    1997       First               $1.75     $1.75         3,936
               Second                 *         *         20,164
               Third                  *         *             69
               Fourth                 *                      210

-------------
/*/  No responsive bid reported for such quarter.

          As of May 10, 1999, 1,485,543 shares of Convertible Preferred Stock were issued and outstanding which were held by approximately 641 Stockholders of record, none of which are affiliates of the Company. The holders of the Convertible Preferred Stock are entitled to a dividend of $.14 per share per annum, when declared, which is to be paid semi-annually. The Board of Directors voted to omit the regular semi-annual dividend which would have been payable from the period January 2, 1991 through January 4, 1999. Dividends in arrears as of May 10, 1999 aggregated $1,767,796. These shares are quoted on the OTC Bulletin Board.

                              VOTE OF STOCKHOLDERS
                              --------------------

     Approval of the Merger Proposal requires the affirmative vote of the (i) holders of at least a majority of the outstanding Common Stock and the Convertible Preferred Stock, voting together as a single class and (ii) holders of at least a majority of the outstanding Convertible Preferred Stock, voting as a separate class. Approval of each of the Proposed Charter Amendments requires the affirmative vote of the holders of at least a majority of the outstanding Common Stock and Convertible Preferred Stock, voting together as a single class.

                            DISCRETIONARY AUTHORITY
                            -----------------------

     It is not intended to bring before the Special Meeting any matters except the Merger Proposal or any possible adjournment of the Special Meeting. Management is not aware at this time that any other matters are to be presented for action, If, however, any other matters properly come before the Special Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

                    STOCKHOLDER PROPOSALS FOR ANNUAL MEETING
                    ----------------------------------------

          Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company for inclusion in the Company's Proxy Statement and form(s) of proxy relating to such meeting no later than June 12, 1999. Proposals may be mailed to the Company, to the attention of the Secretary, 96 South George Street, York, PA 17401. In order to curtail controversy as to the date on which a proposal was received by the Company, proponents should submit their proposals by Certified Mail-Return Receipt Requested. Timely receipt of a Stockholder's proposal, however, will satisfy only one of various requirements for inclusion in the Company's proxy materials.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

          The Financial Statements of the Company and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the following documents, are incorporated herein by this reference and made a part hereof:

     (a) The Company's annual report on Form 10-K for the fiscal year ended June 30, 1998.

     (b) The Company's quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999.

     (c)  The Company's current report on Form 8-K dated December 23, 1998.

          The following additional documents, are incorporated herein by this reference and made a part hereof:

     (d)  The Company's current report on Form 8-K dated April 30, 1999.

     (e) The Company's Registration Statement on Form 8-A dated April 30, 1999 with respect to the Rights.

          Additionally, all documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof but prior to the Special Meeting, shall be deemed to be incorporated herein by reference.

                        INDEPENDENT PUBLIC ACCOUNTANTS
                        ------------------------------

          The consolidated financial statements of the Company incorporated in this Proxy Statement by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report. The Company anticipates that the representatives of Arthur Andersen LLP will attend the Special Meeting, may make a statement if they desire to do so and also will be available to respond to appropriate questions.

                                 OTHER MATTERS
                                 -------------

     On written request, the Company will provide without charge to each record or beneficial holder of the Company's Common Stock and Convertible Preferred Stock as of May 10, 1999, a copy of (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, (ii) the Company's quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999, and (iii) the Company's current report on Form 8-K dated December 23, 1998, (iv) the Company's current report on Form 8-K dated April 30, 1999, and (v) the Company's Registration Statement on Form 8-A dated April 30, 1999, in each case as filed with the Securities and Exchange Commission. Requests should be addressed to Ms. Kimberly B. Smith, Assistant Secretary, Emons Transportation Group, Inc., 96 South George Street, York, PA 17401.

                         By Order of the Board of Directors

                         Scott F. Ziegler
                         Secretary


Date:  May 13, 1999

                                    ANNEX A
                                    -------

                              AGREEMENT OF MERGER

          AGREEMENT OF MERGER dated as of April 25, 1999 (the "Agreement"), between EMONS TRANSPORTATION GROUP, INC., a Delaware corporation ("ETG"), with
                                                                   ---
its principal place of business located at 96 South George Street, York, PA 17401 and ETG Merger Corporation, a Delaware corporation ("NEWCO"), with its
                                                           -----
principal place of business located at 96 South George Street, York, PA  17401.

          NEWCO is a corporation duly organized and existing under the laws of the State of Delaware, and has an authorized capital stock consisting solely of 1,000 shares of common stock, par value $.01 per share (the "NEWCO Common
                                                             ------------
Stock"), of which 100 shares are issued and outstanding.  NEWCO is a wholly-
-----
owned subsidiary of ETG.

          The Boards of Directors of NEWCO and ETG, deeming is desirable that NEWCO be merged with and into ETG as permitted by the Delaware General Corporation Law, as amended (the "DGCL"), under and pursuant to the terms and
                                  ----
conditions hereinafter set forth, have by resolutions duly approved and adopted this Agreement and have directed that this Agreement be submitted to their respective stockholders for approval and adoption.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do agree as follows:

                                   ARTICLE I

                     THE MERGER, THE SURVIVING CORPORATION
                             AND THE EFFECTIVE DATE

          1.1  The Merger.  In accordance with the provisions of the DGCL, on
               ----------
the Effective Date (as hereinafter defined), NEWCO shall be merged with and into ETG (the "Merger"), which shall be, and is herein sometimes referred to as, the
          ------
"Surviving Corporation."  Upon the Effective Date, the name of the Surviving
 ---------------------
Corporation shall be "Emons Transportation Group, Inc." NEWCO and ETG are herein sometimes referred to as the "Constituent Corporations."
                                     ------------------------

          1.2  The Surviving Corporation.  From and after the Effective Date,
               -------------------------
the corporate existence of ETG, with all its rights, privileges, immunities, powers and purposes, shall continue unaffected and unimpaired by the Merger, and the corporate existence of NEWCO, with all its rights, privileges and immunities, shall be merged into ETG and ETG shall, as the Surviving Corporation, be fully vested therewith in accordance with the applicable laws of the State of Delaware. The separate existence and corporate organization of NEWCO, except insofar as they may be continued by statute, shall cease on the Effective Date.

          1.3  Closing and Effective Date.  The closing of the transactions
               --------------------------
contemplated by this Agreement shall take place at the offices of ETG, 96 South George Street, York, Pennsylvania 17401 on June 23, 1999 or on such later date as is agreed to by the parties (except as otherwise provided herein). The Merger shall become effective at the close of business on the date of the filing of a Certificate of Merger in accordance with the DGCL. The date on which the Merger shall become effective is herein called the "Effective Date."
                                                    --------------

                                   ARTICLE II

                          CERTIFICATE OF INCORPORATION
                        BY-LAWS, BOARD OF DIRECTORS AND
                       OFFICERS OF SURVIVING CORPORATION

          2.1  Certificate of Incorporation.  From and after the Effective Date,
               ----------------------------
the Certificate of Incorporation of ETG shall be the certificate of incorporation of the Surviving Corporation, until altered, amended or repealed in accordance with the provisions thereof and of applicable law.

          2.2  By-Laws.  The by-laws of ETG, in effect at the Effective Date,
               -------
shall be the by-laws of the Surviving Corporation, until altered, amended or repealed in accordance with the provisions thereof, of the certificate of incorporation and of applicable law.

          2.3  Board of Directors and Officers.  The directors and officers of
               -------------------------------
ETG on the Effective Date shall be the directors and officers of the Surviving Corporation as of the Effective Date. Such directors and officers shall serve until their respective successors are duly elected and qualified.


                                  ARTICLE III

                          TREATMENT OF SHARES OF EACH
                            CONSTITUENT CORPORATION

          3.1  Common Stock of NEWCO.  On the Effective Date, each share of
               ---------------------
NEWCO Common Stock outstanding immediately prior to the Merger shall be canceled.

          3.2  Common Stock of ETG.  On the Effective Date, each share of ETG
               -------------------
common stock, par value $.01 per share, outstanding immediately prior to the Merger ("ETG Common Stock") shall remain outstanding and each Share of $.14
         ----------------
Series A Cumulative Convertible Preferred Stock, par value $.01 per share

("Convertible Preferred Stock") (other than Convertible Preferred Stock as to
  ---------------------------
which dissenters' rights of appraisal have been perfected under the DGCL) will be exchanged for 1.1 fully-paid and nonassessable shares of ETG Common Stock.

          3.3  Sole Rights.  From and after the Effective Date, the holders of
               -----------
certificates evidencing ownership of shares of NEWCO Common Stock outstanding immediately prior thereto shall cease to have any rights with respect to such stock except as otherwise provided herein or by law.


                                   ARTICLE IV

                       TRANSFER OF ASSETS AND LIABILITIES

          4.1  Certain Effects of Merger.  At the Effective Date, all rights,
               -------------------------
privileges, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations shall be possessed by the Surviving Corporation, subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise under the laws of the State of Delaware or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall at the Effective Date attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

          4.2  Supplementary Action.  If at any time after the Effective Date
               --------------------
any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm or record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of the Agreement, the proper officers and directors of the respective Constituent Corporations as of the Effective Date shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF NEWCO

          NEWCO represents and warrants to ETG as follows:

          5.1  Organization and Existence.  NEWCO is a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

          5.2  Capitalization.  The authorized capital stock of NEWCO consists
               --------------
of 1,000 shares of NEWCO Common Stock, of which 100 shares are issued and outstanding on the date hereof. Each outstanding share of NEWCO Common Stock is duly and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive right of stockholders.

          5.3  Subsidiaries and Affiliates.  NEWCO does not directly or
               ---------------------------
indirectly own more than 50% of the outstanding capital stock of any other corporation.

          5.4  Stock Options and Conversion Rights.  NEWCO does not have
               -----------------------------------
outstanding any stock, other security, option or warrant, nor does there exist any other legal or contractual right, which entitles the holder thereof to purchase or otherwise acquire any capital stock or other security of or other interest in NEWCO or to convert the same into any capital stock or other security of or other interest in NEWCO.

          5.5  Authority and Approval.  NEWCO has full corporate power and
               ----------------------
authority to execute, deliver and perform this Agreement, and, upon the requisite approval thereof by ETG, its sole stockholder, all corporate action of NEWCO necessary for such execution, delivery and performance will have been duly taken. Such execution, delivery and performance do not require any action or consent of, or any registration with, any governmental regulatory body or other authority or of any other party under any contract, agreement or other undertaking, or under any order or decree to which NEWCO or any subsidiary or affiliate is a party to which any of their properties or assets are subject and will not conflict with or entitle any party to terminate or call a default under, any such contract, agreement, undertaking, order or decree.

          5.6  Litigation.  There is no action, suit or other litigation or
               ----------
proceeding or governmental investigation pending, or to the knowledge of the officers of NEWCO, threatened or in prospect with respect to its businesses, properties or assets, which, if adversely determined, would have a material adverse effect upon the assets or business of NEWCO.

          5.7  Material Contracts.  NEWCO is not a party to any material
               ------------------
contract, instrument or undertaking.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF ETG

          ETG represents and warrants to NEWCO as follows:

          6.1  Organization and Existence.  ETG is a corporation duly organized,
               --------------------------
validly existing and in good standing under the laws of the State of Delaware. All the issued and outstanding shares of capital stock of ETG have been duly authorized by all necessary corporate action, and are validly issued, fully paid and nonassessable.

          6.2  Authority and Approvals.  ETG has full corporate power and
               -----------------------
authority to execute, deliver and perform this Agreement and, upon the requisite approval thereof by its stockholders, all corporate action of ETG necessary for such execution, delivery and performance does not require any action or consent of, or any registration with, any governmental regulatory body or other authority or of any other party under any contract, agreement or other undertaking or under any order or decree to which ETG is a party or to which any of its properties or assets are subject and will not conflict with, or entitle any party to terminate or call a default under, any such contract, agreement undertaking, order or decree.


                                  ARTICLE VII

                                COVENANTS OF ETG

          7.1  Stockholders' Meeting.  ETG will call a special meeting of its
               ---------------------
stockholders (the "ETG Special Stockholders Meeting") to be held on June 23,
                   --------------------------------
1999 (or such later date upon which the parties shall agree) to submit this Agreement and the transaction contemplated hereby for their approval.

          7.2  ETG Proxy Statement.  ETG will prepare and send to its
               -------------------
stockholders, for purposes of considering and voting upon this Agreement at the ETG Special Stockholders' Meeting, a proxy statement satisfying the applicable requirements of Delaware law and complying as to form in all material respects with all applicable state and federal law and the rules and regulations thereunder (such proxy statement in the form mailed by ETG to its stockholders, together with any and all amendments and supplements thereto, herein referred to as the "ETG Proxy Statement").
        -------------------


                                  ARTICLE VIII

                           COVENANTS OF NEWCO AND ETG

          8.1  Certain other Covenants.  Prior to the Effective Date, NEWCO and
               -----------------------
ETG will make every reasonable effort to obtain such written consents, approvals, authorizations, modifications, rulings and opinions from third parties or take such measures and actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.


                                   ARTICLE IX

                        CONDITIONS TO OBLIGATIONS OF ETG

          The obligations of ETG to effect the transactions contemplated hereby are subject to the satisfaction of the condition set forth in Section 8.1 and, at its option, the satisfaction or waiver of the following other conditions:

          9.1  ETG Stockholders' Approval.  The requisite approval of this
               --------------------------
Agreement shall have been given by the stockholders of ETG.

          9.2  Consents, Approvals, Authorizations, Modifications and Rulings.
               --------------------------------------------------------------
All consents, approvals, authorizations, modifications and rulings required or, in the opinion of ETG, necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and related transactions shall have been obtained (whether from government authorities or other persons) and shall be in form and substance satisfactory to ETG.

          9.3  Representations, Warranties and Agreements of NEWCO.  All
               ---------------------------------------------------
representations and warranties made herein by NEWCO shall be true in all material respects as of the date made and as of the Effective Date; NEWCO shall have performed in all material respects the obligations and agreements undertaken by NEWCO herein to be performed at or prior to the Effective Date; and NEWCO shall have delivered to ETG a certificate to such effect, dated the Effective Date, signed by the President and the Treasurer or Secretary of NEWCO.

          9.4  Absence of Litigation.  No claim, action, suit or proceeding
               ---------------------
shall be pending or threatened against any of the parties hereto or any of their affiliates which, if adversely determined, would prevent or hinder consummation of the Merger contemplated by this Agreement, result in the payment of substantial damages as a result of such Merger and the transactions contemplated hereby or otherwise impair the benefits contemplated hereby.


                                   ARTICLE X

                       CONDITIONS TO OBLIGATIONS OF NEWCO

          The obligation of NEWCO to effect the transactions contemplated hereby are subject to the satisfaction of the condition set forth in Section 8.1 and, at its option, the satisfaction or waiver of the following other conditions.

          10.1  NEWCO Stockholders' Approval.  The requisite approval of this
                ----------------------------
Agreement shall have been given by the stockholder of NEWCO.

          10.2  Consents, Approvals, Authorizations, Modifications and Rulings.
                --------------------------------------------------------------
All consents, approvals, authorizations, modifications and rulings required or, in the opinion of NEWCO, necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and related transactions shall have been obtained (whether from governmental authorities or other persons) and shall be in form and substance satisfactory to NEWCO.

          10.3  Representations, Warranties and Agreements of ETG.  All
                -------------------------------------------------
representations and warranties made herein by ETG shall be true in all material respects as of the date made and as of the Effective Date; ETG shall have performed in all material respects the obligations and agreements undertaken by ETG herein to be performed at or prior to the Effective Date; and ETG shall have delivered to NEWCO a certificate to such effect, dated the Effective Date, signed by an executive officer thereof.

          10.4  Absence of Litigation.  No claim, action, suit or proceeding
                ---------------------
shall be pending or threatened against any of the parties hereto or any of their affiliates which, if adversely determined, might prevent or hinder consummation of the Merger contemplated by this Agreement, result in the payment of substantial damages as a result of such Merger and the transactions contemplated hereby or otherwise impair the benefits contemplated hereby.


                                   ARTICLE XI

                   CONDITIONS TO OBLIGATIONS OF ETG AND NEWCO

          The obligations of ETG and NEWCO to effect the transactions contemplated hereby are subject to the satisfaction or waiver of the conditions set forth as follows:

          11.1  Stockholder Approval.  This Agreement shall have been approved
                --------------------
and adopted by the stockholders of both of the Constituent Corporations in accordance with Delaware Law.

          11.2  No Prohibition.  No provision of any applicable law or
                --------------
regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.


                                  ARTICLE XII

                                  TERMINATION

          12.1  Termination.  This Agreement may be terminated at any time prior
                -----------
to the Effective Date, notwithstanding approval of the Agreement by the NEWCO Stockholder, by mutual written consent of the Boards of Directors of NEWCO and ETG; or

          12.2  Effect of Termination.  In the event that this Agreement is
                ---------------------
terminated, this Agreement shall forthwith become void and of no further force or effect and there shall be no obligation on the part of NEWCO, ETG or their respective officers, directors or stockholders.


                                  ARTICLE XIII

                                 MISCELLANEOUS

          13.1  Non-Survival of Representations and Warranties.  The
                ----------------------------------------------
representation and warranties contained herein shall expire at the Effective
Date.

          13.2  Tax Treatment.  It is expressly understood and agreed that ETG
                -------------
and NEWCO and their respective officers and agents have not made any warranty or agreement express or implied as to the tax consequences of this transaction.

          13.3  Notices.  Any notice hereunder to a party shall be deemed to be
                -------
properly served if in writing and delivered or mailed to (with a contemporaneous copy by telex or facsimile transmission), in the case of ETG:

          Emons Transportation Group, Inc.
          96 South George Street
          York, PA  17401
          Attn:  Mr. Scott Ziegler

and, in the case of NEWCO:

          ETG Merger Corporation
          96 South George Street
          York, PA  17401
          Attn:  Mr. Scott Ziegler

or to such other address as may have been furnished in writing by such party to the other party to this Agreement, and shall be deemed to have been given as of the time delivered or mailed registered or certified mail, postage paid, except that notice of termination pursuant hereto shall be effective only upon receipt.

          13.4  Prior Agreements; Modifications; Waivers.  This Agreement shall
                ----------------------------------------
supersede all other prior agreements, documents or other instruments with respect to the matters covered hereby. This Agreement may be amended or modified at any time prior to the Effective Date by written agreement of the Board of Directors of the parties hereto, or officers authorized by such Boards, at any time before or after approval thereof by the stockholders of either or both Constituent Corporations.

          13.5  Captions.  The captions in this Agreement are for convenience
                --------
only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          13.6  Governing Law.  The terms of this Agreement shall be governed
                -------------
by, and interpreted and construed in accordance with the provisions of, the laws of the State of Delaware.

          13.7  Counterparts.  This Agreement may be executed in any number of
                ------------
counterparts, each of which when so executed shall constitute an original copy hereof.

                           [SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officers as of the date first above written.


Attest:            EMONS TRANSPORTATION GROUP, INC.


By:    /s/ Scott Ziegler              By:   /s/ Robert Grossman
     ---------------------------           ---------------------------------
     Scott Ziegler                         Robert Grossman
     Secretary                             President

Attest:                              ETG MERGER CORPORATION


By:    /s/ Scott Ziegler              By:   /s/ Robert Grossman
     ---------------------------           ---------------------------------
     Scott Ziegler                         Robert Grossman
     Secretary                             President

                                   ANNEX B-1
                                   ---------



                                    February 22, 1999

Board of Directors
Emons Transportation Group, Inc.
96 South George Street
York, PA 17401

Ladies and Gentlemen:

     Emons Transportation Group, Inc. ("Emons" or the "Company") has requested an opinion as to the fairness, from a financial point of view, that the exchange of one (1.0) share of $0.14 Series A Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") for one and one-tenth (1.1) shares of common stock ("Common Stock") is fair to the holders of Convertible Preferred Stock and the holders of Common Stock. The terms of the transaction are provided in the Agreement of Merger (the "Merger Agreement") between the Company and Newco, a Delaware corporation ("Newco"), which is a newly-formed, wholly-owned subsidiary of the Company (the "Merger Proposal"). We were retained by the Company and commenced our investigation on December 11, 1998.

     The Merger Agreement provides for the merger of Newco into the Company, with the Company being the surviving corporation in the merger (the "Merger"). As a result of the Merger (i) each outstanding share of Convertible Preferred Stock will be exchanged for 1.1 shares of Common Stock and (ii) all current shares of Common Stock will remain outstanding, unaffected by the Merger. Approval of (i) the holders of a majority of the outstanding Common Stock and Convertible Preferred Stock, voting together as a single class and (ii) the holders of a majority of the Convertible Preferred Stock, voting as a separate class, is required to approve the Merger Proposal. The Company may withdraw the Merger Proposal if the holders of more than 5% of the outstanding Convertible Preferred Stock have properly exercised appraisal rights in accordance with
Section 262 of the Delaware General Corporation Law.

     In connection with the opinion, we have reviewed, among other things, (i) the proposed Merger Agreement, (ii) Draft Proxy Statement of Emons Transportation Group, Inc. for the Special Meeting of Stockholders, dated February 18, 1999, (iii) Annual Reports and Form 10-K's for fiscal years ended June 30, 1996, 1997 and 1998, (iv) Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and December 31, 1998, (v) internal, non-public budgets and projections for fiscal years 1999, 2000 and 2001, (vi) publicly available financial data of regional railroad companies which FBW deemed comparable to the Company, and (vii) Notice of Special Meeting of Stockholders and Proxy Statement, dated August 23, 1989. FBW also held various discussions with management of the Company regarding its past and current business operations, financial condition and future prospects. FBW also held discussions with the Company's accountants and counsel and performed such other investigations as it deemed necessary.

     Ferris, Baker Watts, Inc. is providing the Company with a valuation of the Convertible Preferred Stock as of September 27, 1989 (the "Valuation"). Ferris, Baker Watts, Inc. has no current investment banking relationship with the Company except for the Valuation and our review of the fairness to the holders of Convertible Preferred Stock and holders of Common Stock of the Company of the consideration to be provided to the holders of Convertible Preferred Stock in the proposed Merger.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for the purposes of this opinion whether publicly available or provided to us by the Company, and we have not assumed any responsibility for independent verification of such information. FBW has further assumed that the financial budgets and projections provided to FBW by the Company have been reasonably determined reflecting the best currently available estimates and judgements of the management of the Company as to the future financial performance of the Company. FBW expressed no view as to such budgets or projections or the assumptions on which they were based. We express no opinion as to the consideration to be received by holders of Convertible Preferred Stock who may perfect dissenters' statutory fair appraisal rights. Based upon the foregoing and based upon other such matters that we consider relevant, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of Convertible Preferred Stock in the proposed Merger is fair to the holders of Convertible Preferred Stock and holders of Common Stock from a financial point of view as of the date hereof.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our opinion was prepared at the request of the Board of Directors and does not constitute a recommendation as to how a shareholder should vote on matters associated with the proposed Merger. Subsequent events may affect the conclusions reached in this opinion, and we neither have nor do we assume any obligation to update, revise or reaffirm this opinion which speaks solely as of this date and with respect to matters contained herein.

                                    Very truly yours,

                                     /s/ Ferris, Baker Watts, Inc.

                                    FERRIS, BAKER WATTS, INC.

                                   ANNEX B-2
                                   ---------

                                            May__, 1999



Board of Directors
Emons Transportation Group, Inc.
96 South George Street
York, PA 17401

Ladies and Gentlemen:

  You have requested that we confirm our opinion, set forth in our letter, dated February 22, 1999 (the "Prior Letter"), as to the fairness, from a financial point of view, that the exchange of one (1.0) share of $0.14 Series A Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") for one and one-tenth (1.1) shares of Common Stock is fair to the holders of Convertible Preferred Stock and the holders of Common Stock. All capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Prior Letter.

  It is understood that this letter is subject to the same qualifications and limitations set forth in the Prior Letter (except as to the date on which the Prior Letter speaks and the date through which we reviewed information made available to us, both of which shall be as of the date hereof).

  Based upon the foregoing and based upon other such matters that we consider relevant, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of Convertible Preferred Stock in the exchange of shares as set forth in the Prior Letter continues to be fair to the holders of Convertible Preferred Stock and the holders of Common Stock from a financial point of view. Subsequent events may affect the conclusions reached in this letter, and we neither have nor do we assume any obligation to update, revise or reaffirm this opinion which speaks solely as of this date and with respect to matters contained herein.

                                            Very truly yours,


                                            FERRIS, BAKER WATTS, INC.

                                   ANNEX B-3
                                   ---------



                        EMONS TRANSPORTATION GROUP, INC.

                          Supplemental Information for
                 Emons Transportation Group, Inc. Board Members












                       Ferris, Baker Watts, Incorporated
                               Investment Banking

                                100 Light Street
                           Baltimore, Maryland 21202

                                  May 10, 1999

                        EMONS TRANSPORTATION GROUP, INC.



This document is based on information provided by Emons Transportation Group, Inc. as well as other sources deemed to be reliable. The information set forth in this document is intended solely for the use by the Board of Directors of Emons Transportation Group, Inc. (the "Client"). Possession of this document, or a copy thereof, does not carry with it the right of publication of all or a part of it, nor may it be used for any purpose by any party but the Client without the previous written consent of Ferris, Baker Watts, Inc. ("FBW") or the Client, and in any event only with proper attribution. The compensation received by FBW from this engagement is not dependent on the findings of this opinion. FBW has no other financial interest in Emons Transportation Group, Inc., or any related party.



                                Charles W. Place
                                 Vice President
                                 (410) 659-4657

                               TABLE OF CONTENTS

SECTION                                                  PAGE
-------------------------------------------------------  ----

Executive Summary                                           1

$0.14 Series A Cumulative Convertible Preferred Stock       2

Due Diligence Review                                        3

Valuation Methodology                                       3

Summary Valuation                                           5

Summary and Conclusion                                      6

EXHIBITS

Emons Transportation Projected Financial Statements and Free Cash Flow Analysis

Publicly Traded Comparable Company Analysis

Information Reviewed

EXECUTIVE SUMMARY

     Ferris, Baker Watts, Incorporated ("FBW") has been retained by the Board of Directors of Emons Transportation Group, Inc. ("Emons" or the "Company") to provide a fairness opinion that the exchange of one (1.0) share of $0.14 Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") for one and one-tenth (1.1) shares of common stock ("Common Stock") is fair, from a financial point of view, to the holders of Common Stock and the holders of Convertible Preferred Stock. The terms of the transaction are provided in the Agreement of Merger (the "Merger Agreement") between the Company and Newco, a Delaware corporation, which is a newly-formed, wholly-owned subsidiary of the Company ("Newco") (the "Merger Proposal"). The Merger Agreement provides for the merger of Newco into the Company, with the Company being the surviving corporation in the merger (the "Merger"). As a result of the Merger (i) each outstanding share of Convertible Preferred Stock will be exchanged for 1.1 shares of Common Stock and (ii) all shares of current Common Stock will remain outstanding, unaffected by the Merger. As of May 10, 1999, there were 1,485,543 shares of Convertible Preferred Stock outstanding. FBW has reviewed selected public and internal information of Emons as well as public information relating to other companies in the railroad industry. FBW has also held several discussions with the senior management of the Company.

     The face value of the Convertible Preferred Stock plus accumulated undeclared dividends totaled $4,738,882 on May 10, 1999, or $3.19 per share. To realize this value, the holders of Convertible Preferred Stock would either (1) have to be redeemed by the Company, (2) sell shares of Convertible Preferred Stock on the OTC Bulletin Board at a price greater than $3.19, or (3) convert to Common Stock and sell the shares when the market bid price is greater than $3.54 per share. The Convertible Preferred Stock has no mandatory redemption provision and the holders have no right to elect a majority of the Board of Directors to force a redemption. The trading market for the Convertible Preferred Stock is highly illiquid, with average annual volumes of less than 100,000 shares for the last three years. The Company's cash flow cannot support additional debt to finance a cash redemption and Emon's ability to raise additional equity capital, that is not at a significant discount to its current market price, is minimal given the current public market environment for micro cap stocks. The only practical course of action for the holders of Convertible Preferred Stock to realize value from their investment is to convert to Common Stock and sell their shares in the market.

     To induce the holders of Convertible Preferred Stock to convert their shares to Common Stock, and thereby eliminate the class of Convertible Preferred Stock from its capital structure, the Company is proposing to exchange each share of Convertible Preferred Stock for 1.1 shares of Common Stock. The increase in consideration received by the holders of Convertible Preferred Stock (0.2 shares of Common Stock) in the proposed Merger reduces their current break-even selling price from $3.54 to $2.90 per share. In addition, as holders of Common Stock, they should benefit from the Company's ability to raise equity capital in the future to fund growth opportunities, including potential strategic acquisitions, which result in an increase in profitability and the overall value of the Company.

     By inducing the holders of Preferred Stock to convert at the proposed exchange ratio, the Company simplifies its capital structure and eliminates a claim senior to the holders of Common

Stock at a value less than the present value of that claim. By using Common Stock to remove the Convertible Preferred Stock from its capital structure, the Company preserves cash in the short-term that can be used to fund current operations and pay down debt. Additionally, with the elimination of the Convertible Preferred Stock from its capital structure, the Company will be positioned to raise equity capital in the future to fund future growth opportunities, including potential strategic acquisitions, which result in an increase in profitability and the overall value of the Company.

     Based on our analysis, the aggregate consideration given to the holders of Convertible Preferred Stock in the proposed Merger is greater than the consideration they would receive under the current convertible terms and less than the present value of their claim of approximately $4.9 million. While the additional shares of consideration results in short-term dilution to the existing holders of Common Stock, the Company is preserving cash that can be invested in growing the business and improving its capital structure. Therefore, in FBW's opinion, the exchange ratio in the proposed Merger is fair to the holders of Preferred Stock and the holders of Common Stock from a financial point of view.

$0.14 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The Convertible Preferred Stock was issued in September 1989 as a result of a merger between Emons Holdings, Inc. and Emons Merger Corporation. As a result of the merger, holders of the then existing Senior Preferred Stock received shares of the Convertible Preferred Stock in a one share for one share exchange. The significant terms of the Convertible Preferred Stock are as follows: (i) liquidation preference of $2.00 per share plus all accumulated undeclared dividends; (ii) dividends of $0.14 per share, per annum, payable semi-annually;
(iii) redemption price of $2.00 per share (after September 27, 1997) plus all accumulated undeclared dividends; (iv) right to vote as a class (one vote per share) with holders of Common Stock on all matters; (v) convertible into 0.9 shares of Common Stock; and (vi) both Convertible Preferred Stock and Common Stock issuable upon conversion are freely tradeable.

     The Company has not declared or paid a dividend on the Convertible Preferred Stock since July 1990. As of May 10, 1999, there were 1,485,543 shares of Convertible Preferred Stock outstanding. The current redemption price of the Convertible Preferred Stock equals $2.00 per share plus $1.19 per share of accumulated undeclared dividends for a total of $4,738,882.

     The Convertible Preferred Stock has no mandatory redemption provision and the holders do not have the right to elect a majority of the Board of Directors to force a redemption. To realize the value of their investment, the holders of Convertible Preferred Stock have to either (1) be redeemed by the Company, (2) sell shares of Convertible Preferred Stock on the OTC Bulletin Board at a price greater than $3.19, or (3) convert each share of Convertible Preferred Stock for
0.9 shares of Common Stock and sell the shares when the market bid price is greater than $3.54 per share.

DUE DILIGENCE REVIEW

     As an integral part of the effort to determine the fairness of the proposed Merger, FBW conducted an extensive review of the information provided by the Company. Please refer to Exhibit C for a listing of information reviewed by FBW. Charles W. Place, Vice President of FBW, also conducted several interviews with management of Emons and participated in conversations with the Company's counsel and accountants with respect to the proposed Merger. In general, FBW's discussions centered on the following areas:

 .    The historical operating results and the outlook for growing Emons'
     business.

 .    The qualitative benefits of the proposed Merger to the holders of
     Convertible Preferred Stock and holders of Common Stock.

 .    The quantitative benefits of the proposed Merger to the holders of
     Convertible Preferred Stock and holders of Common Stock.

VALUATION METHODOLOGY

     FBW considered several methods in evaluating the effect of the Merger on the holders of Convertible Preferred Stock and the holders of Common Stock. In the proposed Merger, the holders of Convertible Preferred Stock will receive additional consideration of 0.2 shares of Common Stock in exchange for each share of Convertible Preferred Stock. FBW's analysis focused on determining the Company's intrinsic value. From the Company's intrinsic value we subtracted debt obligations and other senior claims to arrive at the Company's intrinsic equity value. Multiplying the number of shares of Common Stock received by the holders of Convertible Preferred Stock in the proposed Merger by the Company's intrinsic equity value per share equals the aggregate value received by the holders of Convertible Preferred Stock in the Merger. As long as this value is greater than the value they would receive under the current convertible provisions, the Merger is attractive to holders of Convertible Preferred Stock. As long as this value is less than the present value claim of $4.9 million, the Merger is attractive to the holders of Common Stock. To determine the Company's intrinsic value, FBW employed the following valuation methods: (i) a discounted future free cash flow analysis; and (ii) a comparable public company multiple analysis.

Discounted Future Free Cash Flows

     This methodology is premised on the assumption that a buyer purchases a series of free cash flows that are generated by the assets of a business. This analysis separates and ascribes value only to the cash flows that can ultimately be taken out of the business. Cash that is generated but used to sustain the business (such as increases in working capital and capital expenditures) creates no incremental value to the buyer in and of itself. These free cash flows are then discounted to the present at the Company's weighted-average cost of capital. The weighted average cost of capital can be described as the average price a company must pay to attract both debt and equity to properly capitalize the firm's growth. It is this series or free cash flows that, when discounted to the present, and after subtracting claims by debt holders and others, represents the economic value of a firm to its shareholders.

     FBW used 8,202,523 shares outstanding for the purposes of determining the Company's intrinsic equity value per share, which consists of 6,218,986 current shares outstanding, 1,634,097 shares issued in the proposed Merger and 349,440 options and warrants. In addition, we considered discount rates of between 9.80% and 10.73%. The accuracy of this method of valuation depends largely on the integrity of the projections provided by management, which are outlined in Exhibit A.

Publicly Traded Comparable Companies

     FBW compared the value of the Company to the relative value of publicly traded companies that can be considered comparable to Emons. The purpose of this analysis is to apply industry multiples to the Company's recent financial results to derive a market-based estimate of the Company's intrinsic equity value per share. For this analysis, FBW also used 8,202,523 shares outstanding for the purposes of determining the Company's intrinsic equity value per share. The Comparable companies used in this analysis include Providence & Worcester Railroad Company, RailTex, Inc., Genesee & Wyoming, Inc., RailAmerica, Inc. and Pioneer Railcorp. See Exhibit B for the detailed comparable public company analysis. The pertinent performance measures are as follows:

 .    The Net Market Capital to Revenue ratio measures the enterprise value the market is willing to pay per dollar of revenue. Among comparable companies, this ratio can reflect and assign value to each company's relative market position. In addition, for companies that are experiencing rapid growth, either internally or through acquisition, the price to revenue ratio can also be interpreted as a means to value this growth.
     This ratio is far less consistent among comparable companies than ratios that measure value in relation to some measure of earnings.

 .    The Net Market Capital to Earnings Before Interest and Taxes (EBIT) ratio measures the enterprise value of the net operating assets as a multiple of the company's operating income before interest and taxes. By focusing on EBIT instead of net income, it is possible to decrease distortions among comparable companies that are due to different levels of debt in the capital structures, extraordinary items, varying tax rates, and other line items that occur below the operating profit line. EBIT is calculated to represent the pre-tax cash flow that would have resulted had the company been financed on a total equity basis.

 .    The Price/Earnings (P/E) ratio is the most commonly utilized valuation ratio. It can be understood as representative of what price the investor will pay for a given amount of earnings that is available to the common equity holder. The counter to this line of reasoning is that net income is often a poor approximation of an actual cash flow theoretically available to common shareholders. Before arriving at net income, companies in the same industry may have numerous idiosyncratic accounting differences that make their net income numbers less comparable.

 .    The Forward P/E ratio is similar to the P/E ratio mentioned above, however, the Forward P/E ratio uses estimates of earnings for future fiscal years versus the trailing twelve month earnings results and therefore provides an indication of how the company is expected to perform in the future.

SUMMARY VALUATION

     The following table summarizes, for each relevant valuation methodology, the intrinsic equity value per share and the aggregate consideration the holders of Convertible Preferred Stock would receive in the proposed Merger relative to the present value of their current claim of approximately $4.9 million. All data is in thousands except for per share data.

                                EQUITY                 AGGREGATE
                                VALUE    EXCHANGED     VALUE OF     CURRENT
VALUATION METHODOLOGY         PER SHARE   SHARES     CONSIDERATION   CLAIM   DISCOUNT
---------------------         ---------  ---------  --------------  -------  --------

Current Stock Price               $2.25      1,634          $3,677   $4,947   ($1,271)

Discounted Cash Flow:
  WACC of 10.73%                  $2.35      1,634          $3,840   $4,947   ($1,107)
  WACC of 9.80%                   $2.78      1,634          $4,543   $4,947     ($404)

Comparable Public Average
 Multiples:
  Revenue                         $1.87      1,634          $3,056   $4,947   ($1,891)
  EBIT                            $1.51      1,634          $2,467   $4,947   ($2,480)
  Earnings                        $1.73      1,634          $2,827   $4,947   ($2,120)
  Forward Earnings                $1.67      1,634          $2,729   $4,947   ($2,218)

Comparable Public Median
 Multiples:
  Revenue                         $1.92      1,634          $3,137   $4,947   ($1,810)
  EBIT                            $1.10      1,634          $1,797   $4,947   ($3,150)
  Earnings                        $1.75      1,634          $2,860   $4,947   ($2,088)
  Forward Earnings                $1.82      1,634          $2,974   $4,947   ($1,973)

     The following table summarizes, for each relevant valuation methodology, the intrinsic equity value per share and the aggregate consideration the holders of Convertible Preferred Stock would receive under the current convertible provisions compared to the aggregate consideration received through the proposed Merger. All data is in thousands except for per share data.

                                EQUITY                  CURRENT      POST MERGER
                                VALUE    EXCHANGED     AGGREGATE      AGGREGATE     ADDITIONAL
VALUATION METHODOLOGY         PER SHARE    SHARES    CONSIDERATION  CONSIDERATION  CONSIDERATION
---------------------         ---------  ---------  --------------  -------------  -------------
Current Stock Price               $2.25      1,337          $3,008         $3,677           $668

Discounted Cash Flow:
  WACC of 10.73%                  $2.44      1,337          $3,262         $3,840           $578
  WACC of 9.80%                   $2.88      1,337          $3,851         $4,543           $692

Comparable Public Average
 Multiples:
  Revenue                         $1.94      1,337          $2,594         $3,056           $462
  EBIT                            $1.57      1,337          $2,099         $2,467           $368
  Earnings                        $1.80      1,337          $2,407         $2,827           $420
  Forward Earnings                $1.73      1,337          $2,313         $2,729           $416

Comparable Public Median
 Multiples:
  Revenue                         $1.99      1,337          $2,661         $3,137           $477
  EBIT                            $1.15      1,337          $1,538         $1,797           $260
  Earnings                        $1.81      1,337          $2,420         $2,860           $440
  Forward Earnings                $1.89      1,337          $2,527         $2,974           $447

SUMMARY AND CONCLUSION

 .    The only practical course of action the holders of Convertible Preferred
     Stock can take to realize the value of their investment is to convert to Common Stock and sell shares in the market.

 .    The Company is fully leveraged and cannot pursue attractive investment opportunities without the ability to raise equity capital.

 .    The proposed Merger is fair to the holders of Convertible Preferred Stock, in that they are receiving additional consideration that lowers their current break-even point from $3.54 to $2.90.

 .    The proposed Merger is fair to the holders of Common Stock, in that a senior claim is being removed from the Company's capital structure at a cost that is less than the present value of the claim.

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS -- INCOME STATEMENT

                                                          DOLLARS IN THOUSANDS
                                  -------------------------------------------------------------------
                                                                         FORECAST  FORECAST  FORECAST
                                       1995     1996     1997     1998       1999      2000      2001
                                  -------------------------------------------------------------------
Operating Revenue                    13,997   14,917   16,058   17,445     20,890    24,177    25,264
Operating Expenses                   11,923   13,290   14,132   15,248     17,857    20,273    21,155
                                    -------  -------  -------  -------    -------   -------   -------
NET OPERATING PROFIT                  2,074    1,627    1,926    2,197      3,033     3,904     4,109
Interest Expense, net                 1,000      868      755      710        770       934       815
                                    -------  -------  -------  -------    -------   -------   -------
INCOME BEFORE TAXES                   1,074      759    1,171    1,487      2,263     2,970     3,294
Income Tax Provision                    308      289      397   (3,430)       705       954     1,075
                                    -------  -------  -------  -------    -------   -------   -------
Net Income                          $   766  $   470  $   774  $ 4,917    $ 1,558   $ 2,016   $ 2,219
=====================================================================================================
Fully diluted EPS                                                         $  0.20   $  0.26   $  0.28
Fully diluted EPS - Pro forma                                             $  0.19   $  0.25   $  0.27
Fully diluted shares                                                        7,906     7,906     7,906
Fully diluted shares - Pro forma                                            8,203     8,203     8,203

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS -- BALANCE SHEET - ASSETS

                                                      DOLLARS IN THOUSANDS
                              ------------------------------------------------------------------
                                                                    FORECAST  FORECAST  FORECAST
                                   1995     1996     1997     1998      1999      2000      2001
                              ------------------------------------------------------------------
Cash & Marketable Securities      1,233    1,265    1,515    1,315     3,566     4,594     5,984
Accounts Receivable               1,771    2,405    2,405    2,211     2,589     2,709     2,831
Prepaid Expenses                    285      340      339      375       425       430       437
Other Current Assets                409      284      157      668       854       862       872
                                -------  -------  -------  -------   -------   -------   -------
TOTAL CURRENT ASSETS              3,698    4,294    4,416    4,569     7,434     8,595    10,124

Property & Equipment             24,235   26,743   29,042   37,951    39,550    41,436    43,330
Accum Depreciation                7,550    8,491    9,649   11,566    12,434    14,261    16,184
                                -------  -------  -------  -------   -------   -------   -------
NET PROP PLANT & EQUIP           16,685   18,252   19,393   26,385    27,116    27,175    27,146

Intangible and Other Assets         362      244      493      737       525       273       220
Deferred Taxes                        0        0        0      945       703         0         0
------------------------------------------------------------------------------------------------
TOTAL ASSETS                    $20,745  $22,790  $24,302  $32,636   $35,778   $36,043   $37,490
================================================================================================

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS - BALANCE SHEET - LIABILITIES AND STOCKHOLDERS' EQUITY

                                                               DOLLARS IN THOUSANDS
                                       ------------------------------------------------------------------
                                                                             FORECAST  FORECAST  FORECAST
                                            1995     1996     1997     1998      1999      2000      2001
                                       ------------------------------------------------------------------
Current Portion LTD                          819      968      888      662     1,859     1,826     2,074
Accounts Payable and Accrued Expenses      2,875    3,971    3,390    4,139     4,098     4,110     4,277
                                         -------  -------  -------  -------   -------   -------   -------
TOTAL CURRENT LIABS                        3,694    4,939    4,278    4,801     5,957     5,936     6,351

Senior Long-Term Debt                     10,043   10,118   10,976   15,443    15,807    13,960    11,886
Other Senior Liabs                           602      601      814      758       758       758       758
                                         -------  -------  -------  -------   -------   -------   -------
TOTAL SENIOR LIABS                        10,645   10,719   11,790   16,201    16,565    14,718    12,644

TOTAL LIABILITIES                         14,339   15,658   16,068   21,002    22,522    20,654    18,995

Deferred Income Taxes                      1,290    1,513    1,794        0         0        53       877
Convertible Preferred                      4,663    4,771    4,920        0         0         0         0
Common Equity                                453      858    1,520   11,634    13,256    15,336    17,618
                                         -------  -------  -------  -------   -------   -------   -------
NET WORTH                                  5,116    5,629    6,440   11,634    13,256    15,336    17,618
---------------------------------------------------------------------------------------------------------
TOTAL LIAB & NET WORTH                   $20,745  $22,800  $24,302  $32,636   $35,778   $36,043   $37,490
=========================================================================================================

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS - NOPAT

                                                   DOLLARS IN THOUSANDS
                          --------------------------------------------------------------------
                                                                FORECAST   FORECAST   FORECAST
                              1995     1996     1997     1998       1999       2000       2001
                          --------------------------------------------------------------------
Operating Revenues          13,997   14,917   16,058   17,445     20,890     24,177     25,264
Operating Expenses          11,923   13,290   14,132   15,248     17,857     20,273     21,155
Amortization                  (120)    (127)    (130)    (154)      (144)      (123)      (116)
                            ------   ------   ------   ------     ------     ------     ------
Total Operating Expenses    11,803   13,163   14,002   15,094     17,713     20,150     21,039
                            ------   ------   ------   ------     ------     ------
ADJUSTED EBIT                2,194    1,754    2,056    2,351      3,177      4,027      4,225
CASH OPERATING TAX             105       96      107      115        119        183        199
----------------------------------------------------------------------------------------------
NOPAT                        2,089    1,658    1,949    2,236      3,058      3,844      4,026
==============================================================================================

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS - CAPITAL

                                                   DOLLARS IN THOUSANDS
                             --------------------------------------------------------------
                                                               FORECAST  FORECAST  FORECAST
                                 1995    1996    1997    1998      1999      2000      2001
                             --------------------------------------------------------------
Current Operating Assets        3,648   4,215   4,346   4,093     5,481     5,943     6,190
NIBCLs                          2,875   3,971   3,390   4,139     4,098     4,110     4,277
                               ------  ------  ------  ------    ------    ------    ------

NET WORKING CAPITAL               773     244     956     (46)    1,383     1,833     1,913

Net Prop Plant & Equip         16,685  18,252  19,393  26,385    27,116    27,175    27,146

Accumulated Goodwill              120     247     377     531       675       798       914
Intangible and Other Assets       362     244     493     737       525       273       220
-------------------------------------------------------------------------------------------

CAPITAL                        17,940  18,987  21,219  27,607    29,699    30,079    30,193
===========================================================================================

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS - WEIGHTED AVERAGE COST OF CAPITAL


=  Weighted Average             +  Weighted Average
   Cost of Debt                   Cost of Equity
=  Incremental Borrowing        +  Risk Free Rate      +  Equity Risk Premium   +  Small Cap. Premium
   Cost X (1-Tax Rate)                                 +  (7.8% x .88)
=  (8.00% X (1-36.0%))          +  5.36%                                        +  5.36%
=  5.12% X % of Debt            +  17.58% X % of Equity
   Debt                            Equity Weighting = 45.0%
   Weighting = 55.0%
=  2.82%                        +  7.91%
=  10.73%

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS - INTRINSIC VALUE PER SHARE

                                           DOLLARS IN THOUSANDS
                                                   NOPAT-INV                   PV FACTOR X
                                                                     (1)               FCF
YEAR                  NOPAT         INVESTMENT           FCF  PV FACTOR      PRESENT VALUE
                                                                                    OF FCF
------------------------------------------------------------------------------------------
1999                  3,058              2,092           966     0.9503                918
2000                  3,844                379         3,464     0.8582              2,973
2001                  4,026                115         3,911     0.7751              3,032
2002 & Beyond         4,041(3)               0         4,041     7.2246(2)          29,196
                                                                                    ------
                                       INTRINSIC TOTAL VALUE                        36,119
                                                                                              ASSUMING NO CONVERSION
                                                  Total Debt                        16,105
                                           Other Liabilities                           758
                               INTRINSIC COMMON EQUITY VALUE                        ------    Intrinsic Equity Value        19,256
                                                                                    19,256
                                                                                              Less PV of Convertible
                                                                                              Preferred Stock                4,947

                    Number of Shares Outstanding - Pro forma                         8,203

                           INTRINSIC SHARE VALUE - PRO FORMA                         $2.35    Intrinsic Common
                                                                                              Equity Value                  14,309

                      Number of Shares Outstanding - Current                         7,906    Number of Shares
                                                                                              Outstanding                    6,568
                             INTRINSIC SHARE VALUE - CURRENT                         $2.44
                                                                                              INTRINSIC VALUE                $2.18
                                                                                              PER SHARE
---------------------------

(1) Cash flows discounted from mid-year
(2) Present Value of $1 in perpetuity beginning in 2002
(3) NOPAT increases by $15.3 based on a return of 13.38% on 2001 investment of $114.6

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS - WEIGHTED AVERAGE COST OF CAPITAL

=  Weighted Average            +  Weighted Average
   Cost of Debt                   Cost of Equity
=  Incremental Borrowing       +  Risk Free Rate      +  Equity Risk Premium   +  Small Cap. Premium
   Cost X (1-Tax Rate)                                + (7.8% x .88)
=  (8.00% X (1-36.0%))         +  5.36%                                        +  3.30%
=  5.12% X % of Debt           +  15.52% X % of Equity
   Debt                           Equity Weighting = 45.0%
   Weighting = 55.0%
=  2.82%                       +  6.98%
=  9.80%

FAIRNESS OPINION OF FBW
DISCOUNTED CASH FLOW ANALYSIS - INTRINSIC VALUE PER SHARE

                                           DOLLARS IN THOUSANDS
                                                   NOPAT-INV                   PV FACTOR X
                                                                     (1)               FCF
YEAR                  NOPAT         INVESTMENT           FCF  PV FACTOR      PRESENT VALUE
                                                                                    OF FCF
------------------------------------------------------------------------------------------
1999                  3,058              2,092           966     0.9543                922
2000                  3,844                379         3,464     0.8691              3,011
2001                  4,026                115         3,911     0.7915              3,096
2002 & Beyond         4,041(3)               0         4,041     8.0755(2)          32,635
                                                                                    ------
                 INTRINSIC TOTAL VALUE                                              39,664
                                                                                            ASSUMING NO CONVERSION
                 Total Debt                                                         16,105
                 Other Liabilities                                                     758
                 INTRINSIC COMMON EQUITY VALUE                                      ------    Intrinsic Equity Value         22,801
                                                                                    22,801    Less PV of Convertible
                                                                                              Preferred Stock                 4,947

                    Number of Shares Outstanding - Pro forma                         8,203

                 INTRINSIC SHARE VALUE - PRO FORMA                                   $2.78    Intrinsic Common
                                                                                              Equity Value                   17,854

                      Number of Shares Outstanding - Current                         7,906    Number of Shares
                                                                                              Outstanding                     6,568
                             INTRINSIC SHARE VALUE - CURRENT                         $2.88    INTRINSIC VALUE
                                                                                              PER SHARE                       $2.72

---------------------------

(1) Cash flows discounted from mid-year
(2) Present Value of $1 in perpetuity beginning in 2002
(3) NOPAT increases by $15.3 based on a return of 13.38% on 2001 investment of $114.6

                          EMONS TRANSPORTATION GROUP

                          Comparable Company Analysis

                                                                 MARKET
                                                                  DATA
                                     Fiscal    Four     Stock     Share    Market
                                      Year   Quarters   Price     Out.     Value
                             Ticker   End     Ended     5/10/99  (000's)  ($000's)
------------------------------------------------------------------------------------
Genesee & Wyoming, Inc.       GNWR    Dec    12/31/98  $  10.94   5,229    57,195
Pioneer Railcorp              PRRR    Dec    12/31/98  $   1.50   4,610     6,915
Providence & Worcester RR     PWX     Dec    12/31/98  $  12.50   4,240    53,000
RailAmerica, Inc.             RAIL    Dec    12/31/98  $   9.56  10,306    98,525
RailTex, Inc.                 RTEX    Dec    12/31/98  $  14.25   9,251   131,827
------------------------------------------------------------------------------------
EMONS TRANSPORTATION          EMON    JUNE   12/31/98  $   2.25   8,203    18,457
 GROUP(4)
------------------------------------------------------------------------------------


                                                                           FINANCIAL DATA
                                                              (TRAILING FOUR QUARTERS, IN $ THOUSANDS)
                                                            Net    Earnings   Total     Total     Common    Total
                                        Revenues     EBIT  Income       Per   Assets     Debt(2)   Equity  Capital
                                                      (1)             Share                                     (3)
------------------------------------------------------------------------------------------------------------------
Genesee & Wyoming, Inc.                  147,472  19,568   11,434      2.19  216,760   63,690      74,537  174,608
Pioneer Railcorp                          13,514   2,010      425      0.09   24,504   13,199       3,981   19,725
Providence & Worcester RR                 22,738   2,702    3,784      0.89   84,594        0      63,709   79,446
RailAmerica, Inc.                         77,143  12,642    4,401      0.43  145,229   72,721      34,760  130,541
RailTex, Inc.                            161,020  27,652   11,075      1.20  362,345  131,765     144,148  313,042
------------------------------------------------------------------------------------------------------------------
EMONS TRANSPORTATION                      19,527   2,568    1,023      0.12   33,582   16,105      12,387   29,274
 GROUP(4)
------------------------------------------------------------------------------------------------------------------

(1)  Earnings Before Interest and Taxes.
(2)  Total Debt includes Current Portion of Long Term Debt.
(3) Includes Total Debt, Common and Preferred Equity, Other Liabilities and Deferred Taxes.
(4) Net income has been adjusted to eliminate tax benefit of $3.4 million and applying an effective tax rate of 36% to pre-tax earnings.

                                                      EMONS TRANSPORTATION GROUP
                                                      Comparable Company Analysis

                             MARGIN ANALYSIS    PROFITABILITY      LIQUIDITY & LEVERAGE          VALUATION RATIOS   Mkt. Val
                                                    RATIOS                                                             to
                                               Return   Return             Total    Total                Mkt. Val.   Forward
                                                 on       on               Debt/    Debt/     Net Mkt.      to      Earnings
                              EBIT      Net    Common    Total   Current  Common    Total    Capital(1)  Earnings   (Forward
Company                      Margin   Margin   Equity   Assets    Ratio   Equity   Capital    to EBIT      (P/E)      P/E)
------------------------------------------------------------------------------------------------------------------------------

Genesee & Wyoming, Inc.        13.3%     7.8%    15.3%     5.3%      1.3    85.4%     36.5%      5.4          5.0        5.9
Pioneer Railcorp               14.9%     3.1%    10.7%     1.7%      0.7   331.6%     66.9%      9.8         16.3        N/A
Providence & Worcester RR      11.9%    16.6%     5.9%     4.5%      2.6     0.0%      0.0%     16.9         14.0       10.0
RailAmerica, Inc.              16.4%     5.7%    12.7%     3.0%      1.8   209.2%     55.7%     13.6         22.4        9.7
RailTex, Inc.                  17.2%     6.9%     7.7%     3.1%      0.9    91.4%     42.1%      9.5         11.9        9.5
------------------------------------------------------------------------------------------------------------------------------

Average                        14.7%     8.0%    10.5%     3.5%      1.5   143.5%     40.2%     11.1         13.9        8.8
Median                         14.9%     6.9%    10.7%     3.1%      1.3   128.3%     91.4%      9.8         14.0        9.6
------------------------------------------------------------------------------------------------------------------------------

Emons Transportation Group     13.2%     5.2%     8.3%     3.0%      1.1   130.0%     55.0%     12.7         18.0       11.8
------------------------------------------------------------------------------------------------------------------------------


                                                           Valuation Ratio
                                                         -------------------
                                                           Mkt.
                                                           Val.     Net Mkt.
                                                         to Book    Cap.(1)
                                                          Value       to
                                                         (Equity)   Revenue
---------------------------------------------------------------------------
                                                             0.8      0.72
                                                             1.7      1.45
                                                             0.8      2.01
                                                             2.8      2.23
                                                             0.9      1.63
---------------------------------------------------------------------------
                                                             1.4      1.61
                                                             0.9      1.63
---------------------------------------------------------------------------
                                                             1.5      1.68
---------------------------------------------------------------------------

(1)  Market Value Common and Preferred Equity plus Debt less Cash.

COMPARABLE MULTIPLE ANALYSIS - AVERAGE

                                        LTM         Average         Implied                       Less  Implied       Shares     Per
                                    Company        Industry       Intrinsic         Less   Convertible   Equity  Outstanding   Share
                                   Revenues         Mutiple           Value         Debt    Pref Stock    Value        (`000)  Value
                                    -------         -------         -------         ----        ------  -------        -----   -----
Current Shares - no conversion      $19,527            1.61         $31,438      $16,105        $4,739  $10,594        6,568   $1.61
Current Shares - w/conversion       $19,527            1.61         $31,438      $16,105        $    0  $15,333        7,906   $1.94
Pro Forma Shares - w/conversion     $19,527            1.61         $31,438      $16,105        $    0  $15,333        8,203   $1.87


                                        LTM         Average         Implied                       Less  Implied       Shares     Per
                                    Company        Industry       Intrinsic         Less   Convertible   Equity  Outstanding   Share
                                       EBIT         Mutiple           Value         Debt    Pref Stock    Value        (`000)  Value
                                    -------         -------         -------         ----        ------  -------        -----   -----
Current Shares - no conversion      $ 2,568            11.1         $28,505      $16,105        $4,739  $ 7,661        6,568   $1.17
Current Shares - w/conversion       $ 2,568            11.1         $28,505      $16,105        $    0  $12,400        7,906   $1.57
Pro Forma Shares - w/conversion     $ 2,568            11.1         $28,505      $16,105        $    0  $12,400        8,203   $1.51


                                        LTM         Average         Implied       Shares           Per
                                    Company        Industry          Equity  Outstanding         Share
                                Earnings (1)        Mutiple           Value        (`000)        Value
                                -----------        --------         -------        -----        ------
Current Shares - no conversion      $   805            13.9         $11,190      $ 6,568        $ 1.70
Current Shares - w/conversion       $ 1,023            13.9         $14,220      $ 7,906        $ 1.80
Pro Forma Shares - w/conversion     $ 1,023            13.9         $14,220      $ 8,203        $ 1.73


(1) Earnings have been adjusted to eliminate tax benefit of $3.4 million and an effective tax rate of 36% has been applied to pre-tax earnings.

                                    Forward         Average         Implied       Shares           Per
                                    Company        Industry          Equity  Outstanding         Share
                                   Earnings         Mutiple           Value        (`000)        Value
                                    -------         -------         -------      -------        ------
Current Shares - no conversion      $ 1,350             8.8         $11,880      $ 6,568        $ 1.81
Current Shares - w/conversion       $ 1,558             8.8         $13,710      $ 7,906        $ 1.73
Pro Forma Shares - w/conversion     $ 1,558             8.8         $13,710      $ 8,203        $ 1.67


COMPARABLE MULTIPLE ANALYSIS - MEDIAN


                                        LTM          Median         Implied                       Less  Implied       Shares     Per
                                    Company        Industry       Intrinsic         Less   Convertible   Equity  Outstanding   Share
                                   Revenues         Mutiple           Value         Debt    Pref Stock    Value        (`000)  Value
                                   --------         -------         -------         ----    ----------  -------        -----   -----

Current Shares - no conversion      $19,527            1.63         $31,829      $16,105        $4,739  $10,985        6,568   $1.67
Current Shares - w/conversion       $19,527            1.63         $31,829      $16,105        $    0  $15,724        7,906   $1.99
Pro Forma Shares - w/conversion     $19,527            1.63         $31,829      $16,105        $    0  $15,724        8,203   $1.92


                                        LTM          Median         Implied                       Less  Implied       Shares     Per
                                    Company        Industry       Intrinsic         Less   Convertible   Equity  Outstanding   Share
                                       EBIT         Mutiple           Value         Debt    Pref Stock    Value        (`000)  Value
                                    -------         -------         -------         ----    ----------  -------        -----   -----
Current Shares - no conversion      $ 2,568             9.8         $25,166      $16,105        $4,739  $ 4,322        6,568   $0.66
Current Shares - w/conversion       $ 2,568             9.8         $25,166      $16,105        $    0  $ 9,061        7,906   $1.15
Pro Forma Shares - w/conversion     $ 2,568             9.8         $25,166      $16,105        $    0  $ 9,061        8,203   $1.10




                                        LTM          Median         Implied       Shares           Per
                                    Company        Industry          Equity  Outstanding         Share
                                Earnings (1)        Mutiple           Value        (`000)        Value
                                -----------         -------         -------      -------        ------
Current Shares - no conversion      $   805            14.0         $11,270      $ 6,568        $ 1.72
Current Shares - w/conversion       $ 1,023            14.0         $14,322      $ 7,906        $ 1.81
Pro Forma Shares - w/conversion     $ 1,023            14.0         $14,322      $ 8,203        $ 1.75


(1) Earnings have been adjusted to eliminate tax benefit of $3.4 million and an effective tax rate of 36% has been applied to pre-tax earnings.

                                    Forward          Median         Implied       Shares           Per
                                    Company        Industry          Equity  Outstanding         Share
                                   Earnings         Mutiple           Value        (`000)        Value
                                    -------            ----         -------      -------        ------
Current Shares - no conversion      $ 1,350             9.6         $12,960      $ 6,568        $ 1.97
Current Shares - w/conversion       $ 1,558             9.6         $14,957      $ 7,906        $ 1.89
Pro Forma Shares - w/conversion     $ 1,558             9.6         $14,957      $ 8,203        $ 1.82


LIST OF INFORMATION REVIEWED

 . Annual Reports and 10-K's for the fiscal years ended June 30, 1996, 1997 and
  1998.

 . Quarterly Reports on Form 10-Q for the periods ended September 30, 1998,
  December 31, 1998 and March 31, 1999.

 . Internal, non-public budgets and projections for fiscal years 1999, 2000 and 2001.

 . Publicly available financial data of regional railroad companies which FBW deemed to be comparable to the Company.

 . Notice of Special Meeting of Stockholders and Proxy Statement, dated August
  23, 1989.

 . Draft Proxy Statement for the Special Meeting of Stockholders, dated April
  28, 1999.

 . Historical stock price for the Company.

 . Company press releases for last twelve months.

 . The 1998 yearbook for Stocks Bonds Bills and Inflation, authored by Ibbotson
  Associates.

LIST OF INFORMATION REVIEWED

 .    Annual Reports and 10-K's for the fiscal years ended June 30, 1996, 1997 and 1998.

 .    Quarterly Reports on Form 10-Q for the periods ended September 30, 1998 and
     December 31, 1998.

 .    Internal, non-public budgets and projections for fiscal years 1999, 2000 and 2001.

 .    Publicly available financial data of regional railroad companies which FBW deemed to be comparable to the Company.

 .    Notice of Special Meeting of Stockholders and Proxy Statement, dated August
     23, 1989.

 .    Draft Proxy Statement for the Special Meeting of Stockholders, dated
     February 11, 1999.

 .    Historical stock price for the Company

 .    Company press releases for last twelve months

 .    The 1998 yearbook for Stocks Bonds Bills and Inflation, authored by
     Ibbotson Associates.

                                    ANNEX C
                                    -------

         TERMS OF $.14 SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
       (ARTICLE FOURTH, SECTION 4, OF THE CERTIFICATE OF INCORPORATION OF
                       EMONS TRANSPORTATION GROUP, INC.)


          (a) Designation of Series. 2,300,000 shares of the series of Preferred
              ---------------------
     Stock authorized by this Article FOURTH are hereby designated as $.14 Series A Cumulative Convertible Preferred Stock (hereinafter called the "Series A Preferred Stock"), having the voting powers, designations, preferences and rights and qualifications, limitations and restrictions set forth herein. The shares of the Series A Preferred Stock shall be fully-paid and non-assessable. All shares of Series A Preferred Stock redeemed, and all shares of Series A Preferred Stock otherwise purchased or acquired by the Corporation (including shares of Series A Preferred Stock that shall be converted) shall have the status of authorized but unissued shares of preferred stock and any such shares may be reissued as shares of the Series A Preferred Stock or of any other series.

          The number of shares of Series A Preferred Stock may be decreased (but not below the number of such shares then outstanding) but not increased by a certificate executed, acknowledged, filed, and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware setting forth a statement that a specified decrease therein had been authorized and directed by a resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation.

          (b) Dividends.  The holders of Series A Preferred Stock shall be
              ---------
     entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, dividends in cash at the rate of $.14 per share per annum, and no more, payable semi-annually at the rate of $.07 per share (except for the initial dividend, which shall be payable at a rate per share (rounded to the nearest cent) equal to the amount accrued per share at the annual rate for the number of days in the period between the date of original issuance of the Series A Preferred Stock and the date the first semi-annual dividend is payable) on the first day of January and July in each year for the semi-annual (except for the initial dividend) dividend periods ending respectively on the dates immediately preceding such dates, commencing on the first of such dates occurring after 45 days after the date of original issuance of the Series A Preferred Stock. Dividends on the Series A Preferred Stock shall be cumulative from and after the date of original issuance, whether or not earned or declared and whether or not there shall be funds of the Corporation legally available for the payment of such dividends. Accruals and accumulations of dividends shall not bear interest. The date of original issuance of the shares of Series A Preferred Stock issued upon the effectiveness of the Merger between the Corporation and Emons Merger Corporation (the "Merger") shall be the effective date of the Merger.

          So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay, or set apart for payment, any dividends or make any distribution in cash or other property (other than dividends or distributions in shares of any class or series of stock of the Corporation ranking junior to Series A Preferred Stock with respect to dividends) on any class or series of stock of the Corporation ranking junior to Series A Preferred Stock with respect to dividends and shall not redeem, purchase, or otherwise acquire, directly or indirectly (other than (x) through exchange for, or out of net cash proceeds received by the Corporation or any of its subsidiaries after the original date of issuance of the Series A Preferred Stock from the sale of shares of, any class or series of stock of the Corporation ranking junior to Series A Preferred Stock with respect to liquidation preference or (y) upon the conversion of shares of stock of the Corporation), any shares of any class or series of stock of the Corporation ranking junior to Series A Preferred Stock with respect to liquidation preference, if at the time of making such declaration, payment, setting apart, distribution, redemption, purchase, or acquisition, full cumulative dividends upon all outstanding shares of Series A Preferred Stock to the end of the last completed dividend period shall not have been paid or declared and set apart for payment. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare, with respect to any dividend period, any dividends on any class or series of stock of the Corporation ranking on a parity with the Series A Preferred Stock with respect to dividends, unless the Corporation shall have likewise declared dividends on the Series A Preferred Stock for all dividend periods coinciding with or ending before such dividend period, ratably in proportion to the respective annual dividend rates for Series A Preferred Stock and for such other class or series.

          (c) Liquidation Rights.  In the event of any liquidation, dissolution,
              ------------------
     or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive or to have set apart for them, before any payment or distribution of the assets of the Corporation shall be made to or set apart for any class or series of stock of the Corporation ranking junior to the Series A Preferred Stock with respect to liquidation preference, an amount equal to $2.00 per share, plus an amount equal to all dividends accrued, accumulated, and unpaid thereon to the date of final distribution to such holders; but they shall be entitled to no further payment. If the assets of the Corporation distributable to shares of the Series A Preferred Stock and to shares of any class or series of stock of the Corporation ranking on a parity with the Series A Preferred Stock with respect to liquidation preference shall be insufficient to provide for full payment of the preferential amounts to which the holders thereof are respectively entitled, the Corporation shall make payments on shares of the Series A Preferred Stock and on shares of any such class or series ratably in accordance with the preferential amounts to which such shares are respectively entitled.

          For the purposes of this section (c), no sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the property or assets of the Corporation, no reorganization of the Corporation, and no consolidation or merger of the Corporation with one or more corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary.

     (d) Voting.  The holders of Series A Preferred Stock shall be entitled to
         ------
     vote, together with holders of Common Stock, par value $.01 per share ("Common Stock") as a single class (on the basis of one vote per share), at any election of directors or on any other matter submitted to stockholders of the Corporation.

          So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not create any class or series of stock ranking, either as to payment of dividends or as to liquidation preference, prior to the Series A Preferred Stock.

          (e) Redemption and Purchase of Series A Preferred Stock.  The Series A
              ---------------------------------------------------
     Preferred Stock may be redeemed at the option of the Corporation, in whole at any time or in part from time to time, out of funds legally available therefor, on or after the second anniversary of the date of original issuance of the Series A Preferred Stock, upon the notice hereinafter provided for, by the payment therefor in cash of an amount per share (rounded, in the case of any fraction of a cent, to the next highest cent) equal to the following redemption prices, plus an amount per share (rounded to the nearest cent) equal to the amount accrued per share at the annual dividend rate for the number of days in the period between (i) the end of the last completed dividend period as to which dividends have been or are paid on the shares to be redeemed, and (ii) the date of the notice hereinafter provided for:

     If Redeemed During the 12
     Months Beginning October 1          Per Share Redemption Price
     --------------------------          --------------------------
     1991                               $2.25  per share
     1992                                2.20
     1993                                2.15
     1994                                2.10
     1995                                2.05
     1996  and thereafter                2.00


          Notwithstanding the foregoing, no shares of Series A Preferred Stock or of any other series of Preferred Stock shall be redeemed unless, on the date fixed for redemption, full cumulative dividends upon all outstanding shares of Series A Preferred Stock and all other series of Preferred Stock of the Corporation to the end of their respective last completed dividend period shall have been paid or declared and set apart for payment.

          If at any time less than all of the shares of Series A Preferred Stock then outstanding shall be called for redemption, the shares to be redeemed shall be selected by lot in a manner determined by the Board of Directors of the Corporation.

          Notice of any proposed redemption of Series A Preferred Stock shall be given by the Corporation by first class mail, postage prepaid, not more than 60 nor less than 15 days prior to the date of redemption, to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. Such notice shall set forth the date of redemption, the place for surrender of certificates for shares to be redeemed; and a statement of or reference to the conversion right set forth in section (f) below, including the period within which the conversion right may be exercised and the applicable conversion rate.

          On or before the redemption date, the Corporation shall deposit in trust with any transfer agent or other agent, or set aside in trust, out of funds legally available therefor, separate and apart from the other funds of the Corporation, for the account of the holders of the shares of Series A Preferred Stock to be redeemed, the moneys necessary for such redemption. Upon (i) the depositing or setting aside of such moneys (whether on or before the date of redemption) and (ii) the mailing, as hereinabove provided, of the notice of such redemption, all shares of Series A Preferred Stock with respect to the redemption of which such deposit or setting aside shall have been made and such mailing effected shall, whether or not the certificates for such shares shall have been surrendered for cancellation, be deemed to be no longer outstanding and all rights with respect to such shares shall thereupon cease and terminate, except for the right of the holders of the certificates for such shares to receive out of the moneys so deposited or set aside in trust, from and after the redemption date and upon actual surrender of the Corporation, or, in the event of such deposit, to the transfer agent or other agent with which such deposit shall be made, of such certificates, duly endorsed or assigned for transfer (unless such endorsement or assignment be waived by the Corporation), the amount payable upon the redemption thereof, without interest, and except for the right of the holders of certificates for such shares to convert such shares as provided in the third paragraph of section (f). Notwithstanding anything to the contrary contained in this section (e), moneys deposited or set aside in trust for the redemption of shares of Series A Preferred Stock converted subsequent to the making of such deposit or such setting aside shall be repaid to the Corporation, or shall become unrestricted moneys by the Corporation, as the case may be, forthwith upon the conversion of such shares. At the expiration of two years after the redemption date (or prior to any earlier date on which such moneys would otherwise escheat to or become the property of any governmental unit or agency thereof), any such moneys then remaining on deposit with such transfer agent or other agent shall be paid over to the Corporation, free of trust and any such moneys then set apart by the Corporation shall become unrestricted moneys of the Corporation, free of trust, and thereafter the holders of the certificates for such shares of Series A Preferred Stock shall have no claims against such transfer agent or other agent, but only claims as unsecured creditors against the Corporation for amounts equal to their pro rata portions of the moneys so paid over, without interest. Interest, if any, accrued on moneys deposited or set aside pursuant to the foregoing provisions shall belong to the Corporation.

          The Corporation may also from time to time purchase or otherwise acquire shares of Series A Preferred Stock or of any other series of Preferred Stock theretofore issued and at the time outstanding, except that whenever full cumulative dividends upon all outstanding shares of Series A Preferred Stock and all other series of Preferred Stock to the end of their respective last completed dividend periods shall not have been paid or declared and set aside for payment, then until full cumulative dividends upon all outstanding shares of Series A Preferred Stock and all other series of Preferred Stock to the end of their respective last completed dividend periods shall have been paid or declared and set aside for payment, the Corporation shall not purchase or otherwise acquire any shares of Series A Preferred Stock or of any other series of Preferred Stock other than (x) in accordance with a tender offer or purchase offer made by the Corporation to all holders of record of all series of Preferred Stock providing for the purchase of shares at a stated price or prices and upon stated terms or (y) upon the conversion of the shares of Series A Preferred Stock or of any other series of Preferred Stock.

          In case less than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          The shares of the Series A Preferred Stock shall not be entitled to the benefit of any sinking fund or purchase fund.

          (f) Conversion.  The shares of the Series A Preferred Stock shall be
              ----------
     convertible at the option of the holders thereof into fully paid and non-assessable shares of the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") at the rate of .9 shares of the Common Stock for each share of the Series A Preferred Stock.

          Each holder of Series A Preferred Stock desiring to exercise his right of conversion shall deliver written notice of his election to convert Series A Preferred Stock, stating the names and addresses of the persons to whom the Common Stock is to be issued, and shall surrender the certificate for such shares of Series A Preferred Stock, duly endorsed or assigned for transfer (unless such endorsement or assignment be waived by the Corporation), to the Corporation at the office of the transfer agent for the Series A Preferred Stock. In case less than all the shares of Series A Preferred Stock represented by any certificate are converted, such notice shall also state the number of shares to be converted, and a new certificate shall be issued representing the unconverted shares. Upon receipt by the Corporation of any notice of election to convert Series A Preferred Stock and upon surrender of the certificate therefor, the Corporation shall execute and deliver, as soon as practicable, to the converting holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock resulting from such conversion, together with any cash adjustment in lieu of fractional shares. For all purposes, the rights of a converting holder of Series A Preferred Stock as such shall cease as to the shares converted, and the person or persons in whose name or names the certificates for Common Stock issuable upon such conversion are to be issued shall be deemed to have become the record holder or holders of such Common Stock, at the close of business on the day on which delivery of such notice or the surrender of the certificate for such shares (whichever shall last occur) shall be made.
     The Corporation shall pay all issue and transfer taxes, if any, incurred in respect of the Common Stock delivered on the conversion; provided, however, that the Corporation shall not be required to pay any transfer or other taxes, if any, incurred by reason of the issuance or delivery of such Common Stock in names other than those in which the Series A Preferred Stock surrendered for conversion is registered, and no such issuance or delivery shall be made unless and until there has been paid to the Corporation the amount of any such taxes, or there shall have been established to the satisfaction of the Corporation that such taxes have been paid.

          In case of the Corporation's redemption of any shares of the Series A Preferred Stock, such right of conversion shall end, as to the shares called for redemption, at the later of (i) the close of business on the fifth business day prior to the date fixed for redemption and (ii) the close of business fifteen days after the day notice of redemption shall be given by the Corporation to the holders of record of the shares to be redeemed, unless default shall be made in the payment of the redemption price, in which case the right of conversion shall be deemed to continue until such default is cured. In the event of the liquidation, dissolution, or winding up of the Corporation, such right of conversion shall end at the close of business on the tenth business day prior to the date fixed for the first distribution of the assets of the Corporation to the holders of Series A Preferred Stock. Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued, accumulated, and unpaid (other than dividends payable to holders of Series A Preferred Stock as of a record date prior to such conversion) on the shares of Series A Preferred Stock surrendered for conversion.

          The number of shares of the Common Stock into which each share of the Series A Preferred Stock is convertible shall be subject to the following adjustments from time to time and after the happening of each of the following events only as follows:

               (A) In case the Corporation shall (1) pay a dividend or make a distribution on the outstanding shares of the Common Stock payable in shares of the Common Stock, (2) subdivide the outstanding shares of the Common Stock into a larger number of shares, (3) combine the outstanding shares of the Common Stock into a smaller number of shares, or (4) issue by reclassification of the Common Stock any shares of the Corporation, each holder shall thereafter be entitled upon a conversion to receive for each share of the Series A Preferred Stock held by him the number of shares of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above in this subsection (A) which shall have happened had such share of the Series A Preferred Stock been converted immediately prior to the happening of such event. Such adjustment shall become effective on the day next following (x) the record date of such dividend or distribution or (y) the day upon which subdivision, combination or reclassification shall become effective.

               (B) In case the Corporation shall consolidate or merge into or with another corporation, or in case the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, each holder of the Series A Preferred Stock then outstanding shall have the right thereafter to convert each share of Series A Preferred Stock held by him into the kind and amount of shares of stock, other securities, cash, and property receivable upon such consolidation, merger, sale, or conveyance by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such consolidation, merger, sale, or conveyance, and shall have no other conversion rights. In any event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise or in any contract of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the shares of the Series A Preferred Stock shall thereafter be made applicable.

               (C) In case the Corporation shall issue rights or warrants to the holders of the Common Stock entitling them (for a period expiring within 45 days after the record date mentioned in the next sentence) to subscribe for or purchase shares of the Common Stock at a price per share less than the current market price per share of the Common Stock (as defined in subsection (E) below) at such record date, the number of shares of the Common Stock into which each share of the Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of the Common Stock into which such share of the Series A Preferred Stock was theretofore convertible by a fraction, of which the numerator shall be the number of shares of the Common Stock outstanding at the opening of business on such record date plus the number of additional shares of the Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of the Common Stock outstanding at the opening of business on such record date plus the number of shares of the Common Stock which could be purchased at such current market price using the aggregate exercise price of all such rights or warrants as the purchase price for such shares. Such adjustment shall become effective on the day next following the record date for the determination of stockholders entitled to receive such rights or warrants.

               (D) In case the Corporation shall distribute to all holders of its Common Stock, and not to the holders of Series A Preferred Stock, any assets or evidences of indebtedness of the Corporation of a value per share in excess of 5% of the current market price per share of the Common Stock (as defined in subsection (E) below) at the record date mentioned below in any consecutive 12-month period (excluding dividends paid in, or distributions of, cash), then the number of shares of Common Stock into which each such share of Series A Preferred Stock shall be convertible on the day next following the record date for such distribution shall be determined by multiplying the number of shares of Common Stock into which such share of Series A Preferred Stock was theretofore convertible by a fraction, of which the numerator shall be the current market price per share of the Common Stock (as defined in subsection (E) below) at such record date and of which the denominator shall be the current market price per share of the Common Stock at such record date less the value at such record date of the portion of the assets or evidences of indebtedness so distributed applicable to one of the outstanding shares of Common Stock. Such value shall be determined by the Board of Directors of the Corporation, whose determination shall be conclusive and shall be described in a statement filed with the transfer agent or transfer agents for the Series A Preferred Stock and for the Common Stock. Such adjustment shall become effective on the day next following such record date.

               (E) For the purpose of any computation under subsections (C) and
          (D) above, the current market price per share of the Common Stock at any record date shall be deemed to be the average of the daily closing prices for thirty consecutive business days commencing not more than forty-five business days before such record date, such consecutive day period to be determined by the Board of Directors, and if not determined by the Board of Directors, such consecutive day period shall be deemed to have commenced on the fortieth business day before the record date. The closing price for each day shall be the mean of the closing dealer "bid" and "ask" prices for a share of Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or if the Common Stock is listed on a recognized stock exchange, the last reported sales price regular way of such stock on such exchange (or, if the Common Stock is listed on more than one recognized stock exchange, the average of the last reported sales price regular way of the Common Stock on all such exchanges) or such other method of determining current market price as the Board of Directors shall from time to time deem to be fair (and such other method shall be conclusive). The term "business day" as used in this subsection (E) and subsection (F) means any day on which the applicable exchange or NASDAQ shall be open for trading.

               (F) No fractional share of the Common Stock shall be issued upon any conversion but, in lieu thereof, there shall be paid to each holder of shares of the Series A Preferred Stock surrendered for conversion who but for the provisions of this subsection (F) would be entitled to receive a fraction of a share on such conversion, as soon as practicable after the date such shares are surrendered for conversion, an amount in cash equal to the same fraction of the market value of a full share of the Common Stock. For the purpose of this subsection (F), the market value of a share of the Common Stock shall be the closing price (determined in accordance with subsection (E) above) on the business day (as defined in subsection (E) above) immediately preceding the date upon which shares are surrendered for conversion, or such other method of determining market value as the Board of Directors shall from time to time deem to be fair (and such other method shall be conclusive).

               (G) No adjustment in the number of shares of the Common Stock into which each share of the Series A Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease of more than 1/34 of a share in the number of shares of the Common Stock into which such share is then convertible, provided, however, that any adjustments which by reason of this subsection (G) are not required to be made shall be carried forward cumulatively and taken into account in any subsequent calculation.

               (H) Whenever any adjustment is required in the shares into which each share of the Series A Preferred Stock is convertible, the Corporation shall keep available at its principal office and the principal office of each of the transfer agent or transfer agents for the Series A Preferred Stock and the Common Stock a statement describing in reasonable detail the adjustment and the method of calculation used.

          Shares of the Common Stock held in the treasury of the Corporation may in its discretion be delivered upon any conversion of shares of the Series A Preferred Stock.

          In case cash, property, or securities other than Common Stock shall be payable, deliverable, or issuable by the Corporation upon conversion as aforesaid, then references to Common Stock in this section (f) shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property, or other securities.

                                    ANNEX D
                                    -------



                                  VALUATION OF
                     $0.14 SERIES A CUMULATIVE CONVERTIBLE
                                PREFERRED STOCK
                                      FOR
                        EMONS TRANSPORTATION GROUP, INC.



                       Ferris, Baker Watts, Incorporated
                                100 Light Street
                           Baltimore, Maryland 21202
                                (410) 659-4657

Table of Contents

SECTION                                      PAGE
                                             ----

Executive Summary                               1

Due Diligence Review                            1

Business                                        1

History of the Company                          2

Operations in September 1989                    3

Financial Review                                4

Valuation of the Fair market Value of the
     Convertible Preferred Stock                5

Valuation Summary                               5

Summary and Conclusion                          6

Exhibits

History of Common Stock Price                   A

Executive Summary

     Ferris, Baker Watts, Incorporated ("FBW") has been retained by Emons Transportation Group, Inc. (together with its predecessor companies, "Emons" or the "Company") to establish the fair market value of the $0.14 Series A Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock) as of
the original issue date of September 27, 1989 (the "Valuation").   The Company
requires an independent Valuation of the Convertible Preferred Stock as of September 27, 1989 for the purpose of determining the tax implications, if any, resulting from the proposed exchange of Convertible Preferred Stock for Common Stock currently being contemplated.

     The term "fair market value", as used herein, is the price at which a hypothetical willing buyer and a hypothetical willing seller would conclude a transaction, neither being under the compulsion to conclude a transaction, and both parties having reasonable knowledge of the relevant facts.

DUE DILIGENCE REVIEW

     As an integral part of determining the fair market value of the Convertible Preferred Stock at the issue date of September 27, 1989, FBW conducted an extensive review of the material provided by the Company, including its historical stock price and financial results. In addition, FBW conducted interviews with management. In general, our discussions centered on the following issues:

 .    The history of the business.
 .    The historical common stock price of the Company.
 .    The terms of the Convertible Preferred Stock.
 .    The financial condition of the Company as of the September 27, 1989
     Valuation date.
 .    The financial outlook and prospects of Emons as of the September 27, 1989
     Valuation date.

BUSINESS

     In September 1989, Emons Holdings, Inc., the predecessor company, was a transportation management and services company headquartered in York, Pennsylvania, that had two primary business groups: the Transportation Equipment Services Group which managed, leased, brokered and repaired transportation equipment; and the Railroad Group which operated three short-line railroads.
The Company's objective was to be an integrated, full service provider of transportation and distribution services to the North American market. The Company's strategy to achieve this objective was to pursue selective acquisition opportunities and/or develop new businesses which would complement its existing operations.

HISTORY OF THE COMPANY

     The Company's origins date to May 1971 when Gromar Planning and Development Corp. acquired 50% ownership in Amfre-Grant, Inc., formerly a pharmaceutical marketing company. In October 1971, Amfre-Grant acquired the Maryland and Pennsylvania Railroad ("MPA"), a short-line railroad headquartered in York Pennsylvania, along with a fleet of 300 boxcars. Shortly thereafter, the company changed its name to Emons Industries, Inc.

     Throughout the 1970's, the Company concentrated on providing rail transportation equipment (primarily boxcars) to the railroad industry. In its capacity as the owner/lessor of railcars financed by third parties, the Company generally supplied this equipment to railroads under short-term operating leases which included daily utilization charges. Between 1972 and 1980, the Company's operating revenues grew from $1.4 million to over $16.5 million. During this same period assets under management grew from $600,000 to over $80 million and included a fleet of 3,560 railcars.

     In 1981, the Company began experiencing severe financial difficulties due to significant oversupply of boxcars in the railroad market. The oversupply problem was primarily a result of three factors: (i) the overbuilding of boxcars due to the generous tax benefits available to the owners of such cars; (ii) the sharp downturn in general business activity in the early 1980's; and (iii) the tendency for traditional rail shippers to utilize alternative modes of transportation, such as trucks and intermodal containers, for their shipping needs which caused a major reduction in annual boxcar loadings from 1973 to 1983. Consequently, the values of boxcars and their rental rates declined significantly while the Company's fixed charges remained constant. In March 1984, the Company filed a voluntary petition for reorganization under Chapter 11 of the Federal bankruptcy Code.

     Under the terms of its Chapter 11 reorganization in December 1986, the secured creditors of the Company became the owners of the railcars which they had previously financed, subject to agreements under which the Company retained management control over these cars. Consequently, all revenues and expenses generated by the railcars flowed through the secured creditors and the Company received a fee for its car management services. Furthermore, the former creditors of the Company (including product liability claimants associated with the operations of Amfre-Grant) became effective owners of approximately 97% of Emons Common Stock and 100% owners of a new issue of Emons Senior Preferred Stock ("Senior Preferred Stock").

     In July 1988, the Company's Board of Directors retained Prescott, Ball & Turben, Inc. ("PBT") as the Company's financial advisor to assist the Company in evaluating ways to enhance shareholders value and improve the Company's ability to pursue strategic acquisitions. After analyzing the Company's financial structure and reviewing the terms of the Senior Preferred Stock, PBT concluded that the Senior Preferred Stock seriously limited the Company's ability to raise new debt and equity capital. In addition, the Company concluded that various provisions of the Senior Preferred Stock have a significant, and often negative influence upon the Company's decisions on how the Company conducts its existing business and how it pursues future business opportunities. The Company and PBT explored ways in which the Company could redeem the Senior Preferred Stock according to the existing terms and at a significant discount, and how it would finance such a redemption. They concluded that under the existing terms, the Company could not raise sufficient capital to fund a redemption and that a redemption at a significant discount would be unattractive to the holders of Senior Preferred Stock.

     In April 1989, the Company's management developed the general terms for a merger in which one share of Senior Preferred Stock would be exchanged for one share of Convertible Preferred Stock (the "1989 Merger"). The Convertible Preferred Stock would pay annual dividends of $0.14 per share, have an initial redemption price of $2.25 per share, full voting rights equal to rights of Common Stock and each share would be convertible into 0.9 shares of Common Stock. On May 1, 1989, the specific terms of the Convertible Preferred Stock and terms of the Merger were unanimously approved by the Company's Board of Directors. On August 23, 1989, a proxy statement that included the terms of the Merger was sent to all holders of Common

Stock and Senior Preferred Stock. On September 26, 1989, the Merger was approved by written consent of at least 66.6% of the holders of Senior Preferred Stock, voting as a single class, and a majority of the holders of Common Stock and Senior Preferred Stock, voting together as a single class.

OPERATIONS IN SEPTEMBER 1989

     During the fall of 1989, the Company was in the process of transitioning from primarily being in the railcar management business to owning and operating short-line railroads.

Transportation Equipment Services Group

     Marketing and Management Services.  The Company marketed and managed rail
     ----------------------------------
transportation equipment on behalf of financial institutions and other owners to railroads and shippers. As of June 30, 1989, the Company managed approximately 3,800 railcars on behalf of sixteen railcar owners, of which 2,200 were owned by a single financial services company, Chrysler Rail Transportation Corporation. For the fiscal year ended June 1989, revenues from marketing and management services were $3.9 million and represented approximately 42% of the Company's total revenues.

     Railcar Repair Operations.  The Company had two railcar repair facilities,
     --------------------------
that were both capable of light, medium and heavy repairs of general service railcars. The facilities were located in York, Pennsylvania and Dyersburg, Tennessee. The Dyersburg facility was opened in August 1988, and replaced the Company's facility previously located in Greenville, Mississippi. The Company's repair facilities serviced over 1,100 railcars in fiscal 1989. Revenues generated by the railcar repair operations in fiscal 1989 were $746,000 or 8% of the Company's total revenues.


RAILROAD GROUP

     The Company owned and operated three short-line railroads, the MPA, Yorkrail, Inc. ("YKR") and the St. Lawrence & Atlantic Railroad Company ("SLR"). At this time the Company was pursuing additional acquisitions of short-line and regional railroad properties.

     MPA.  Located in York, Pennsylvania, MPA owned 26 miles of track.  There
     ----
were approximately 30 shippers that utilized MPA's freight service for in-bound and out-bound loadings. MPA interchanges with the Consolidated Rail Corporation ("Conrail"), CSX Transportation, Inc. ("CSX") and with YKR.

     YKR.  The Company acquired YKR from CSX on February 17, 1989.  YKR consists
     ----
of 16 miles of track in and around York, Pennsylvania. YKR served 23 shippers and had interchanges with CSX and the MPA.

     SLR.  The Company acquired SLR from Canadian National Railways on May 19,
     ----
1989. SLA consists of 163 miles of trackage between Portland, Maine and Norton, Vermont. SLR has interchanges with Canadian National Railway, Maine Central Railroad and the Boston and Maine Railroad. SLA served shippers in the paper, agricultural and distribution service industries.

     The railroad group generated revenues in fiscal 1989 of $3.0 million or approximately 32% of the Company's total revenues.

FINANCIAL REVIEW

     As of September 27, 1989, the Company had audited financial results for its fiscal year ended June 30, 1989. The following table highlights selected financial results for the fiscal year ended June 30, 1989.

                            SELECTED FINANCIAL DATA
                        FISCAL YEAR ENDED JUNE 30, 1989

                                             $ IN THOUSANDS  % OF REVENUE
                                             --------------  ------------
Revenues                                             $7,965
Operating income                                      1,017          12.8
Gain on sale of assets                                  893
Interest income, net                                    215
Income before taxes                                   2,125          26.7
Income tax                                               71
Net income                                            2,054          25.8
Senior preferred dividend                                46
Net income available to holders of Common             2,008          25.2

     During this period, the Company paid a dividend on the Senior Preferred Stock of approximately $20,000. The Company's effective tax rate in 1989 was 3.4% due to the tax benefit of net operating loss carryforwards. Cash generated from operations was retained to fund the working capital needs of the business.

     The table below highlights selected balance sheet data as of June 30, 1989. During the course of the year, the Company made three acquisitions that were financed from existing operations, the sale of assets and the raising of capital through bank borrowings.

                          SELECTED BALANCE SHEET DATA
                              AS OF JUNE 30, 1989

                        $ IN THOUSANDS
                        --------------
Cash                           $ 3,140
Current assets                   5,405
Fixed assets, net               17,010
Total assets                    23,528
Current liabilities              3,125
Total debt                      13,501
Shareholders' equity             7,535
Working capital                  2,280

VALUATION OF THE FAIR MARKET VALUE OF THE CONVERTIBLE PREFERRED STOCK

     FBW has considered several methods to evaluate the fair market value of the Company's Convertible Preferred Stock at its issuance on September 27, 1989. Fair market value is the price at which a willing buyer and a willing seller would conclude a transaction, neither being under the compulsion to conclude a transaction, and both parties having reasonable knowledge of the relevant facts.

     The holders of 100% of the Senior Preferred Stock also own the majority of Common Stock. After reviewing the Company's proxy, which was mailed on August 23, 1989, at least 66.6% of the holders of Senior Preferred Stock provided written consent approving the exchange of their existing shares of Senior Preferred Stock for shares of Convertible Preferred Stock on a one for one basis. Therefore, FBW determined that the 1989 Merger represented a willing buyer and a willing seller transaction, and that both parties had reasonable knowledge of the relevant facts. To determine fair market value we considered the terms of the Convertible Preferred Stock, specifically the conversion terms, and reviewed the Company's historical Common Stock price to calculate the fair market value at issuance (see Exhibit A).

     Recognizing that stock prices may fluctuate daily, FBW also considered the valuation methodology of capitalizing the annual dividend and adding it to the Convertible Preferred Stock redemption value, to support the above analysis.

VALUATION SUMMARY

     The vote to approve the 1989 Merger occurred during the afternoon of September 26, 1989. The closing share price of the Company's Common Stock on September 26, 1989 was $4.5625. Since there was no trading restrictions placed on the Convertible Preferred Stock or the underlying Common Stock issuable upon conversion in the 1989 Merger, the holders of Convertible Preferred Stock could have immediately converted to Common Stock and sold shares in the market the following day. Using the conversion ratio of 0.9 shares of Common Stock for each share of Convertible Preferred Stock, indicates that the market value at issuance was $4.11.

     In support of the above analysis, FBW also considered a valuation methodology of capitalizing the annual dividend and adding it to the Convertible Preferred Stock redemption value. According to the terms of the 1989 Merger, there were 2,033,333 shares of Convertible Preferred Stock issued to the holders of Senior Preferred Stock, with an annual dividend of $0.14 per share and an initial redemption price of $2.25 per share that would decline by $0.05 per year starting in year four and ending in year eight at a redemption price of $2.00 thereafter. Assuming that the agreed upon long-term dividend yield resulting from the 1989 Merger was the market yield for this type of security, FBW capitalized the annual dividend by 7.0%. By adding the long-term redemption value of the Convertible Preferred Stock ($2.00 after September 27, 1997 or approximately $4.1 million) to the value of the capitalized dividends (approximately $4.1 million) and dividing this sum by the Convertible Preferred Stock shares issued, results in a per share value of $4.00 on September 27, 1989.

SUMMARY AND CONCLUSION

 .    The 1989 Merger represented a transaction in which a willing buyer and a willing seller entered into a transaction, with both parties having reasonable knowledge of the relevant facts.

 .    There were no trading restrictions placed on the Convertible Preferred
     Stock or the underlying Common Stock issuable upon conversion that would warrant a market discount at issuance.

 .    The fair market value of a share of Convertible Preferred Stock at issuance was equal to 0.9 shares of Common Stock times the closing Common Stock share price on September 26, 1989 or $4.11 per share.

 .    This value is consistent with the Company's historical stock price thirty days before and after the issue date and is supported by the capitalized dividend valuation method.


                Exhibit A

             Emons Historical Stock Price



   Date          Volume          High       Low    Close

28-Aug-89                 NA       4.1250  3.8750  4.0000

29-Aug-89                500       4.1250  3.8750  4.0000

30-Aug-89                200       4.1250  3.8750  4.0000

31-Aug-89               2200       4.2500  3.8750  4.0625

01-Sep-89               2000       4.3750  4.0000  4.1875

05-Sep-89               5100       4.5000  4.2500  4.3750

06-Sep-89                200       4.5000  4.2500  4.3750

07-Sep-89                100       4.5000  4.2500  4.3750

08-Sep-89                  1       4.5000  4.2500  4.3750

11-Sep-89                200       4.5000  4.2500  4.3750

12-Sep-89               4500       4.5000  4.2500  4.3750

13-Sep-89                200       4.6250  4.2500  4.4375

14-Sep-89                300       4.6250  4.2500  4.4375

15-Sep-89                 NA       4.6250  4.2500  4.4375

18-Sep-89                 NA       4.6250  4.2500  4.4375

19-Sep-89                300       4.6250  4.2500  4.4375

20-Sep-89                 21       4.6250  4.2500  4.4375

21-Sep-89               6000       4.6250  4.3750  4.5000

22-Sep-89                300       4.7500  4.3750  4.5625

25-Sep-89                600       4.7500  4.3750  4.5625

26-Sep-89                 NA       4.7500  4.3750  4.5625

27-Sep-89                400       4.6250  4.3750  4.5000

28-Sep-89               1100       4.7500  4.3750  4.5625

29-Sep-89                200       4.7500  4.3750  4.5625

02-Oct-89                 NA       4.7500  4.3750  4.5625

03-Oct-89                 NA       4.7500  4.3750  4.5625

04-Oct-89                300       4.7500  4.3750  4.5625

05-Oct-89                400       4.7500  4.3750  4.5625

06-Oct-89                 NA       4.7500  4.3750  4.5625

09-Oct-89                 NA       4.7500  4.3750  4.5625

10-Oct-89                400       4.7500  4.3750  4.5625

11-Oct-89                 98       4.7500  4.3750  4.5625

12-Oct-89                 NA       4.7500  4.3750  4.5625

13-Oct-89                 NA       4.7500  4.3750  4.5625

16-Oct-89                  3       4.7500  4.2500  4.5000

17-Oct-89                 65       4.6250  4.2500  4.4375

18-Oct-89                200       4.6250  4.2500  4.4375

19-Oct-89               1100       4.6250  4.2500  4.4375

20-Oct-89                 NA       4.6250  4.2500  4.4375

23-Oct-89                200       4.6250  4.2500  4.4375

24-Oct-89                 NA       4.6250  4.2500  4.4375

25-Oct-89                 NA       4.6250  4.2500  4.4375

26-Oct-89               1400       4.6250  4.2500  4.4375

27-Oct-89                 NA       4.6250  4.2500  4.4375
=========================================================

                                    ANNEX E
                                    -------

           DELAWARE GENERAL CORPORATION LAW (S)262 - APPRAISAL RIGHTS



(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

(1)Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)251, (S)252, (S)254,
(S)257, (S)258, (S)263 and (S)264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or (2) If the merger or consolidation was approved pursuant to (S)228 or (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of this shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington,

Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within

60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                   THIS PROXY IS SOLICITED ON BEHALF OF THE
            BOARD OF DIRECTORS OF EMONS TRANSPORTATION GROUP, INC.


APPROVAL OF PROPOSALS - The Board of Directors recommends a vote "FOR" items 1 to 3.

1. Approval of the Agreement of Merger dated April 25, 1999 between the Company and ETG Merger Corporation, as described more fully in the Statement Soliciting Proxies dated May __, 1999.

[ ]  FOR the Agreement of Merger          [ ] AGAINST the Agreement of Merger     [ ] ABSTAIN from voting on the Agreement of Merger
-----------------------------------------------------------------------------------------------------------------------------------

2. Approval of the Common Stock Charter Amendment to Section I of Article FOURTH of the Certificate of Incorporation, as described more fully in the Statement Soliciting Proxies dated May __, 1999.

[ ] FOR the Common Stock Charter          [ ] AGAINST the Common Stock Charter    [ ] ABSTAIN from voting on the Common Stock
    Amendment                                 Amendment                               Charter Amendment
------------------------------------------------------------------------------------------------------------------------------------

3. Approval of the Preferred Stock Charter Amendment to Section I of Article FOURTH of the Certificate of Incorporation, as described more fully in the Statement Soliciting Proxies dated May __, 1999.

[ ] FOR the Preferred Stock               [ ] AGAINST the Preferred Stock Charter   [ ] ABSTAIN from voting on the Preferred Stock
    Charter Amendment                         Amendment                                 Charter Amendment
-----------------------------------------------------------------------------------------------------------------------------------

AUTHORIZATION FOR DISCRETIONARY VOTE BY APPOINTED PERSONS UPON ANY ADJOURNMENT OF SPECIAL MEETING

4. Authorization to vote in their discretion upon any adjournment of the Special Meeting.

[ ] FOR authorization to vote in          [ ] AGAINST authorization to vote in       [ ] ABSTAIN from granting authorization to vote
    their discretion upon any                 their discretion upon any adjournment      in their discretion upon any adjournment of
    adjournment of the Special                of the Special Meeting                     the Special Meeting
    Meeting
-----------------------------------------------------------------------------------------------------------------------------

DISCRETIONARY VOTE UPON OTHER BUSINESS

5. In their discretion upon such other business that may properly come before the Special Meeting (other than upon any adjournment of such Special Meeting).

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATION, THE PROXY WILL BE VOTED "FOR" EACH ITEM 1 TO 4 AND THE AUTHORITY PROVIDED BY ITEM 5 WILL BE DEEMED GRANTED.

   PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                        EMONS TRANSPORTATION GROUP, INC.
                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                                 June 23, 1999

   The undersigned hereby appoints Robert Grossman and Scott F. Ziegler, or either of them, with power of substitution, attorneys and proxies to represent the undersigned at the Special Meeting of Stockholders of EMONS TRANSPORTATION GROUP, INC., to be held on June 23, 1999, or at any adjournment thereof, to vote all shares of Common Stock as designated below and upon such other business that may properly come before the meeting.


                              Date:______________________________________, 1999

                              _________________________________________________
                                       Signature

                              _________________________________________________
                                   Signature if held jointly

                               Please sign exactly as your name appears herein.

                               When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.